UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nationwide Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Nationwide Financial Services, Inc. (the “Company”) Class A common stock, par value $0.01 per share (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 50,135,662.79*

* Pursuant to the Agreement and Plan of Merger, dated as of August 6, 2008, among the Company, Nationwide Mutual Insurance Company (“NWM”), Nationwide Corporation (“NWC”) and NWM Merger Sub, Inc. (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), shares of Common Stock owned by NWM, NWC, Nationwide Mutual Fire Insurance Company, Merger Sub, the Company and any wholly owned subsidiary of the Company at the effective time of the Merger are to be cancelled without any consideration payable therefor. Accordingly, the aggregate number of securities to which the transaction applies excludes the anticipated number of such shares.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $2,478,894,946.20, which is the sum of (a) the product of (i) the 46,154,903 shares of Common Stock that are proposed to be converted into the right to receive the merger consideration, and (ii) the merger consideration of $52.25 per share of Common Stock, plus (b) the product of (i) 3,855,671, the number of shares of Common Stock underlying certain options to purchase such shares at a per-share exercise price of less than $52.25 and (ii) the amount by which the per-share merger consideration of $52.25 exceeds the $36.49 per share weighted average exercise price of such options, plus (c) the product of (i) 2,725.50, the number of certain shares of restricted Common Stock; 41,437, the number of deferred stock units and 80,926.294, the number of stock index units and (ii) the per-share merger consideration of $52.25. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by 0.00003930.

(4)	Proposed maximum aggregate value of transaction: $2,478,894,946.20

(5)	Total fee paid: $97,420.57

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NATIONWIDE FINANCIAL SERVICES, INC.

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

                    , 2008

To the shareholders of Nationwide Financial Services, Inc.:

You are cordially invited to attend a special meeting of the shareholders of Nationwide Financial Services, Inc., which we sometimes refer to as the “company,” to be held on                     , 2008 at      a.m., local time, at One Nationwide Plaza, Columbus, Ohio.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 6, 2008, which we refer to as the merger agreement, among the company, Nationwide Mutual Insurance Company, or “NWM,” Nationwide Corporation, or “NWC” and NWM Merger Sub, Inc., or “Merger Sub.” The merger agreement is attached as Annex A to the enclosed proxy statement.

The merger agreement provides for the merger of Merger Sub with and into the company, with the company continuing as the surviving corporation in the merger.

If the merger is completed, each share of our Class A common stock outstanding at the effective time of the merger (other than any shares held by NWM, NWC and Nationwide Mutual Fire Insurance Company, which we refer to collectively as “Nationwide,” Merger Sub, the company and any of our wholly owned subsidiaries, shares subject to certain company benefit plans and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be cancelled and converted into the right to receive $52.25 in cash, without interest and subject to tax withholding. As a result of the merger, we will be privately held and wholly owned by NWC.

To evaluate the proposed acquisition by NWC of all of the outstanding shares of our Class A common stock not already owned by it, our board of directors, which we refer to as the “board,” formed a special committee of independent directors not affiliated with Nationwide or its affiliates, which we refer to as the “special committee,” consisting of Joseph A. Alutto, James G. Brocksmith, Jr. and Gerald D. Prothro. In its evaluation of the merger and the merger agreement, the special committee considered the opinion of its financial advisor, Lazard Frères & Co. LLC, or “Lazard,” to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration of $52.25 per share in cash, without interest and subject to tax withholding, to be received by shareholders of the company (other than Nationwide, Merger Sub, the company and its wholly owned subsidiaries) in the merger was fair, from a financial point of view, to such shareholders. The Lazard fairness opinion is attached as Annex B to the enclosed proxy statement. The board, acting in part on the recommendation of the special committee, has, by the unanimous vote of its members who are not affiliated with Nationwide, who we refer to as the “unaffiliated directors,” adopted a resolution approving and adopting the merger agreement.

Both the special committee and our board have determined that the merger and the merger agreement are advisable, fair to and in the best interests of our unaffiliated shareholders. Therefore, acting in part on the recommendation of the special committee, our board recommends that you vote “FOR” the adoption of the merger agreement.

The merger cannot occur unless the merger agreement is adopted by the affirmative vote of holders of a majority of the outstanding voting power of our common stock, voting together without regard to class. We have two classes of common stock, Class A common stock and Class B common stock. NWC holds no shares of Class A common stock but owns all of the outstanding Class B common stock, which represents approximately 95.2% of the combined voting power of the company. NWM and NWC have agreed to vote, or cause to be voted, all shares of our Class A common stock and Class B common stock owned by them, or with respect to which they have the power to cause to be voted, in favor of the proposal to adopt the merger agreement. This agreement ensures that the merger agreement will be adopted by the holders of a majority of the outstanding voting power of our common stock.

Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares. You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to our corporate secretary, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow the directions you received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. The failure to vote will have the same effect as a vote against the adoption of the merger agreement. If you do not vote in favor of the proposal to adopt the merger agreement and you fulfill other procedural requirements that are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including information incorporated by reference and included in annexes.

Thomas E. Barnes

Senior Vice President—Corporate Secretary and Governance Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated                     , 2008 and is first being mailed to shareholders on or about                     , 2008.

NATIONWIDE FINANCIAL SERVICES, INC.

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD                     , 2008

To the shareholders of Nationwide Financial Services, Inc.:

We will hold a special meeting of shareholders of Nationwide Financial Services, Inc., which we refer to as the “company,” on                     , 2008 at      a.m., local time, at One Nationwide Plaza, Columbus, Ohio. The purpose of the meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 6, 2008, among Nationwide Mutual Insurance Company, Nationwide Corporation, NWM Merger Sub, Inc. and the company.

We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. We have attached a copy of the merger agreement as Annex A to the proxy statement. The record date to determine who is entitled to vote at the special meeting is                     , 2008. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

Your vote is important. To make sure your shares are represented at the special meeting, you should, as soon as possible, complete, sign, date and return the enclosed proxy card or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. If your shares are held in “street name,” by a broker, nominee, fiduciary or other custodian, follow the directions you received from the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares. You retain the right to revoke the proxy at any time before it is actually voted by giving notice in writing to our corporate secretary, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. If you have instructed a broker, nominee, fiduciary or other custodian to vote your shares, you must follow the directions you received from the broker, nominee, fiduciary or other custodian to change or revoke your voting instructions. The failure to vote will have the same effect as a vote against the merger agreement. NWM and NWC have agreed in the merger agreement to vote, or cause to be voted, all shares of our common stock owned by them, or with respect to which they have the power to cause to be voted, in favor of the proposal to adopt the merger agreement. Therefore, because the shares held by NWM and NWC represent approximately 95.2% of the combined voting power of the company, the merger agreement will be approved at the special meeting. If you do not vote in favor of adoption of the merger agreement and you fulfill other procedural requirements that are summarized in the accompanying proxy statement, Delaware law entitles you to a judicial appraisal of the fair value of your shares.

By order of our board of directors,

Thomas E. Barnes

Senior Vice President—Corporate Secretary and Governance Officer

Columbus, Ohio

                    , 2008

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope as soon as possible. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions you received from the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares as soon as possible.

i

ii

SUMMARY TERM SHEET

We are asking you to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 6, 2008, which is referred to in this proxy statement as the merger agreement, among Nationwide Mutual Insurance Company, or “NWM,” Nationwide Corporation, or “NWC,” NWM Merger Sub, Inc., or “Merger Sub” and Nationwide Financial Services, Inc., or the “company.” The merger agreement provides for the merger of Merger Sub with and into the company. We will be the surviving corporation in the merger, and, immediately following the merger, NWC will have direct ownership of all of our outstanding capital stock. This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. We urge you to carefully read this proxy statement in its entirety, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION,” beginning on page 124. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

Parties Involved in the Proposed Transaction (page 77)

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Nationwide Financial Services, Inc. We were incorporated in Delaware in November 1996 and maintain our principal executive offices in Columbus, Ohio. We are the holding company for a group of companies, including Nationwide Life Insurance Company, that comprise our domestic life insurance and retirement savings operations. We are a leading provider of long term savings and retirement products in the United States of America. We also provide a wide range of banking products and services through Nationwide Bank and mutual funds through Nationwide Funds Group.

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Nationwide Mutual Insurance Company. NWM was chartered in the State of Ohio in 1925 as the Farm Bureau Mutual Automobile Insurance Company and adopted its present name in 1955. NWM maintains its principal executive offices in Columbus, Ohio. NWM is the controlling company of the Nationwide enterprise, an insurance and financial services organization.

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Nationwide Corporation. NWC is a subsidiary of NWM and Nationwide Mutual Fire Insurance Company and was incorporated in Ohio in 1947. NWC serves as a holding company for certain of the entities in the Nationwide enterprise. NWC owns all of the outstanding company Class B common stock, par value $0.01 per share, referred to as “Class B common stock,” which represents approximately 66.3% of the equity ownership of the company and 95.2% of the combined voting power of company shareholders.

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NWM Merger Sub, Inc. NWC organized Merger Sub, a newly formed Delaware corporation and a wholly owned subsidiary of NWC, for the sole purpose of facilitating the merger. Merger Sub has had no historic operations and its corporate existence will cease upon consummation of the merger.

The Special Meeting (page 75)

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Matters to be Considered (page 75). At the special meeting and any adjournments or postponements of the special meeting, shareholders will consider and vote upon a proposal to adopt the merger agreement.

¿	Date, Time, Place (page 75). We will hold the special meeting on , 2008 at a.m., local time, at One Nationwide Plaza, Columbus, Ohio.

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Record Date and Quorum (page 75). We have fixed                     , 2008 as the record date for the special meeting. Only holders of record of our Class A common stock, par value $0.01, referred to as “Class A common stock,” and Class B common stock, collectively referred to as “company common stock” or “common stock,” as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of our common stock outstanding on the record date will constitute a quorum, permitting us to conduct our business at the special meeting.

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Required Vote and Voting Rights (page 75). Shareholder adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding voting power of our common stock, voting together without regard to class. Holders of our Class A common stock will be entitled to cast one vote for each share of Class A common stock standing in the holder’s name. NWC owns 100,000 shares of our Class A common stock. Holders of our Class B common stock will be entitled to cast ten votes for each share of Class B common stock standing in the holder’s name. NWC owns all of our outstanding Class B common stock, which represents approximately 95.2% of the combined voting power of the company. NWC has agreed to vote, or cause to be voted, all shares of common stock owned by NWC or with respect to which NWC has the power to cause to be voted, in favor of the proposal to adopt the merger agreement. This agreement by NWC ensures that the merger agreement will be adopted by the holders of a majority of the outstanding voting power of the holders of the common stock, as required by Delaware law. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the merger.

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How Shares are Voted (page 76). You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the self-addressed, postage pre-paid envelope that you received or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If a broker, nominee, fiduciary or other custodian holds your shares of record in “street name,” and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

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Revocation of Proxies (page 76). You may revoke your proxy at any time before it is actually voted by giving notice in writing to our corporate secretary, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Structure of the Transaction (page 9)

The proposed transaction is a merger of Merger Sub with and into the company, with the company continuing as the surviving corporation following the merger.

The Merger. After the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

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all shares of our common stock held by NWM, NWC and Nationwide Mutual Fire Insurance Company, which we refer to collectively as “Nationwide,” Merger Sub, the company and any of our wholly owned subsidiaries will no longer be outstanding and will automatically be cancelled, without consideration, and will cease to exist as of the effective time of the merger;

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at the effective time of the merger, each outstanding option to acquire our common stock issued under a company stock option plan will automatically be cancelled and converted into the right to receive, as soon as practicable following the effective time but no later than five business days thereafter, a lump sum cash payment, without interest and subject to tax withholding by NWC and the surviving corporation, equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $52.25 over the per-share exercise price of such stock option;

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each outstanding unvested share of restricted common stock issued pursuant to the Fourth Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Plan, which we refer to as the “LTEP,” will, at the effective time, be vested and no longer subject to restrictions, and will be converted into the right to receive $52.25 in cash, without interest and subject to tax withholding;

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each deferred stock unit issued to a director of the company under the Nationwide Financial Services, Inc. Second Amended and Restated Stock Retainer Plan for Non-Employee Directors, which we refer to as the “director stock plan,” will automatically be cancelled and converted, as of the effective time of the merger, into the right to receive an amount equal to the merger consideration of $52.25 per unit. We will hold this amount for each such director in an account established for the director under Board of Directors Deferred Compensation Plan, which we refer to as the “directors deferred compensation plan”;

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amounts held in the account of any employee under the Nationwide Officer Deferred Compensation Plan or the Nationwide Associate Deferred Compensation Plan, which we refer to as the “deferred compensation plans,” that are deemed to be invested in our common stock will automatically be converted at the effective time of the merger into an amount equal to the merger consideration of $52.25 multiplied by the number of shares of our common stock, including fractional shares, that are deemed to be held in such employee’s account;

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each other share of our common stock issued and outstanding immediately before the effective time of the merger, other than any share as to which a dissenting shareholder has perfected and not withdrawn appraisal rights under Delaware law, will be converted into the right to receive $52.25 in cash, without interest and subject to tax withholding; and

¿	each share of Merger Sub common stock will be converted into one share of common stock of the surviving corporation in the merger.

Purpose and Reasons for the Merger (page 10)

Our purpose in undertaking the merger is to allow our shareholders (other than Nationwide and its affiliates), to realize the value of their investment in the company in cash at a $52.25 per share price. This price represents an approximately 38% premium to the $37.93 closing market price of our common stock on the New York Stock Exchange as of March 7, 2008, the last trading day prior to the disclosure of Nationwide’s original proposal to acquire 100% ownership of the company, and an increase of approximately 11% over Nationwide’s original proposal. Given our belief that declines in the stock prices of financial services businesses similar to the company and the weakness of the financial and credit markets are likely to last for an extended period of time, we believe that the $52.25 per share price is likely higher than the price at which our Class A common stock would trade in the foreseeable future (absent the offer from NWM).

The purpose of NWM, NWC and Merger Sub for engaging in the merger is to increase NWM’s and its subsidiaries’ ownership of our common stock from their current position of approximately 66.3% of the outstanding shares to 100%. Upon completion of the merger, we will become a privately held company wholly owned by NWC.

Certain Effects of the Merger (page 55)

Among other results of the merger, our unaffiliated shareholders will no longer be shareholders of the company and will not participate in any of our future earnings or growth. NWM will own, directly or indirectly, all of our outstanding shares. Following the merger, our common stock will no longer be publicly traded.

Our Position as to the Fairness of the Merger; Recommendations of the Special Committee and our Board     (page 30)

Because certain members of our board have actual or potential conflicts of interest in evaluating the merger, the board appointed a special committee of independent directors not affiliated with Nationwide or its affiliates, which we refer to as the special committee, consisting of Joseph A. Alutto, James G. Brocksmith, Jr. and Gerald D. Prothro, to evaluate the merger and the merger agreement and make a recommendation to our board with respect to the merger.

Both the special committee and our board, after careful consideration of numerous factors, have determined that the merger agreement and the merger are advisable, substantively and procedurally fair to and in the best interests of our unaffiliated shareholders.

Acting in part on the recommendation of the special committee (which recommendation the board expressly adopted), the board has, by the unanimous vote of its members who are not affiliated with Nationwide, who we refer to as the “unaffiliated directors,” adopted a resolution adopting the merger agreement and the merger. The board, based in part on the recommendation of the special committee, recommends that our shareholders vote for the proposal to adopt the merger agreement.

Opinion of Financial Advisor to the Special Committee (page 33)

Lazard Frères & Co. LLC, or “Lazard,” was engaged by the special committee to act as its financial advisor in connection with the merger. Lazard has delivered an opinion to the special committee to the effect that, based on and subject to the assumptions, limitations and qualifications set forth in the opinion, as of the date of the opinion the consideration our shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will receive in the merger is fair, from a financial point of view, to such shareholders. Lazard authorized the special committee to share the opinion with the unaffiliated directors, who were not on the special committee, and confirmed that those unaffiliated directors could take its opinion into consideration in their evaluation of the merger. We have included the full text of Lazard’s written opinion in this proxy statement as Annex B. You should read the opinion carefully in its entirety.

In connection with Lazard’s services as the special committee’s investment banker, the company agreed to pay Lazard a formula based fee currently estimated to aggregate approximately $7.6 million, of which $2.7 million is not contingent upon the consummation of the merger. The company has also agreed to reimburse Lazard for all expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

Position of NWM, NWC and Merger Sub as to the Fairness of the Merger (page 28)

NWM, NWC and Merger Sub believe that the merger is substantively and procedurally fair to our unaffiliated shareholders. In arriving at their position as to the fairness of the merger, NWM, NWC and Merger Sub considered the factors discussed in the section entitled “SPECIAL FACTORS—Position of NWM, NWC and Merger Sub as to the Fairness of the Merger to Our Unaffiliated Shareholders.”

Interests of Certain Persons in the Merger (page 57)

In considering the recommendation of the board, you should be aware that certain of our officers and directors and NWM and its subsidiaries have interests in the transaction that are different from, or are in addition to, the interests of our unaffiliated shareholders generally. The special committee and our board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS—Interests of Certain Persons in the Merger,” include the following:

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certain members of our board are affiliated with NWM and its subsidiaries and have actual or potential conflicts of interest in evaluating the merger; however, none of the members of our board who are affiliated with NWM were involved in the negotiation or approval of the merger agreement or the merger;

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Mr. Jurgensen is our chief executive officer and a member of our board, and is the chief executive officer of NWM and a member of NWM’s board. Upon consummation of the merger, it is anticipated that Mr. Jurgensen will continue in the position of our chief executive officer; however, Mr. Jurgensen was not involved in the negotiation or approval of the merger agreement or the merger;

¿	each member of management and our board who holds a stock option at the effective time of the merger issued under the LTEP will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $52.25 over the per-share exercise price of such stock option, without interest and subject to tax withholding;

¿	each member of management who holds restricted common stock will, at the effective time, have the right to receive $52.25 in cash for each share, without interest and subject to tax withholding;

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amounts held in the account of any member of management or the board under the deferred compensation plans that are deemed to be invested in our common stock will automatically be converted, as of the effective time of the merger, into an amount equal to the merger consideration of $52.25 multiplied by the number of shares of our common stock, including fractional shares, that are deemed to be held in such account;

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each deferred stock unit issued to one of our directors under the director stock plan will automatically be cancelled and converted as of the effective time into the right to receive an amount equal to the merger consideration of $52.25 per unit, which amount we will hold for each individual director in an account established for the director under the directors deferred compensation plan;

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the merger agreement provides that following the merger, for a period of not less than six years, NWM will provide our directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time that is no less favorable than the existing policy;

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the merger agreement provides that, from and after the effective time of the merger, the surviving corporation will indemnify each of our and our subsidiaries’ present and former officers and directors against all costs paid in connection with any claim based on the fact that such individual is or was our or one of our subsidiaries’ officer or director and arising out of or pertaining to any action or omission occurring at or before the effective time of the merger; and

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each member of the special committee received a monthly cash retainer in the amount of $8,333.33. The fees were payable without regard to whether the special committee ultimately recommended adoption of the merger agreement or whether the merger is consummated. The members of the special committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the special committee.

The company’s directors (including the special committee members) and the executive officers will receive the following compensation in connection with the merger:

Position	Number of Shares Beneficially Owned	Number of Options to be Cashed Out	Number of Restricted Shares to be Cashed Out	Number of Deferred Stock Units or NFS Stock Index to be Cashed Out	Cash Payout for Units	Aggregate Compensation for Service on Special Committee	Total Cash Payments Upon Completion of the Merger	Present Value of Accumulated Pension Benefits
Directors, including Members of Special Committee	1,331,374.871	1,153,791	0	56,704	$2,962,784	—	$33,550,977.70	$1,661,092

Members of the Special Committee	75,522.07	53,036	0	11,301	$590,477.25	$274,999.77	$2,711,188.93	—

Executive Officers	1,416,565.337	1,192,985	1,998	38,221.5	$1,997,073.38	—	$34,650,956.03	$4,487,817

No Solicitation (page 87)

We have agreed that we will not, nor will we permit or authorize any of our subsidiaries or representatives to:

(i)	directly or indirectly solicit, initiate or knowingly encourage any takeover proposal;

(ii)

directly or indirectly participate in any discussions or negotiations with, or furnish any non-public information or data relating to us or our subsidiaries to, any third party in connection with any takeover proposal or knowingly take any other action to facilitate any other inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any takeover proposal; or

(iii)	except as described below, enter into any agreement with respect to any takeover proposal or approve or resolve to approve any takeover proposal. However, we, our board or the special committee are not prohibited from: (A) taking and disclosing to our shareholders a position with respect to a tender or exchange offer by a third party pursuant to, or otherwise complying with, Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”; or (B) making any such disclosure to our shareholders if our board or the special committee determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to result in a violation of our board’s or special committee’s exercise of its fiduciary duties to our shareholders, or if such disclosure is otherwise required under applicable law.

From execution of the merger agreement, we have agreed that we will, and we will use our reasonable best efforts to cause our representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the execution of the merger agreement with respect to any takeover proposal.

Before we obtain shareholder approval, however, we may, in response to an unsolicited takeover proposal that we receive which did not result from a breach of the no solicitation covenant and which the special committee determines in good faith, after consultation with outside counsel and financial advisors, is or may reasonably lead to a superior proposal, furnish information concerning our business, properties or assets to any person or group making such takeover proposal. In such a case, we may also negotiate and participate in discussions and negotiations with such person or group concerning a takeover proposal if such person or group has submitted a superior proposal that is pending at the time we determine to take such action if, and only to the extent that and so long as: (i) we and our subsidiaries are otherwise in compliance with the merger agreement and receive an executed confidentiality agreement; and (ii) we keep NWC informed of the status and details of any such discussions or negotiation.

Except as described below, neither our board nor any committee thereof, including the special committee, will: (i) approve or recommend, or propose to approve or recommend, any takeover proposal; (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any takeover proposal; or (iii) withdraw or modify in a manner adverse to NWC or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to NWC or Merger Sub, the approval or recommendation by our board and the special committee of the merger agreement or the merger. Notwithstanding the foregoing, before shareholder approval is obtained, the special committee and the board may approve or recommend a superior proposal if at least three business days will have passed following NWC’s receipt of written notice from the company advising NWC that the company has received such a superior proposal that it intends to approve or recommend, specifying all material terms and conditions of such superior proposal (including the identity of the person making the superior proposal and a copy of any proposed agreements with respect thereto), and NWC does not make an offer that the special committee will have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, has caused such takeover proposal to cease constituting a superior proposal. Additionally, if prior to the shareholder approval date the special committee or our board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with the special committee’s or our board’s exercise of its fiduciary duties to the holders of shares of our Class A common stock, the special committee and our board may each withdraw or modify its recommendation of the merger and the merger agreement.

Conditions to Completion of the Merger (page 94)

The obligations of the company and NWM, NWC and Merger Sub to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including conditions relating to, among other things:

¿	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding voting power of our common stock, voting together without regard to class;

¿

the absence of any order issued by any court or other legal restraint in effect that prevents the consummation of the merger and of any law enacted, entered or enforced that prevents or prohibits the consummation of the merger;

¿

obtaining the necessary prior approval of the Ohio Department of Insurance of the capital contributions to NWC that NWM and its affiliates intend to make in connection with the financing of the transactions contemplated by the merger agreement;

¿	the accuracy of the parties’ representations and warranties under the merger agreement;

¿	performance by the parties of their obligations under the merger agreement; and

¿

receipt by the parties of an officer’s certificate, dated as of the closing date, to evidence satisfaction of the conditions regarding representations and warranties and performance obligations of the parties.

Termination of the Merger Agreement (page 95)

The merger agreement may be terminated in the following ways:

¿	by mutual written consent authorized by the special committee and NWC at any time prior to the effective time of the merger;

¿

by NWC or the company if the effective time of the merger will not have occurred on or before the nine-month anniversary of the execution of the merger agreement, which we refer to as the “outside date”; however, a party that has materially breached a representation, warranty or covenant set forth in the merger agreement and has not cured such breach by the outside date will not be entitled to exercise its right to terminate, and if, on the outside date, the condition to the closing regarding governmental consents has not been fulfilled but all other conditions to the closing either have been fulfilled or are then capable of being fulfilled, then the outside date will, without any action on the part of the parties, be extended to the one-year anniversary of the merger agreement, and such date will become the outside date for purposes of the merger agreement;

¿

by NWC or us, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger will have become final and nonappealable, provided that the terminating party has performed its obligations under the merger agreement;

¿	by NWC or us if, upon a vote at a duly held meeting of our shareholders, shareholder adoption of the merger agreement is not obtained, as contemplated by the merger agreement;

¿

by NWC, (i) upon a material breach by us or any of our subsidiaries of certain limitations regarding the solicitation of competing transactions, which are described in this proxy statement under the heading “No Solicitation,” or (ii) upon a breach of any other representation, warranty, covenant or agreement on our part set forth in the merger agreement, or if any representation or warranty of the company will have become untrue, in either case, such that certain conditions set forth in the merger agreement would be incapable of being satisfied by the outside date;

¿

by NWC, if (i) prior to the adoption of the merger agreement at our shareholder meeting, our board or the special committee withdraws or modifies our recommendation or the special committee recommendation, as the case may be, in any manner adverse to NWC, or (ii) our board or the special committee, as the case may be, resolves to make such a withdrawal or modification;

¿

by us, upon a breach of any representation, warranty, covenant or agreement on the part of NWM, NWC or Merger Sub set forth in the merger agreement, or if any representation or warranty of NWC, NWM or Merger Sub becomes untrue, in either case such that certain conditions set forth in the merger agreement would be incapable of being satisfied by the outside date; or

¿

by us, if our board or the special committee will have (i) otherwise fully complied with the terms of the merger agreement, including pursuant to the section of the merger agreement entitled “No Solicitation,” including without limitation the notice required therein, and (ii) approved or recommended a superior proposal.

Litigation Related to the Merger (page 61)

Subsequent to our announcement of the merger proposal, a number of substantially similar complaints, which we collectively refer to as the “shareholder actions,” each purportedly on behalf of a class of holders of our Class A common stock, were filed against NWM, the company and each member of the board of directors of the company as defendants, including the members of the special committee, in three separate courts: the Court of Common Pleas for Franklin County, Ohio; the U.S. District Court for the Southern District of Ohio; and the Court of Chancery of the State of Delaware. The shareholder actions challenged the merger proposal, alleging, among other things, that the defendants breached their fiduciary duties to the holders of our Class A common stock, that the special committee was not independent, and that the consideration that the holders of our Class A common stock would receive under the merger agreement was grossly inadequate and unfair. The defendants deny any and all liability in the shareholder actions. Nonetheless, the defendants considered it desirable that the shareholder actions be settled, primarily to avoid the substantial burden, expense, inconvenience and distraction of continued litigation and to fully and finally resolve all claims that were or could have been brought in the shareholder actions.

On August 6, 2008, the counsel to the defendants and the counsel to the plaintiffs entered into a memorandum of understanding, which we refer to as the “MOU,” with regard to the settlement of the shareholder actions. The settlement contemplated by the MOU is subject to confirmatory discovery, execution of a definitive settlement agreement and subsequent judicial approval. The settlement contemplated by the MOU is conditioned upon the consummation of NWM’s acquisition by merger of our Class A common stock for $52.25 per share in cash. The MOU provides, among other things, (i) NWM’s acknowledgement that the pendency and prosecution of the shareholder actions were contributing factors, among others, in NWM’s determination to make a higher per share merger proposal to us as compared to its original proposal, (ii) that NWM will pay for the costs of providing notice of the settlement and any attorneys’ fees and expenses awarded to counsel for plaintiffs in the shareholder actions, and (iii) that in no event will such costs, attorneys’ fees and expenses be deducted from the $52.25 per share merger consideration payable to the holders of our Class A common stock. The MOU provides for a complete release of all claims against the defendants, other than appraisal claims to the extent permitted under Delaware law by holders of Class A common stock.

Federal Income Tax Consequences (page 62)

The receipt of cash for shares of our common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, a U.S. holder who surrenders shares of our common stock for cash in the merger will recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. For information about what constitutes a “U.S. holder,” please see the definition in the “SPECIAL FACTORS—Federal Income Tax Consequences” section beginning on page 62. If the U.S. holder holds our common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the U.S. holder has held the shares for more than one year, any gain or loss should generally be a long term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Appraisal Rights (page 64)

If you do not vote in favor of adoption of the merger agreement and you fulfill other procedural requirements, Delaware law entitles you to a judicial appraisal of the fair value of your shares. See “SPECIAL FACTORS—Appraisal Rights.”

SPECIAL FACTORS

Structure of the Transaction

The proposed transaction is a merger of Merger Sub with and into the company, with the company continuing as the surviving corporation in the merger.

The principal steps that will accomplish the merger are as follows:

The Merger. Following the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

¿

all shares of our common stock held by Nationwide, Merger Sub, the company and any of our wholly owned subsidiaries will no longer be outstanding, will automatically be cancelled, without consideration, and will cease to exist as of the effective time;

¿

at the effective time of the merger, each outstanding option to acquire our common stock issued under a company stock option plan will automatically be cancelled and converted into the right to receive, as soon as practicable following the effective time but no later than five business days thereafter, a lump sum cash payment, without interest and subject to tax withholding by NWC and the surviving corporation, equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $52.25 over the per-share exercise price of such stock option;

¿

each outstanding unvested restricted share will, at the effective time, be vested and no longer subject to restrictions, and will be converted into the right to receive $52.25 in cash, without interest and subject to tax withholding;

¿

each deferred stock unit issued to one of our directors under the director stock plan will automatically be cancelled and converted as of the effective time into the right to receive an amount equal to the merger consideration of $52.25, which amount we will hold for each such director in an account established for the director under the directors deferred compensation plan;

¿

amounts held in the account of any employee under the deferred compensation plans that are deemed to be invested in our common stock will automatically be converted as of the effective time into an amount equal to the merger consideration of $52.25 multiplied by the number of shares of our common stock, including fractional shares, that are deemed to be held in such employee’s account;

¿

each other share of our common stock issued and outstanding immediately before the effective time of the merger, other than any share as to which a dissenting shareholder has perfected and not withdrawn appraisal rights under Delaware law, will be converted into the right to receive $52.25 in cash, without interest and subject to tax withholding; and

¿	each share of Merger Sub common stock will be converted into one share of common stock of the surviving corporation in the merger.

As a result of the merger:

¿	our certificate of incorporation will be amended to read in its entirety in the form attached as Exhibit A to the merger agreement;

¿	our bylaws will be amended to read in their entirety in the form attached as Exhibit B to the merger agreement;

¿	our unaffiliated shareholders will no longer be shareholders of the company and will not participate in our future earnings or growth;

¿	NWC will own, directly or indirectly, all of our outstanding shares;

¿

shares of our common stock will no longer be listed on the New York Stock Exchange, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available; and

¿

the registration of our common stock under the Exchange Act will terminate. As a result of contractual commitments entered into in connection with the issuance of our 6.75% Fixed-To-Floating Rate Junior Subordinated Notes, we expect to continue filing annual and quarterly reports with the Securities and Exchange Commission after the merger as long as those commitments remain in effect. We will cease filing proxy statements with the Securities and Exchange Commission following closing.

Our Board of Directors. Our board, after the completion of the merger, will initially consist of the directors of Merger Sub at the effective time of the merger.

For additional details regarding the merger and interests of NWC in the transaction, see “SPECIAL FACTORS—Interests of Certain Persons in the Merger” and “THE MERGER AGREEMENT.”

Purpose and Reasons for the Merger

Our Purposes and Reasons for the Merger

Our purpose in undertaking the merger is to allow our unaffiliated shareholders to realize the value of their investment in us in cash at a $52.25 per share price. This price represents an approximately 38% premium to the $37.93 market price of our common stock on March 7, 2008, the last trading day prior to the disclosure of Nationwide’s original proposal to acquire 100% ownership of the company, and an increase of approximately 11% over Nationwide’s original proposal. Given our belief that declines in the stock prices of financial services businesses similar to the company and the weakness of the financial and credit markets are likely to last for an extended period of time, we believe that the $52.25 per share price is likely higher than the price at which our Class A common stock would trade in the foreseeable future (absent the offer from NWM).

NWM’s, NWC’s and Merger Sub’s Purposes and Reasons for the Merger

Under Rule 13e-3 of the Exchange Act, NWM, NWC and Merger Sub are required to express their reasons for the merger to our unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. NWM, NWC and Merger Sub are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

As part of their ordinary course of operations, NWM and its subsidiaries, including NWC, continuously consider strategic opportunities and alternatives for their portfolio of businesses. For NWM, NWC and Merger Sub, the primary purpose for the merger is to increase NWC’s ownership of our common stock from the current position of approximately 66.3% of the outstanding shares to 100%. NWC and Merger Sub will achieve this purpose by way of the merger of Merger Sub with and into the company, pursuant to which all of the shares of our Class A common stock not already owned by NWC will be cancelled in exchange for $52.25 per share in cash, without interest and subject to tax withholding, so that we can operate as a wholly owned and privately held company by NWC. NWC and Merger Sub believe that structuring the transaction in such manner will enable NWC to acquire all of our outstanding shares and, at the same time, represents an opportunity for our shareholders (other than Nationwide and its affiliates) to monetize their investment at a fair cash value. NWC will benefit from any of our future earnings and growth after the merger, and NWC will bear the risk of its investment in the company. Our unaffiliated shareholders will not benefit from our future earnings and growth after the merger, and they will not bear the risk of investment in the company. For federal income tax consequences of the transaction for our unaffiliated shareholders you should read the “SPECIAL FACTORS—Federal Income Tax Consequences” section of this proxy statement.

Early in the process, Nationwide considered several potential options for deploying excess capital and the potential benefits and challenges associated with each option. Options that were discussed included additional investments in existing Nationwide businesses other than the company, acquisitions of third-party businesses, a potential opportunity to reinsure liabilities for the purpose of eliminating enterprise risk and the potential acquisition by NWM of the publicly held shares of our common stock. After considering all of these options, NWM management believed that the acquisition of the publicly held shares of our common stock could result in strategic, operational and financial benefits that would exceed the benefits that could be obtained by Nationwide from the other options, particularly when the execution risk of the other options was taken into account. Accordingly, Nationwide dismissed the options described above and decided to pursue a purchase of our publicly held common shares.

Nationwide initially considered acquiring less than all of our publicly held common shares, but dismissed this alternative due to its conclusion that it would prefer to own all of our common stock in order to eliminate the cost and expense associated with remaining a publicly traded company. After concluding that it would prefer to own all of our common stock, Nationwide considered whether to make a cash tender offer to unaffiliated shareholders. Nationwide dismissed a tender offer transaction because it concluded that structuring the transaction as a merger would allow for a more prompt and orderly transfer of ownership of the shares in a single step, while avoiding potential uncertainty that could arise if an insufficient number of our shares were tendered to permit the execution of a back-end short-form merger as the second step of a tender offer transaction. Nationwide did not consider other alternatives to acquire the remaining shares of our common stock.

NWC believes that acquiring ownership of all of the outstanding stock of the company will create opportunities that include: more unified alignment of customer centric strategies; enhanced capabilities to deliver insurance and financial services that meet the unique needs of NWM’s and the company’s combined customers; and better competitive positioning in the broader financial services industry. NWC also anticipates being able to realize synergies associated with certain functions and activities, which would increase efficiency and/or result in cost savings; however, no specific plans have been developed in this regard. Finally, NWC believes that, as a privately held entity, the company will have the ability to devote more of its efforts and resources to improving the long term prospects of its business without the constraints and costs of being a publicly owned company. Being a privately held entity will also simplify the company’s ownership structure and allow more efficient and effective capital management across the enterprise. NWM, NWC and Merger Sub believe that the merger, when completed, would serve the long term interests of the company and its customers.

Background of the Merger

Prior to August 2007, management of NWM and the NWM board of directors, which we refer to as the “NWM board,” periodically reviewed various strategies for competing most effectively over the long term in the financial services industry. From time to time, NWM management consulted with NWM’s financial advisors in reviewing such strategies, including identifying and analyzing potentially efficient allocations of excess capital, including through various growth initiatives such as acquisitions.

During regularly scheduled NWM board meetings between August 27 and August 29, 2007, NWM management discussed several potential options for deploying excess capital and the potential benefits and challenges associated with each option. Options that were discussed included additional investments in existing Nationwide businesses other than the company, acquisitions of third-party businesses, a potential opportunity to reinsure liabilities for the purpose of eliminating enterprise risk and the potential acquisition by NWM of the publicly held shares of our common stock. NWM management believed that the acquisition of the publicly held shares of our common stock could result in strategic, operational and financial benefits that would exceed the benefits that could be obtained by Nationwide from the other options, particularly when the execution risk of the other options was taken into account. Accordingly, NWM management believed the purchase of all of our publicly held shares was the most attractive option of all of the options considered by NWM.

On February 13, 2008, the NWM board held a meeting to, among other things, further consider options for deploying excess capital, including the acquisition by NWM of the publicly held shares of our common stock. NWM management reiterated its belief that an acquisition of our publicly held shares of common stock would create opportunities that include: more unified alignment of customer centric strategies; enhanced capabilities to deliver insurance and financial services that meet the unique needs of NWM’s and the company’s combined customers; better competitive positioning in the broader financial services industry; synergies associated with certain functions and activities, which would increase efficiency and/or result in cost savings; and the company’s ability to devote more of its efforts and resources to improving the long term prospects of its business without the constraints and costs of being a publicly traded company. Internal NWM counsel and representatives of NWM’s outside counsel, Jones Day, advised the NWM board with respect to procedural and legal issues associated with a potential NWM purchase of our publicly held shares of common stock and discussed the fiduciary duties applicable to the NWM board in connection with such a transaction. NWM directors Mr. Keith Eckel and Ms. Lydia Marshall are also directors of the company. Accordingly, beginning with the February 13, 2008 NWM board meeting, Mr. Eckel and Ms. Marshall recused themselves from all NWM board meetings during which the proposed transaction was discussed. In addition, Mr. Jurgensen, the Chief Executive Officer of Nationwide and the company, recused himself from all NWM board discussion concerning the formation of the original offer price for the proposed transaction, subsequent price increases, transaction structure and other terms of the proposed transaction.

Around this same time in February 2008, NWM informed our board that it was contemplating proposing a transaction whereby NWM would acquire all of the outstanding shares of our Class A common stock. In anticipation of a potential proposal, at the February 20, 2008 board meeting, our board appointed the special committee consisting of Messrs. Alutto, Brocksmith and Prothro. Our board chose these three directors because each was independent and disinterested in the transaction, each had the requisite knowledge and experience to evaluate a potential offer and each had previously served effectively on a special committee of the board. Our board authorized the special committee to exercise all power and authority of the board that may be delegated with respect the potential transaction, including the power and authority to:

¿	review, evaluate and negotiate the terms and conditions of a possible transaction with NWM;

¿	provide a recommendation with respect to whether a possible transaction with NWM is fair to, and in the best interests of, our shareholders; and

¿

select and retain, at the company’s expense, one or more independent investment banking firms and independent legal counsel and to retain such other advisors, consultants and agents as the special committee deemed appropriate.

During the week of February 25, 2008, NWM retained UBS Securities LLC, which we refer to as “UBS,” and Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” to act as its financial advisors in connection with NWM’s consideration of various strategic alternatives, including a potential acquisition of our publicly held shares of common stock.

On February 23, 2008, and again on February 29, 2008, the NWM board discussed a variety of matters described below with representatives of Jones Day, UBS and Goldman Sachs related to a potential acquisition of our publicly held shares of common stock. Representatives of Jones Day discussed the fiduciary duties applicable to the NWM board in connection with the potential transaction, various transaction structures typically utilized in going-private transactions, and the potential timeline for such a transaction. Representatives of UBS and Goldman Sachs discussed, among other things, certain financial analyses that could be conducted in connection with the potential transaction, which included those analyses ultimately conducted by UBS and Goldman Sachs and described below under “Summary of Financial Analyses of UBS and Goldman Sachs.”

On March 5, 2008, the NWM board held a meeting to consider whether to propose a transaction to acquire the publicly held shares of company common stock. At this meeting, representatives of Jones Day discussed the fiduciary duties applicable to the NWM board in connection with such a transaction. NWM management discussed the strategic rationale for the potential transaction, including increased financial strength, potential cost synergies and simplification of the governance structure of the Nationwide enterprise. NWM management also discussed the potential impact of the proposed transaction on both NWM and the company. Representatives of UBS and Goldman Sachs discussed, among other things, illustrative financial analyses of the company based on historical trading performance, price to earnings and price to book value multiples of selected companies, analyst price targets and a summary of selected minority buy-in transactions. Following these discussions and extensive discussion among the NWM board, the NWM board authorized an offer to acquire our publicly held shares of common stock for $47.20 per share and authorized Fred C. Finney, a director of NWM, and Larry A. Hilsheimer, NWM’s Executive Vice President—Chief Financial Officer, to engage in discussions with the company in connection with the acquisition proposal.

On March 5, 2008, following the close of trading on the New York Stock Exchange, Mr. Finney sent the following letter to our board via facsimile:

Nationwide Mutual Insurance Company

Nationwide Mutual Fire Insurance Company

Nationwide Corporation

March 5, 2008

Board of Directors

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

Ladies and Gentlemen:

Nationwide Mutual Insurance Company (“NWM”), Nationwide Mutual Fire Insurance Company (“NW Fire”) and their wholly owned subsidiary, Nationwide Corporation (“NWC” and, together with NWM, NW Fire, “Nationwide”) currently own approximately 66.5% of the equity and 95.0% of the voting power of Nationwide Financial Services, Inc. (“NFS”) through our ownership of 100% of NFS Class B common stock. We are pleased to present a proposal to NFS for a transaction in which we would acquire all of the outstanding shares of Class A common stock, $0.01 par value per share (the “Common Stock”) for $47.20 per share in cash.

We believe that our offer is attractive to the public shareholders of NFS. This offer represents a premium of 15.9% over the closing price of the shares of Common Stock on March 4, 2008 and 11.4% over the average closing price over the thirty day period ended March 4, 2008. Moreover, it provides the public shareholders of NFS with immediate liquidity and certain value in an uncertain market.

We are proposing this transaction because we believe that Nationwide and NFS can operate more cohesively under common ownership. We believe benefits of the proposed transaction include: improved strategic alignment; enhanced capabilities to meet the unique needs of our combined customers in terms of distribution, products and services; and a more streamlined corporate structure.

We intend to structure the transaction as a merger. To effect the merger, we will form a new and wholly owned subsidiary to merge with and into NFS, with NFS as the surviving corporation. Upon consummation of the transaction, the Common Stock will no longer be traded on the New York Stock Exchange or registered under Section 12 of the Securities Exchange Act of 1934, as amended.

We anticipate that you will form a special committee comprised of directors of NFS who are independent of Nationwide (the “Special Committee”) to consider our offer. We also anticipate that the Special Committee will retain its own legal counsel and financial advisors to assist with the consideration of this offer and the proposed transaction. In that regard, we note that our sole interest is in acquiring the Common Stock of NFS and we have no interest in a disposition of our controlling stake in NFS.

This proposal is conditioned upon approval of the transaction by the Special Committee and by the Boards of Directors of NWM, NW Fire and NWC. Additionally, the proposal is conditioned upon the satisfactory completion of due diligence and the execution of a definitive merger agreement containing the terms and conditions set forth herein and other terms and conditions that are customary in such agreements, including but not limited to customary representations, warranties, covenants and conditions, such as the receipt of all necessary regulatory approvals. We believe we can complete our diligence and negotiate transaction documents expeditiously.

We reserve the right to modify or withdraw this proposal at any time prior to the execution and delivery of a definitive merger agreement. We will have no obligation to NFS or its shareholders with respect to this proposal unless and until we execute and deliver a definitive merger agreement that is satisfactory to us.

We would like to meet with the Special Committee and its advisors, together with our advisors, to further discuss the basis for this transaction. In connection with this proposal, Nationwide has engaged UBS Investment Bank and Goldman Sachs as financial advisors and Jones Day as legal counsel. We are happy to make them available to you to help expedite the transaction.

We thank you for your consideration of our proposal. We appreciate your immediate consideration and prompt response so that we may jointly pursue this transaction as soon as possible.

Very truly yours,

/s/ Fred C. Finney

Fred C. Finney Nationwide Mutual Insurance Company Nationwide Mutual Fire Insurance Company Nationwide Corporation

On March 7, 2008, the special committee held a telephonic meeting with Sidley Austin LLP, which we refer to as “Sidley.” The special committee resolved to engage Sidley as its independent legal counsel. The special committee and Sidley discussed the terms of Nationwide’s proposal. Sidley advised the members of the special committee on their duties and responsibilities in connection with the proposed transaction. The special committee discussed the need to hire an independent financial advisor in order to assist with its evaluation of the proposal. The special committee determined to interview investment banking firms at its next meeting.

On March 8, 2008, the special committee held a telephonic meeting with Sidley and interviewed the investment banking firms it was considering retaining. At the conclusion of such interviews, and after discussion, the special committee selected Lazard as its independent financial advisor.

On March 10, 2008, the company issued a press release announcing the receipt of NWM’s proposal and filed a copy of NWM’s March 5, 2008 offer letter on a Current Report on Form 8-K with the Securities and Exchange Commission.

Shortly thereafter, Lazard initiated a due diligence review of the company based on publicly available information and confidential information, including financial projections, received from management of the company.

In March of 2008, subsequent to the announcement of Nationwide’s proposal, the shareholder actions were commenced in three separate courts: the Court of Common Pleas for Franklin County, Ohio, the U.S. District Court for the Southern District of Ohio, and the Court of Chancery of the State of Delaware. The shareholder actions challenged the merger proposal, alleging, among other things, that the defendants breached their fiduciary duties to the holders of the Class A common stock, that the special committee was not independent, and that the consideration to be received by the holders of the Class A common stock was grossly inadequate and unfair. See “SPECIAL FACTORS—Litigation Related to the Merger” for a more detailed summary of the shareholder actions.

On March 24, 2008, the special committee held a telephonic meeting with Lazard and Sidley. Lazard discussed the status of its due diligence review. Sidley updated the special committee on the status of the shareholder actions. The special committee discussed whether to engage an actuarial firm to conduct an appraisal of the life insurance portions of the company. The special committee asked Lazard to discuss with Milliman, Inc., an actuarial firm we refer to as “Milliman,” the process of preparing an actuarial appraisal of the company’s life insurance subsidiaries.

On April 2, 2008, the NWM board held a meeting at which representatives of Jones Day provided an update on the transaction process, including a summary of the shareholder actions. Representatives of Jones Day also discussed the fiduciary duties applicable to the NWM board in connection with the proposed transaction. Representatives of UBS and Goldman Sachs were present at the meeting.

Over the course of the next several weeks, representatives of UBS and Goldman Sachs discussed with representatives of Lazard the scope of the due diligence requests that NWM expected to submit to management of the company in connection with the proposed transaction.

On April 8, 2008, representatives of Lazard engaged in an “on-site” due diligence review and discussion with management of the company. Lazard reviewed with management of the company, among other due diligence information, the financial projections of the company, which had been prepared by such management.

On April 10, 2008, the special committee held a telephonic meeting. Representatives from Lazard and Sidley were present as was a representative from Milliman. The special committee authorized the execution of an engagement letter with Milliman to perform an actuarial appraisal of the life and annuity business of Nationwide Life Insurance Company and its life insurance subsidiaries and affiliates, which we refer to as “Nationwide Life.” The special committee also discussed key non-financial terms to consider in connection with a definitive agreement, including whether the transaction should be conditioned on the approval of a majority of the holders of Class A common stock, which we refer to as a “majority of the minority condition.”

On May 8, 2008, representatives of Nationwide requested certain due diligence information relating to the company, including financial projections of the company, and the company then began providing the requested diligence information to Nationwide.

On May 14, 2008, representatives of Jones Day distributed an initial draft merger agreement to Sidley, which draft did not include a majority of the minority condition, but did include a termination fee for a termination of the merger agreement by the company in connection with a recommendation or approval of a superior proposal.

On May 19, 2008, the special committee held a meeting in Columbus, Ohio with Lazard, Sidley and Milliman. The purpose of the meeting was to review the preliminary diligence and preliminary valuation performed by Lazard and discuss how the special committee might respond to Nationwide’s proposal. Lazard discussed with the special committee a summary of its preliminary valuation analysis. Milliman discussed with the special committee a summary of the preliminary results of its appraisal of the life and annuity business of the company. Lazard incorporated the results of Milliman’s appraisal into a supplementary cash flow analysis.

On May 21, 2008, the special committee held a telephonic meeting with Lazard and Sidley to discuss a response to Nationwide’s proposal. Following discussion and consideration, the special committee determined, in consultation with its advisors, that the per share consideration offered by Nationwide was low. The special committee instructed Sidley to postpone negotiation of the merger agreement until a higher price was offered by Nationwide.

On May 21, 2008, the special committee delivered to Mr. Finney the following response to NWM’s March 5, 2008 proposal letter:

NATIONWIDE FINANCIAL SERVICES, INC.

May 21, 2008

CONFIDENTIAL
Boards of Directors
Nationwide Mutual Insurance Company
Nationwide Mutual Fire Insurance Company
Nationwide Corporation
One Nationwide Plaza
Columbus, Ohio 43215
Attention: Fred C. Finney

Ladies and Gentlemen:

This is in response to your letter dated March 5, 2008, in which you presented a proposal to Nationwide Financial Services, Inc. (“NFS”) for a transaction in which you would acquire all of the outstanding shares of Class A common stock, $0.01 par value per share (the “Common Stock”) for $47.20 per share in cash.

Your proposal was referred to our Special Committee. With the assistance of our financial advisors (Lazard), our actuarial consultant (Milliman) and our legal counsel (Sidley), we have engaged in a thorough consideration of the proposal and are pleased to provide you this response.

Your offer came at a time when the price of the Common Stock and its trading multiples were at recent lows, which we do not believe appropriately reflected NFS’s longer-term value resulting from improvements implemented by Management. We believe the steps recently taken by Management will result in a significant improvement in financial performance, which is not fully reflected in NFS’s current stock price (even as impacted by your offer). In addition, since the time of your offer, the trading prices and multiples of NFS’s peers have improved materially. Accordingly, we do not believe that $47.20 represents a realistic starting point for negotiations. Based on our analysis of NFS’s prospects, however, and subject to the conditions set forth below, we would be prepared to recommend to the Board of Directors of NFS a transaction in which you would acquire the Common Stock for an amount per share in cash in the low $60s. In our view, such a price more appropriately reflects the long term value of the Common Stock and an appropriate sharing of the improved financial performance that will derive from the benefits described in your March 5 letter.

In addition to an agreement on price, our recommendation of a transaction to the Board of NFS would be subject to the following conditions—

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Definitive Agreements. The Special Committee will need to be satisfied with the non-price terms and conditions of the merger agreement and any other definitive agreements. Sidley and NFS’s counsel (Dewey LeBoeuf) have begun their review of the draft merger agreement we received from your counsel (Jones Day) on May 14. Unless and until it appears to us that there has been meaningful progress in discussions about price we have instructed Sidley not to offer up comments on the draft. You should know, however, that we believe that any merger should be conditioned upon approval by a majority of the holders of Common Stock other than you (i.e., a “majority of the minority”).

¿	Fairness Opinion. Our approval of the terms of the definitive agreements will be subject to our receipt and acceptance of an opinion as to financial fairness from Lazard.

If before responding, you would like to have your financial advisors speak to ours in order to understand the thinking behind our financial proposal, please ask them to call Gary Parr, Al Garner or Stephen Campbell at Lazard (212-632-6000, 212-632-6255 or 212-632-6314, respectively).

In the event we are unable to come to a meeting of the minds with respect to price and other key terms, the members of our Special Committee will wish to raise with the other members of the Board some ideas for enhancing the price of the NFS Common Stock by rationalizing the Company’s capital structure. All shareholders, including Nationwide Mutual could benefit from the execution on those ideas.

We look forward to receiving your response.

Very truly yours,

/s/ Gerald D. Prothro
On Behalf of the NFS Special Committee

cc:	Gary Parr
Albert Garner
Stephen Campbell
Thomas Cole
David Zampa
Lyle Ganske
James Dougherty

On May 28, 2008, representatives of Lazard discussed with representatives of UBS and Goldman Sachs the rationale underlying the special committee’s May 21, 2008 response and the special committee’s perspectives on the consideration to be paid in the proposed transaction. The Lazard representatives focused their discussion on the following: (i) the timing of NWM’s proposal relative to the company’s historical trading performance and current market valuations; (ii) the company’s prospects for improved financial performance as a result of the strategic initiatives of company management; and (iii) the company’s capital position and its ability to issue a one-time special dividend. The UBS and Goldman Sachs representatives indicated that there was a gap in the price between Nationwide and the special committee, but noted that Nationwide was still interested in pursuing a transaction and had instructed its advisors to continue to pursue a transaction.

Later on May 28, 2008, the special committee held a telephonic meeting with Lazard and Sidley to discuss Lazard’s earlier meeting with representatives of UBS and Goldman Sachs. Lazard summarized for the special committee its conversation with representatives of UBS and Goldman Sachs from earlier that day.

On June 3, 2008, representatives of NWM and its advisors conducted “on-site” due diligence with representatives of the company’s management team (including Mark Thresher and Timothy Frommeyer), accompanied by representatives of Lazard. The discussions focused on: (i) the company’s business strategy, (ii) its financial performance and financial projections, (iii) its investment portfolio and (iv) its distribution model.

On June 3, 2008, Milliman delivered to the special committee its actuarial appraisal of Nationwide Life, dated June 3, 2008, which we refer to as the “Initial Milliman Report.” A copy of the Initial Milliman Report was also provided to Lazard.

On June 4, 2008, the NWM board held a meeting. At the meeting, NWM management updated the NWM board on its due diligence findings and representatives of UBS and Goldman Sachs reviewed their discussions with representatives of Lazard. Representatives of UBS and Goldman Sachs also discussed with the NWM board, among other things, illustrative financial analyses of the company based on trading performance since NWM’s proposal, price to earnings and price to book value multiples of selected companies and a summary of selected minority buy-in transactions.

Also on June 4, 2008, the special committee sent to representatives of UBS and Goldman Sachs a copy of the Initial Milliman Report.

On June 10, 2008, the NWM board held a special meeting. At the meeting, representatives of UBS and Goldman Sachs discussed with the NWM board members the Initial Milliman Report and summarized their proposed responses to the Initial Milliman Report and Lazard’s financial analysis. As part of this discussion, the UBS and Goldman Sachs representatives reviewed with the NWM board the basis on which Milliman prepared the Initial Milliman Report, specifically noting that Milliman (i) performed an actuarial valuation with respect to the life and annuity business of Nationwide Life only and (ii) excluded certain assets and liabilities not embedded within the company’s insurance legal entities (such as its holding company debt). The UBS and Goldman Sachs representatives also discussed certain of the actuarial assumptions in the Initial Milliman Report and their views with respect thereto. NWM management concurred with the assessment of the Initial Milliman Report conveyed by representatives of UBS and Goldman Sachs. The UBS and Goldman Sachs representatives also discussed with the NWM board the special committee’s observations in its May 21, 2008 response letter and their views with respect thereto. After taking into account the advice of its financial advisors and management, and following extensive discussions among the NWM board, the NWM board instructed the UBS and Goldman Sachs representatives to engage in further discussions with representatives of Lazard regarding the issues noted above associated with the basis on which Milliman prepared the Initial Milliman Report and certain aspects of Lazard’s financial analysis, which we summarize in the next paragraph.

On June 16, 2008, representatives of UBS and Goldman Sachs met with representatives of Lazard to discuss NWM’s view that the $47.20 per share NWM cash offer reflected a full and fair valuation of the company and to reiterate NWM’s willingness to proceed with a transaction at $47.20 per share. The UBS and Goldman Sachs representatives presented to the Lazard representatives a report setting forth their responses to the positions taken by the Lazard representatives during their May 28, 2008 meeting and the analyses contained in the Initial Milliman Report. The UBS and Goldman Sachs representatives stated in their report that (i) an assessment of NWM’s proposal relative to the company’s historical trading performance was not appropriate due to the presence of market conditions at the time of NWM’s proposal that were different from those reflected by historical trends, (ii) the strategic initiatives of company management had been previously reflected in the market’s valuation of the company and (iii) the company’s market price already accounted for the company’s capital position. The UBS and Goldman Sachs representatives requested that the Lazard representatives share NWM’s position with the special committee. Prior to such meeting, Mr. Finney sent a letter to the special committee reiterating NWM’s position that its proposal to acquire the publicly traded shares of company common stock assumed that all of the shareholder actions would be settled prior to entering into any definitive merger agreement with respect to the proposed transaction.

On June 17, 2008, the special committee held a telephonic meeting with Lazard and Sidley. The special committee discussed with Lazard and Sidley the views of counsel for plaintiffs and the valuation expert for plaintiffs in the Ohio action. Lazard also discussed with the special committee the report that representatives of UBS and Goldman Sachs had presented to Lazard the previous day. Lazard summarized for the special committee its revised preliminary valuation as updated to reflect current market conditions, including declines in the price to earnings multiples of the company’s peer group of publicly traded life insurance companies.

On June 20, 2008, Sidley, on behalf of the special committee, responded to Mr. Finney’s June 16, 2008 letter. Sidley’s letter indicated that the special committee would not, and would not permit its counsel to, discuss any potential settlement of the shareholder actions unless the material terms of a potential transaction between NWM and the company were agreed.

On June 20, 2008, the NWM board held a special meeting during which representatives of UBS, Goldman Sachs and Jones Day provided a status report to the NWM board. NWM management also discussed with the

NWM board its analysis of funding sources for the merger consideration. Following these discussions, the NWM board authorized representatives of UBS and Goldman Sachs to continue discussions with representatives of Lazard regarding the proposed transaction. The NWM board also authorized representatives of UBS and Goldman Sachs to inform Lazard that the NWM board would be willing to consider a transaction at $50.65 per share in cash, subject to the special committee’s acceptance of all material terms and conditions set forth in the draft merger agreement provided by Jones Day to Sidley on May 14, 2008 (which draft did not include a majority of the minority condition), the special committee’s cooperation with NWM’s outstanding due diligence requests and the resolution of the shareholder actions.

On June 20, 2008, representatives of UBS and Goldman Sachs communicated the NWM board’s proposal to Lazard, including Nationwide’s willingness to consider a transaction at $50.65 per share.

On June 23, 2008, the special committee held a telephonic meeting with Lazard and Sidley. Lazard summarized for the special committee its discussions with representatives of UBS and Goldman Sachs on June 20, 2008 and informed the special committee that representatives of UBS and Goldman Sachs indicated that Nationwide would be willing to consider a transaction at $50.65 per share. Following discussion and consideration, the special committee determined, in consultation with its advisors, that a transaction at $50.65 would be low and instructed Lazard to inform Nationwide that the special committee believed a price of not less than $56 was more appropriate.

On June 24, 2008, representatives of Lazard indicated to representatives of UBS and Goldman Sachs that the special committee would be willing to consider a transaction at a per share amount of not less than $56 in cash.

On July 8, 2008, the NWM board held a meeting during which representatives of UBS and Goldman Sachs reviewed their discussions with representatives of Lazard and provided an updated financial analysis with respect to the proposed transaction. Representatives of Jones Day provided an overview of the non-financial terms of the proposed transaction, the status of the shareholder actions and an overview of the fiduciary duties applicable to the NWM board in connection with the proposed transaction. Following these discussions, and extensive discussions among the NWM board, the NWM board authorized representatives of UBS and Goldman Sachs to continue discussions with representatives of Lazard regarding the proposed transaction and to inform the Lazard representatives that the NWM board would not be willing to pursue a transaction at $56 per share or more in cash.

On July 8, 2008, representatives of Lazard, UBS and Goldman Sachs again discussed their views on the appropriate price for a transaction. The UBS and Goldman Sachs representatives, based on general guidance from the NWM board, indicated to Lazard that they believed Nationwide would potentially be willing to consider a transaction at a price as high as $51 per share.

Later on July 8, 2008, the special committee held a telephonic meeting with Sidley. Sidley informed the special committee that discussions between representatives of Lazard and representatives of UBS and Goldman Sachs were ongoing.

On July 10, 2008, the special committee held a telephonic meeting with Lazard and Sidley. Lazard discussed and reviewed with the special committee its updated preliminary views on valuation based on current market conditions. Lazard noted a further decline in the price to earnings multiples of the company’s peer group of life insurance companies. Lazard also summarized a letter dated July 10, 2008 to the special committee from Milliman that provided a sensitivity analysis to the Initial Milliman Report to reflect the potential impact to actuarial appraisal values related to declining economic conditions and downward revisions to the financial projections of the company. Lazard then summarized and discussed with the special committee the results of an updated supplementary cash flow analysis, which reflected sensitivity analysis to the Initial Milliman Report. After discussion and consideration, the special committee instructed Lazard to inform Nationwide that the special committee would be willing to recommend to our board a price of $52.50 per share if Nationwide agreed to a majority of the minority condition, or, if Nationwide refused to agree to a majority of the minority condition, then the special committee would be willing to recommend to our board a price of $53.50 per share. The special committee authorized Sidley to begin negotiating the merger agreement.

Later on July 10, 2008, Lazard communicated the special committee’s counter proposal to representatives of UBS and Goldman Sachs. Representatives of Lazard also indicated that the special committee was of the view that the resolution of the shareholder actions should not be a condition to entering into a merger agreement with respect to the proposed transaction.

On July 14, 2008, Sidley sent a revised draft of the merger agreement to Jones Day. Such revised draft included a majority of the minority condition and a covenant allowing for interim dividends in the event the closing were in the middle of a fiscal quarter prior to a dividend being declared for such quarter. The revised draft of the merger agreement also deleted the concept of a termination fee in connection with a termination of the merger agreement by the company upon the approval or recommendation of a superior proposal.

On July 16, 2008, the NWM board held a special meeting. Representatives of UBS and Goldman Sachs reviewed with the NWM board their ongoing discussions with representatives of Lazard, and representatives of Jones Day discussed the special committee’s comments to the merger agreement and suggested proposed responses. Following these discussions, the NWM board authorized representatives of Jones Day to respond to the special committee’s comments to the merger agreement and authorized representatives of UBS and Goldman Sachs to further discuss with Lazard pricing for a potential transaction. The NWM board also instructed representatives of UBS and Goldman Sachs to inform the special committee’s advisors that any agreement on price between the parties would be subject to the special committee’s acceptance of a merger agreement that did not contain a majority of the minority condition, the special committee’s cooperation with NWM’s outstanding due diligence requests and the resolution of the shareholder actions. Also on July 16, 2008, representatives of Jones Day and Sidley discussed the open issues relating to the merger agreement.

On July 17, 2008, representatives of Lazard and representatives of UBS and Goldman Sachs discussed the status of negotiations and their views on pricing for a potential transaction.

Later on July 17, 2008, the special committee held a telephonic meeting with Lazard and Sidley. Lazard updated the special committee on its recent discussions with representatives of UBS and Goldman Sachs, noting that Nationwide was unwilling to increase its proposed price above $51 and would not agree to a majority of the minority condition. After discussion and consideration, the special committee instructed Lazard to inform Nationwide that it would be willing to recommend to our board a price of not less than $52.25 and that the merger agreement need not contain a majority of the minority condition. Later that day, Lazard informed representatives of UBS and Goldman Sachs of the special committee’s new counter-offer.

Between July 17 and July 23, 2008, representatives of UBS, Goldman Sachs and Lazard further discussed the merger consideration and other terms of the proposed transaction and representatives of Jones Day and Sidley discussed the open terms of the merger agreement.

On July 22, 2008, the special committee held a telephonic meeting with Lazard and Sidley. Lazard summarized a letter, dated July 21, 2008, to the special committee from Milliman updating the Milliman report, which we refer to as the “Updated Milliman Report,” to reflect the potential impact to actuarial appraisal values related to the current economic conditions and current management financial projections. Lazard also summarized and discussed with the special committee the results of an updated supplemental cash flow analysis, which reflected the results of the Updated Milliman Report.

On July 24, 2008, the NWM board held a special meeting. Representatives of UBS and Goldman Sachs reviewed their further discussions with representatives of Lazard. Representatives of Jones Day summarized the key remaining open issues in the merger agreement. Following these discussions, the NWM board instructed the

Jones Day representatives on the desired resolution of the open issues in the merger agreement and authorized representatives of Jones Day, UBS and Goldman Sachs to hold further discussions with representatives of the special committee.

On July 24, 2008, representatives of UBS and Goldman Sachs contacted Lazard and indicated that Nationwide would be willing to agree to a transaction at a price of $52.25 per share; provided that the merger agreement not include a provision permitting a pro rata dividend in the event that the transaction closes in the middle of a fiscal quarter prior to a dividend for such quarter having been declared. If the special committee insisted on such provision, then Nationwide would not be willing to consider a price any higher than $52 per share. Later that afternoon, Jones Day sent a revised draft of the merger agreement to Sidley, which draft did not include either the pro rata interim dividend provision or a majority of the minority condition.

On the evening of July 24, 2008, the special committee held a telephonic meeting with Lazard and Sidley to discuss Nationwide’s response. Sidley summarized for the special committee the status of the negotiation of the merger agreement. The special committee instructed Lazard to inform Nationwide that the special committee would be willing to recommend a transaction to our board at a price of $52.25 per share without the interim dividend provision in the merger agreement.

On July 24, 2008, representatives of Lazard informed representatives of UBS and Goldman Sachs that the special committee would be willing to support a transaction on the terms outlined by representatives of UBS and Goldman Sachs during their July 17, 2008 discussion.

On July 28, 2008, representatives of Sidley distributed to representatives of Jones Day a revised version of the merger agreement. Over the course of the next week, representatives of Sidley and Jones Day engaged in a number of discussions regarding the terms of the merger agreement and exchanged several drafts of the merger agreement.

On July 30, 2008, the special committee held a telephonic meeting with Sidley and Lazard. Sidley discussed with the special committee the status of merger agreement negotiations and the shareholder actions.

On July 31, 2008, representatives of Lazard distributed to NWM and its advisors the Updated Milliman Report.

On August 5, 2008, Sidley and Jones Day substantially finalized the merger agreement.

On the morning of August 6, 2008, the special committee held a meeting in Columbus, Ohio with Lazard, Milliman and Sidley for the purpose of considering whether to recommend the proposed transaction to our board. Sidley presented the members of the special committee with an overview of the final terms of the merger agreement. Milliman summarized the Updated Milliman Report for the special committee. Lazard gave a presentation with respect to the financial aspects of the proposed transaction and delivered its opinion, that as of that date and based on and subject to matters stated in such opinion, the proposed consideration was fair, from a financial point of view, to holders of the company’s Class A common stock (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law). After considering the proposed price of $52.25 per share, the terms of the merger agreement and the various presentations of Lazard, including Lazard’s opinion, the special committee unanimously approved a recommendation from the special committee to our board that the merger agreement and the merger be approved and adopted and that our board recommend that the company’s shareholders adopt the merger agreement. Additionally, Sidley updated the special committee with respect to the status of the shareholder actions, informing them that Nationwide had substantially finalized a memorandum of understanding with counsel for the plaintiffs in each of the shareholder actions. See “SPECIAL FACTORS—Litigation Related to the Merger” for a summary of this memorandum of understanding.

During the afternoon of August 6, 2008, the NWM and NWC boards held meetings at which they received an update regarding developments in the transaction since the NWM board meeting held on July 24, 2008.

Representatives of UBS and Goldman Sachs reviewed the financial terms of the proposed merger and certain financial analyses with respect thereto. Representatives of Jones Day reviewed the terms of the merger agreement and the negotiation process with representatives of Sidley. Following a discussion of the financial and other terms of the proposed transaction, the NWM and NWC boards determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of NWM and its members and NWC and its shareholders, respectively, and approved, authorized and adopted the merger agreement and the transactions contemplated thereby, including the merger.

Following the special committee’s determination to recommend adoption of the merger agreement and at approximately the same time as the NWM and NWC boards were meeting, our board met to receive the recommendation of the special committee and consider the proposed transaction. Mr. Jurgensen, Ms. Lydia Marshall, and Mr. Keith Eckel, each also a director and/or officer of NWM, recused themselves from the discussion and consideration of the proposed transaction, all of our other directors remained present at the meeting. Following presentations by Lazard and Sidley, and based on the recommendation of the special committee, the participating members of our board unanimously approved and adopted the merger, the merger agreement and the transactions contemplated by it and recommended that our shareholders approve the merger agreement.

On August 6, 2008, after the close of trading on the New York Stock Exchange, the company, NWM, NWC and Merger Sub executed the merger agreement. Concurrently with the execution of the merger agreement, the counsel to the parties in the outstanding putative class-action lawsuits relating to the transaction entered into a Memorandum of Understanding to settle such actions, subject to approval of the court. On the evening of August 6, 2008, NWM and the company issued a joint press release announcing the execution of the merger agreement.

Recommendations of the Special Committee and our Board; Reasons for Recommending the Adoption of the Merger Agreement

Both the special committee and our board have determined that the merger agreement and the merger are advisable, substantively and procedurally fair to and in the best interests of our unaffiliated shareholders. The special committee unanimously recommended that our board:

¿	approve and adopt the merger agreement;

¿	approve the merger; and

¿	recommend that our shareholders vote for the adoption of the merger agreement.

After considering the recommendation of the special committee (which recommendation the board relied on), our board, by the unanimous vote of the unaffiliated directors, adopted the merger agreement, approved the merger and resolved to recommend to our unaffiliated shareholders that they vote for the adoption of the merger agreement. Mr. Jurgensen, Ms. Lydia Marshall and Mr. Keith Eckel, each a director and/or officer of NWM, recused themselves from the discussion and consideration of the proposed transaction. All of our other directors remained present at the meeting.

In reaching their determinations and making their recommendations, both the special committee and our board relied on our management to provide financial information, projections and assumptions, based on the best information available to management at that time, as the starting point for their analyses. The special committee relied on the analyses and opinion of Lazard in reaching its determination as to the advisability and fairness of the merger agreement and the merger.

In reaching its determination and making its recommendation, the special committee considered factors including:

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the opinion delivered by Lazard on August 6, 2008 that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion the consideration to be received by our unaffiliated shareholders in the merger is fair, from a financial point of view, to such shareholders (Lazard’s opinion refers to “shareholders (other than NWM, Merger Sub, the company and any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law),” which includes all unaffiliated shareholders who have not exercised appraisal rights);

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the fact that the merger consideration of $52.25 per share in cash to be received by our shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) represented, at the time of the special committee’s determination, an approximately 38% premium over the closing price of our common stock on March 7, 2008, the last trading day prior to the disclosure of Nationwide’s original proposal to acquire 100% ownership of the company, an increase of approximately 11% over Nationwide’s original proposal and a 22% premium to the average closing price for the three months prior to March 7, 2008;

¿	the special committee’s consideration of the various analyses undertaken by Lazard, each of which is described below under “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee;”

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the fact that, as of the close of trading on August 5, 2008, there had been increases in the market prices of the selected public companies listed under the heading “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” as compared to August 1, 2008, which impacted the per share equity value ranges of certain of the analyses undertaken by Lazard as follows: (i) the ranges of per share equity values resulting from the company described under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” increased from $38.00 - $40.50 to $40.50 - $42.75, based on estimates by Institutional Brokers Estimate System, which we refer to as “IBES,” and from $34.75 - $37.25 to $37.25 - $39.50, based on management projections, (ii) the range of per share equity values for the company described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis” increased from $43.70 - $50.63 to $46.58 - $53.44 based on IBES estimates, and from $39.96 - $46.56 to $42.84 - $49.38, based on management projections and (iii) the range of per share equity values for the company described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Adjusted Precedent Transactions” increased from $40.16 - $50.20 to $42.08 - $52.60, and the fact that the merger consideration of $52.25 was either at the higher end of these updated valuation ranges or above such ranges;

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the special committee’s belief, based on the performance of our Class A common stock immediately following the initial March 10, 2008 announcement of Nationwide’s proposal to acquire 100% ownership of the company at a price of $47.20 per share, absent any other operational announcement and absent a similar increase in our industry peer’s stock prices, that the increase in the market price of our common stock following that announcement primarily reflected anticipation of a possible acquisition by NWC, rather than a perception of higher intrinsic value for our Class A common stock;

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the special committee’s belief that the principal advantage of our continuing as a public company would be to allow public shareholders to continue to participate in any growth in the value of our equity, but that, under all of the relevant circumstances and in view of our historical results of operations, financial condition, assets, liabilities, business strategy and prospects, the nature of the industry in which we compete, and trading characteristics of companies with market capitalizations similar in size to ours, and in light of the proposed merger consideration of $52.25 per share, the value to shareholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $52.25 per share (the special committee believes that this conclusion is supported by the analysis described under “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis”);

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the special committee’s belief that, while the merger consideration is not greater than the average closing price for the 52 week period prior to March 7, 2008, the value of the company’s Class A common stock (absent the offer from Nationwide) was unlikely to exceed the $52.25 per share merger consideration in the foreseeable future (the special committee believes that this conclusion is supported by the analysis described under “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis”);

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the active and direct role of the members of the special committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

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the negotiations that took place between the special committee and its representatives, on the one hand, and representatives of NWM, NWC and Merger Sub, on the other hand, with respect to the increase in the merger consideration from the initial offer of $47.20 per share to $52.25 per share and the belief by the members of the special committee that $52.25 per share was the highest price that NWC would agree to pay to our shareholders (other than Nationwide, Merger Sub, the company and any wholly owned subsidiaries of the company);

¿	the merger consideration of $52.25 per share in cash in relation to the then-current market price of our Class A common stock;

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the fact that, to date, no third party has come forward with an alternative proposal (and, due to Nationwide’s unwillingness to sell its shares of our common stock, no alternative proposals were solicited);

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the belief that it is highly unlikely an alternative bidder would be able to consummate an acquisition of the company due to Nationwide’s position that it is unwilling to sell its shares of our common stock, which shares represent a controlling interest, in connection with any transaction involving the acquisition of the company;

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the terms of the merger agreement that permit us and the special committee to explore, under specified circumstances, an unsolicited takeover proposal and permit our board or the special committee to (i) approve or recommend a superior proposal or (ii) modify or withdraw its recommendation with respect to the merger agreement and merger where failure to do so would be inconsistent with the exercise of its fiduciary duties to holders of Class A common stock;

¿	our right to terminate the merger agreement in the event our board or the special committee approved or recommended a superior proposal; and

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the availability to shareholders who do not vote for the adoption of the merger agreement of appraisal rights under Delaware law, which provide shareholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

The special committee believes that each of these factors supported its conclusion that the merger is advisable, fair to and in the best interests of our unaffiliated shareholders.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby, including the merger. These factors included:

¿	the fact that, following the merger, our unaffiliated shareholders will no longer participate in our future earnings or benefit from any increases in our value;

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the fact that, because NWM and NWC have agreed to vote, or cause to be voted, approximately 95.2% of the voting power of our common stock in favor of adopting the merger agreement and the merger agreement does not include a “majority of the minority” condition, the proposed merger does not require the approval of any shareholders not affiliated with Nationwide;

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the fact that there may be disruptions to our operations following the announcement of the merger, including potentially the loss of key employees as a result of the uncertainty over possible changes to the company and the loss of customers arising from uncertainty over the impact of the transaction on our business;

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the fact that, while we expect the merger will be consummated, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be consummated;

¿	due to Nationwide’s unwillingness to consider other transactions involving the sale of the company, there was no reason to contact third parties about a sale of the company;

¿	the fact that Nationwide’s controlling interest made a competing third-party offer unlikely;

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the fact that restrictions on the conduct of our business prior to the consummation of the merger require us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from pursuing business opportunities that may arise pending completion of the merger; and

¿	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to our shareholders receiving the merger consideration.

This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee, but is not intended to be exhaustive. In view of the wide variety of factors the special committee considered in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the factors. In addition, different members of the special committee may have given different weight to different factors.

In reaching its determination and making its recommendation, the special committee did not consider the liquidation value of the company because it considered the company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. In addition, the special committee did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years. While the special committee did not believe that there is a single method for determining “going concern value,” the special committee believed that each of Lazard’s valuation methodologies represented a valuation of the company as it continues to operate its business, and such analyses could be collectively characterized as forms of going concern valuations.

The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of our unaffiliated shareholders. These procedural safeguards include the following:

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the special committee’s active and intense negotiations, with the assistance of its independent legal and financial advisors, with representatives of NWM, NWC and Merger Sub regarding the merger consideration and the other terms of the merger and the merger agreement;

¿	the special committee is comprised of three independent directors who are not affiliated with Nationwide and are not employees of the company or any of its subsidiaries;

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other than their receipt of board and special committee fees (which are not contingent upon the consummation of the merger or the special committee’s recommendation of the merger), their indemnification and liability insurance rights under the merger agreement and their entitlement to receive cash in respect of their common stock, stock options, restricted shares and deferred stock units, members of the special committee do not have an interest in the merger different from that of our unaffiliated shareholders;

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the special committee retained and received the advice and assistance of Lazard as its financial advisor and Sidley, as its legal advisor, and requested and received from Lazard an opinion, delivered orally and confirmed in writing on August 6, 2008, with respect to the fairness, from a financial point of view, of the merger consideration our unaffiliated shareholders will receive;

¿	the recognition by the special committee that it had no obligation to recommend the approval of the merger proposal or any other transaction;

¿

the recognition by the special committee that each of the special committee and the board could consider and recommend superior proposals and terminate the merger agreement if a superior proposal is so recommended or approved;

¿

the recognition by the special committee that each of the special committee and the board could modify or withdraw its recommendation of the merger and merger agreement if the failure to so modify or withdraw would be inconsistent with its fiduciary duties to the holders of Class A common stock; and

¿	the availability of appraisal rights under Delaware law for our shareholders who oppose the merger.

In light of the procedural safeguards described above, the special committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

In reaching its determination that the merger agreement and the merger are advisable, fair to and in the best interests of our unaffiliated shareholders, our board determined that the analysis of the special committee that the merger consideration of $52.25 per share was fair to our unaffiliated shareholders was reasonable. In determining the reasonableness of the special committee’s analysis, our board considered and relied upon:

¿	the process the special committee conducted in considering the merger;

¿	the special committee’s having retained and received advice from its independent legal counsel, Sidley;

¿	the special committee’s having retained and received advice from its independent financial advisor, Lazard;

¿

the special committee’s recommendation on August 6, 2008, which recommendation the board expressly adopted, that our board determine that the merger agreement and the merger are advisable, fair to and in the best interests of the company and the unaffiliated shareholders and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger;

¿	the availability of appraisal rights under Delaware law for our shareholders who oppose the merger; and

¿

the factors we refer to above as having been taken into account by the special committee, including the amount of the merger consideration in general and in comparison to the last unaffected sales price and the original price proposed by Nationwide, the terms of the merger agreement and the receipt by the special committee of the opinion of Lazard, which was shared with the unaffiliated directors and which the unaffiliated directors were authorized by Lazard to take into consideration, that, based upon and subject to the assumptions and limitations stated in the opinion, as of the date of the opinion, the $52.25 per share to be received by our unaffiliated shareholders in the merger is fair, from a financial point of view, to such shareholders.

In addition to the items described above, our board expressly adopted the special committee’s analysis of the fairness of the merger agreement and the merger to our unaffiliated shareholders.

Our board also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of our unaffiliated shareholders. Our board reached this conclusion based on, among other things:

¿	the fact that the special committee consisted solely of independent directors who are not affiliated with Nationwide and its affiliates;

¿	the selection and retention by the special committee of its own financial advisor and legal counsel;

¿

the fact that the negotiations that had taken place between representatives of NWM, NWC and Merger Sub, on the one hand, and the special committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction; and

¿	the fact that the merger agreement and the merger were approved by the members of our board who are not our employees or affiliated with Nationwide and its affiliates.

Our board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby, including the merger. These factors included:

¿	the fact that, following the merger, our unaffiliated shareholders will no longer participate in our future earnings or benefit from any increases in our value;

¿	due to Nationwide’s unwillingness to sell its shares of our common stock, there was no reason to contact third parties about a sale of the company;

¿	the fact that Nationwide’s controlling interest made a competing third-party offer unlikely; and

¿	the fact that the merger agreement does not include a “majority of the minority” condition.

In light of the procedural protections described above, our board, including each of the unaffiliated directors, did not consider it necessary either to require a separate affirmative vote of a majority of our unaffiliated shareholders or to retain an unaffiliated representative (other than the special committee and its legal and financial advisors) to act solely on behalf of our unaffiliated shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

In view of the wide variety of factors considered by our board in evaluating the merger and the complexity of these matters, they did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of our board may have given different weight to different factors.

In reaching its determination and making its recommendation, our board did not consider the liquidation value of the company because it considered the company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. In addition, our board did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years. While our board did not believe that there is a single method for determining “going concern value,” our board believed that each of Lazard’s valuation methodologies represented a valuation of the company as it continues to operate its business, and such analyses could be collectively characterized as forms of going concern valuations.

Based in part upon the recommendation of the special committee, our board, by the unanimous vote of the unaffiliated directors, voted to adopt the merger agreement and resolved to recommend that you vote FOR the adoption of the merger agreement.

If the merger is consummated, members of our board, including members of the special committee, will be entitled to receive an aggregate of approximately $33,489,392.41, consisting of merger consideration and cash in respect of stock options, restricted shares and deferred stock units, approximately $2,711,188.93 of which would be received by members of the special committee. See “SPECIAL FACTORS—Interests of Certain Persons in the Merger.”

Based in part on the recommendation of the special committee, our board, by the unanimous vote of the unaffiliated directors, recommends that our shareholders vote FOR the adoption of the merger agreement. This recommendation was made after consideration of all the material factors, both positive and negative, as described above.

Position of NWM, NWC and Merger Sub as to the Fairness of the Merger to Our Unaffiliated Shareholders

Under the Securities and Exchange Commission rules governing “going private” transactions, NWM, NWC and Merger Sub are required to express their beliefs as to the substantive and procedural fairness of the merger to the company’s unaffiliated shareholders. NWM, NWC and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of NWM, NWC and Merger Sub as to fairness of the proposed merger should not be construed as a recommendation to any of the company’s shareholders as to how you should vote on the proposal to adopt the merger agreement.

Unaffiliated shareholders of NFS were represented by the special committee, which negotiated the terms and conditions of the merger agreement on their behalf, with the assistance of the special committee’s independent financial and legal advisors. Accordingly, none of NWM, NWC or Merger Sub undertook an independent evaluation of the fairness of the proposed merger or engaged a financial advisor for such purposes. None of NWM, NWC or Merger Sub participated in the deliberations of the special committee regarding, or received advice from the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the proposed merger. NWM, NWC and Merger Sub believe, however, that the proposed merger is substantively and procedurally fair to the company’s unaffiliated shareholders based on the following factors:

¿

the fact that the merger consideration of $52.25 per share in cash to be received by the company’s shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) represented, at the time of the special committee’s determination, an approximately 38% premium over the closing price of our Class A common stock on March 7, 2008, the last trading day prior to the disclosure of Nationwide’s original proposal to acquire 100% ownership of the company, and an increase of approximately 11% over Nationwide’s original proposal;

¿

the merger will provide consideration to the company’s shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) entirely in cash, thus eliminating any uncertainty in valuing the merger consideration;

¿

the fact that there are no non-customary requirements or conditions to the merger and that the merger is not conditioned on any financing being obtained by NWM or its subsidiaries, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the company’s shareholders;

¿

the merger agreement allows the company’s board or the special committee to withdraw or change its recommendation of the merger agreement, and to terminate the merger agreement in certain circumstances;

¿	the fact that the company’s board established a special committee of independent directors, who are not affiliated with Nationwide and its affiliates, to negotiate with NWM, NWC and Merger Sub;

¿

the fact that the special committee was deliberative in its process, analyzing, evaluating and negotiating the terms of the proposed merger and the active and direct role of the members of the special committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

¿

the fact that none of NWM, NWC or Merger Sub participated in or had any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

¿	the fact that the company’s board and special committee retained independent financial and legal advisors, each of which has extensive experience in transactions similar to the proposed merger;

¿

the $52.25 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the special committee and its advisors, on the one hand, and NWM, NWC and Merger Sub and their advisors, on the other hand;

¿	the special committee unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the company and its unaffiliated shareholders;

¿	the company’s board determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, the company and its unaffiliated shareholders;

¿

the special committee received an opinion from Lazard, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the $52.25 in cash per share to be received by the company’s shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) is fair, from a financial point of view, to such shareholders; see “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee;”

¿

the company’s shareholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law, which allow shareholders to have the fair value of their shares determined by the Delaware Chancery Court and paid to them in cash;

¿

the merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for the company’s unaffiliated shareholders whose ability, absent the merger, to sell their shares of the company’s common stock is adversely affected by the limited trading volume and low public float of the shares;

¿

the merger consideration of $52.25 per share in cash in relation to the then-current market price of the Class A common stock, the company’s then-current value in a freely negotiated transaction and its future value as a publicly traded entity;

¿

the belief that no alternative bidder would likely be able to consummate an acquisition of the company due to Nationwide’s position that it is unwilling to sell its shares of the company’s common stock, which shares represent a controlling interest, in connection with any transaction involving the acquisition of the company; and

¿	the special committee had no obligation to recommend the adoption of the merger proposal or any other transaction.

The company’s board and the special committee did not:

¿

retain an unaffiliated representative, other than the special committee and its legal and financial advisors, to act solely on behalf of the company’s unaffiliated shareholders for purposes of negotiating the terms of the merger agreement, or

¿	structure the transaction to require approval of at least a majority of unaffiliated shareholders.

NWM, NWC and Merger Sub believe, however, that taking into account the factors listed above, as well as the fact that the agreement among NWM, NWC, Merger Sub and the company resulted from negotiations between the special committee and its advisors, on the one hand, and NWM, NWC and Merger Sub and their advisors, on the other hand. The absence of these two safeguards did not diminish the fairness of the process undertaken by the company’s board and the special committee. The NWM board did not request, and UBS and Goldman Sachs did not provide, (i) any opinion as to the fairness of the merger consideration or any other aspect of the merger to Nationwide, the company, the shareholders of the company, Nationwide policyholders or any other person, or (ii) any other valuation of the company for the purpose of assessing the fairness of the merger consideration or any other aspect of the merger to Nationwide, the company, the shareholders of the company, Nationwide policyholders or any other person.

NWM, NWC and Merger Sub did not consider the company’s liquidation value because they considered the company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. NWM, NWC and Merger Sub did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the company as a going concern but rather is indicative of historical costs. NWM, NWC and Merger Sub did not establish, and did not consider, a pre-merger going concern value for the equity of the company and does not believe there is a single method of determining going concern value. In addition, NWC and Merger Sub did not consider firm offers made by unaffiliated parties during the last two years, as no such offers were made during the last two years. Furthermore, because none of NWM, NWC or their subsidiaries, including Merger Sub, had purchased any of the company’s common stock during the two years prior to executing the merger agreement, except for any purchases executed by mutual funds managed or advised by subsidiaries of NWM or NWC on behalf of their clients, none of NWM, NWC nor Merger Sub considered the price paid by NWM in its acquisition of our stock under the merger agreement.

The foregoing discussion of the information and factors considered and given weight by NWM, NWC and Merger Sub in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by NWM, NWC and Merger Sub. NWM, NWC and Merger Sub did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, Nationwide made the fairness determinations after consideration of all of the foregoing factors as a whole.

Our Position as to the Fairness of the Merger to Our Unaffiliated Shareholders

Our board believe that the merger agreement and the merger are fair to and in the best interests of our unaffiliated shareholders for all of the reasons set forth above under “SPECIAL FACTORS—Recommendations of the Special Committee and the Board; Reasons for Recommending the Adoption of the Merger Agreement.” With a view to conducting a fair process with respect to the negotiation and consideration of the merger, our board established the special committee, consisting of three of our independent directors, Joseph A. Alutto, James G. Brocksmith, Jr. and Gerald D. Prothro. None of the members of the special committee is an officer or employee of the company, and none will be a shareholder, director, officer or employee of the company following the merger.

In reaching these conclusions, our board considered it significant that the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with NWM, NWC, Merger Sub and their advisors.

Lazard was retained as financial advisor to the special committee and, in connection with the special committee’s August 6, 2008 meeting, was asked by the special committee to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by our shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law). Lazard delivered to the special committee its opinion that, as of August 6, 2008 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion the consideration to be offered to our shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) in the merger was fair, from a financial point of view, to such shareholders. Lazard authorized the special committee to share the opinion with the unaffiliated directors who were not on the special committee and confirmed that those unaffiliated directors could take its opinion into consideration in their evaluation of the merger.

Our board, based in part on the recommendation of the special committee, recommends that our shareholders vote FOR the adoption of the merger agreement. This recommendation was made after consideration of all the material factors, both positive and negative, as described above.

Financial Projections

In connection with NWM’s and NWC’s review of the company and in the course of the negotiations between the special committee, NWM and NWC described in “SPECIAL FACTORS—Background of the Merger,” we provided NWM and NWC with non-public business and financial information. The non-public information included projections of our future operating performance. Such projections also were provided to the special committee and Lazard, in its capacity as financial advisor to the special committee. The information set forth below has been excerpted from the materials provided to Nationwide, the special committee and Lazard, and does not give effect to the transactions contemplated by the merger agreement. The projections have been summarized below to give our shareholders access to certain nonpublic information that was provided to the special committee and Lazard for the purpose of considering and evaluating the merger.

We do not, as a matter of course, publicly disclose projections of future revenues or earnings. However, as requested, senior management did provide financial forecasts to NWM, NWC, the special committee and its financial advisor, Lazard. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the parties in connection with their due diligence investigation of the company. The projections were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with generally accepted accounting principles or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The projections we have included in this proxy statement have not been prepared by, and are not the responsibility of KPMG LLP, our independent registered public accounting firm, which has neither examined nor compiled the projections, and accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect to the projections. The audit report we have incorporated by reference into this proxy statement related to our historical financial information does not extend to the projections and should not be read to do so. In compiling the projections, our management took into account historical performance, combined with projections. We developed the projections in a manner consistent with management’s historical development of budgets and long-range operating projections and were not developed for public disclosure.

Although we presented the projections with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that management believed were reasonable at the time the projections were prepared. Due to the asset accumulation nature of our business, the primary assumption is the starting date for the projection as that sets the beginning level of assets for the projection. This is most influenced by actual equity market performance to date prior to the projection. The key assumptions reflected in the financial projections are as follows:

	2007 Actual	2008 Forecast	2009 Forecast	2010 Forecast	2011 Forecast
Key Financial Assumptions[1]
Operating Expenses	$1,024.8	$1,026.3	$1,118.6	$1,147.2	$1,182.2
Sales	$18,564.2	$18,076.1	$19,675.9	$21,755.7	$24,214.8
Asset Lapse Rate	13.5%	12.2%	11.6%	11.1%	10.4%

		2nd Half 2008	2009	2010	2011
Equity Return Assumption
S&P 500 Return		3.4%	7.0%	7.0%	7.0%
Interest Rate Assumption (annualized)
Fed Funds Rate		2.00%	2.75%	4.50%	4.50%
1 Year Treasury		2.35%	3.08%	4.55%	4.55%
5 year Treasury		3.55%	4.00%	4.90%	4.90%
10 year Treasury		4.10%	4.65%	5.25%	5.25%
20 year Treasury		4.65%	5.10%	5.45%	5.45%
30 year Treasury		4.60%	5.05%	5.40%	5.40%

(1)	Projection based upon June 30, 2008 in-force and market levels.

Failure to achieve any such assumptions would impact the accuracy of the projections. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. See “FORWARD-LOOKING STATEMENTS” beginning on page 74.

We do not intend to update or otherwise revise the following projections to reflect circumstances existing after June 30, 2008, the last date when any of the projections shown below were made, or to reflect the occurrence of future events, even if any or all of the assumptions underlying such projections are shown to be in error. A summary of the projections is set forth below:

Financial Projections- May 9, 2008

The following were management’s financial projections from early to mid-May.

	Management Projections
	2008	2009	2010
	(dollars in millions)
Operating segment pre-tax operating earnings
Individual Investments	$231.3	245.2	279.2
Retirements Plans	$212.4	228.9	255.2
Individual Protection	$278.3	283.6	292.0
Corporate and Other	$35.2	81.3	119.5

Pre-tax operating earnings	$757.2	839.0	945.9
Provision for income taxes	161.5	184.0	214.0

Net operating earnings[1]	$595.7	655.0	731.9

Financial Projections- May 14, 2008

The following were the financial projections available for Lazard, Milliman and UBS and Goldman Sachs from mid-May, 2008 to the end of July, 2008.

	Management Projections
	2008	2009	2010
	(dollars in millions)
Operating segment pre-tax operating earnings
Individual Investments	n/a	n/a	n/a
Retirements Plans	n/a	n/a	n/a
Individual Protection	n/a	n/a	n/a
Corporate and Other	n/a	n/a	n/a

Pre-tax operating earnings	$821.4	907.3	999.6
Provision for income taxes	184.0	208.0	232.8

Net operating earnings[1]	$637.4	699.3	766.8

Financial Projections- June 30, 2008

The following were the financial projections available for Lazard and UBS and Goldman Sachs after July, 2008.

	Management Projections
	2008	2009	2010	2011
	(dollars in millions)
Operating segment pre-tax operating earnings
Individual Investments	$222.5	$224.3	$257.0	$293.2
Retirement Plans	221.0	216.6	239.4	264.3
Individual Protection	297.2	300.7	308.3	337.2
Corporate and Other	11.8	67.3	108.9	148.2

Pre-tax operating earnings	$752.5	$808.9	$913.6	$1,042.9
Provision for income taxes	188.6	190.5	221.9	259.5

Net operating earnings[1]	$563.9	$618.4	$691.7	$783.4

(1)

Net operating earnings, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission, are calculated by the company by adjusting net income to exclude the following (all net of taxes): non-operating net realized investment gains and losses; discontinued operations; and the cumulative effect of adoption of accounting principles. The company analyzes operating performance using a non-GAAP financial measure since it believes that this measure enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers.

Opinion of the Financial Advisor to the Special Committee

Under an engagement letter, dated as of March 10, 2008, the special committee retained Lazard to act as its financial advisor in connection with the proposed merger. Certain of the services performed by Lazard pursuant to that engagement are described earlier in this proxy statement under the heading “SPECIAL FACTORS—Background of the Merger.” As part of that engagement, the special committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of shares of Class A common stock (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) of the merger consideration to be paid to such holders in the merger. On August 6, 2008, Lazard rendered its opinion to the special committee to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the merger consideration to be paid to holders of shares of Class A common stock (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) in the merger was fair to such holders from a financial point of view.

The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. Lazard has consented to the reference to and reproduction of its opinion in this proxy statement. You are urged to read Lazard’s opinion carefully in its entirety.

In connection with its opinion, Lazard:

¿	reviewed the financial terms and conditions contained in a draft, dated August 4, 2008, of the merger agreement;

¿	analyzed certain publicly available historical business and financial information relating to the company;

¿	reviewed various financial forecasts and other data provided to Lazard by the management of the company relating to the business and prospects of the company;

¿	held discussions with members of the senior management of the company with respect to the business and prospects of the company;

¿	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the company;

¿	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the company;

¿	reviewed the historical stock prices and trading volumes of the shares of Class A common stock; and

¿	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the company or concerning the solvency or fair value of the company and were not furnished with any such valuation or appraisal. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of the company as to the future financial performance of the company. Lazard did not assume any responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based. At the request of the special committee, Lazard also used, and relied upon the accuracy and completeness of information contained in the Initial Milliman Report and the Updated Milliman Report, and did not assume responsibility for independently verifying, and did not independently verify, any such information.

In rendering its opinion, Lazard assumed, with the consent of the special committee, that the merger agreement would be identical in all material respects to the draft agreement reviewed by Lazard, and that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed that obtaining the necessary regulatory approvals and contractual consents for the merger would not have an adverse effect on the company or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the special committee had obtained such advice as it deemed necessary from qualified professionals. In addition, Lazard did not express a view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in Lazard’s opinion). In addition, Lazard’s opinion does not address the fairness of the amount or nature of, or any other aspect of, the compensation to any of the company’s officers, directors or employees, or any class of such persons, relative to the merger consideration or otherwise. Lazard did not express any opinion as to the price at which the shares of Class A common stock might trade at any time subsequent to the announcement of the merger.

Lazard’s engagement and its opinion (which was approved by Lazard’s opinion committee) are for the benefit of the special committee in connection with its consideration of the merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any holder of shares of Class A common stock as to how such holder should vote or act with respect to the merger or any matter relating thereto. In arriving at its opinion, Lazard was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all the shares of Class A common stock or any business combination or other transaction involving the company. Lazard’s opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the company or the underlying business decision by the company to engage in the merger.

Lazard’s opinion is necessarily based on economic, monetary, market and other conditions in effect on, and information available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

The following is a brief summary of the material financial analyses that Lazard performed in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses.

For purposes of its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the company. No company, transaction or business used in Lazard’s analyses as a comparison is identical to the company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities, actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

Although Lazard’s opinion was issued on August 6, 2008, the financial analyses performed by Lazard in connection with the rendering of its opinion was based on data available as of the close of business on August 1, 2008, including the closing stock prices of the public companies identified below in connection with the Public Market Trading Analysis undertaken by Lazard. As a result, Lazard’s analyses do not reflect an increase in the closing market prices of those selected public companies as of the close of business on August 5, 2008, as more fully described under “Recommendations of the Special Committee and our Board; Reasons for Recommending Adoption of the Merger Agreement.”

The analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Valuation Analyses

Public Market Trading Analysis

Lazard reviewed and analyzed selected public companies with operations and characteristics that Lazard believed to be reasonably similar to the company’s and which Lazard believed to be generally relevant in evaluating the company. Based on its professional judgment and experience, Lazard considered various factors that it deemed most appropriate such as size and business mix in selecting the public companies. In performing this analysis, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected companies and compared such information to the corresponding information for the company.

The companies included in this analysis were:

¿	Ameriprise Financial, Inc.;

¿	Genworth Financial, Inc.;

¿	Lincoln National Corporation;

¿	Manulife Financial Corporation;

¿	MetLife, Inc.;

¿	Principal Financial Group, Inc.;

¿	Protective Life Corporation;

¿	Prudential Financial, Inc.;

¿	Sun Life Financial Inc.; and

¿	Torchmark Corporation.

The estimated financial information for the selected public companies used by Lazard in its analysis was based on estimates available as of August 1, 2008 by IBES, a data service that monitors and publishes a compilation of earnings estimates regarding companies of interest to institutional investors produced by selected research analysts. The historical financial information used by Lazard in its analysis was based on publicly available historical information. The market price information used in such analysis was as of August 1, 2008.

The financial information compared included current stock price, market capitalization, public float, price as a multiple of estimated earnings per share for 2008 and 2009, price as a multiple of book value calculated in accordance with U.S. generally accepted accounting principles, which we refer to as “GAAP,” excluding accumulated other comprehensive income (which Lazard referred to as “adjusted book value”) as of March 31, 2008 or June 30, 2008, as applicable, the percentage of estimated earnings per share growth from 2008 to 2009, the estimated long term growth rate in earnings per share and the estimated return on average equity, which we refer to as “ROAE,” for 2008. Accumulated other comprehensive income measures gains or losses of a business that have yet to be realized through income under GAAP. The financial information compared also included risk based capital (which we refer to as “RBC”) ratios, as of December 31, 2007, and ratios of debt to capital. The RBC ratio is derived by dividing the total adjusted capital of an insurance company (as determined by the RBC formula set forth by the National Association of Insurance Commissioners, or the NAIC) by the company’s RBC (as determined by the RBC formula set forth by the NAIC). This analysis indicated the following information for the selected companies:

	2008E ROAE	Adj. Debt/Capital	RBC Ratio
High	17.6%	34.1%	683%
Mean	13.1%	22.4%	440%
Median	13.3%	22.0%	412%
Low	7.9%	16.5%	283%

In order to arrive at a public market reference range for the company, Lazard derived multiples for the selected companies, including price as a multiple of (i) estimated earnings per share for 2008 and 2009 in accordance with GAAP and (ii) adjusted book value. This analysis indicated the following multiples for the selected companies:

	Price to:
	2008E EPS		2009E EPS		Adjusted Book Value
High	12.9	x	11.1	x	1.90	x
Mean	9.8		8.5		1.25
Median	9.5		8.4		1.18
Low	7.2		5.4		0.56

Lazard also analyzed the implied relationship between a company’s price as a multiple of adjusted book value and estimated return on average equity. Lazard examined this relationship by performing a regression analysis on the selected companies utilizing IBES median estimates of return on average equity for 2008 and 2009. This analysis indicated an implied relationship between price as a multiple of adjusted book value and estimated return on average equity.

On the basis of certain of the foregoing information, Lazard calculated a range of per share equity values for the company of $38.00 to $40.50, based on IBES estimates, and $34.75 to $37.25, based on management projections. The merger consideration of $52.25 per share represents the following multiples of the company’s 2008 and 2009 estimated earnings per share and adjusted book value:

2008E (IBES estimate)	11.8	x
2008E (management estimate)	12.6
2009E (IBES estimate)	10.2
2009E (management estimate)	11.2
Adjusted Book Value	1.34

Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information for selected precedent merger and acquisition transactions in lines of business Lazard believed to be generally relevant in evaluating the company and compared such information to the corresponding information for the proposed merger. Lazard considered various factors such as size, business mix and the existence and reliability of publicly available information in selecting the precedent transactions based on Lazard’s professional judgment and experience. Specifically, Lazard reviewed 13 transactions announced from 1998 to the present, including six transactions announced from 2002 to the present. In order to arrive at a precedent transactions reference range for the company based on the selected transactions, Lazard derived multiples for the selected transactions, including the price paid for the target companies as a multiple of (i) the reported book value of the target companies, (ii) adjusted book value of the target companies, (iii) latest twelve-month, which we refer to as “LTM,” net operating income of the target companies, and (iv) estimated earnings for the then current fiscal year, which we refer to as “FY1,” based on IBES median estimates for the target companies (except for American Financial/Great American Resources, which is based on management plan). The precedent transactions reviewed were (minority buy-in transactions shown in bold):

Date Announced	Acquiror	Target
05/17/2007	American Financial Group, Inc.	Great American Financial Resources, Inc.
07/12/2006	Aviva plc	AmerUs Group Co.
10/09/2005	Lincoln National Corporation	Jefferson-Pilot Corporation
01/31/2005	MetLife, Inc.	Travelers Life & Annuity Co.
09/28/2003	Manulife Financial Corporation	John Hancock Financial Services, Inc.
09/17/2003	AXA Financial, Inc.	The MONY Group Inc.
08/08/2001	Nationwide Financial Services, Inc.	Provident Mutual Life Insurance Company
05/11/2001	American International Group Inc.	American General Corporation

Date Announced	Acquiror	Target
10/18/2000	AXA Group	AXA Financial, Inc.
05/01/2000	ING Group	ReliaStar Financial Corp.
05/18/2000	The Hartford Financial Services Group, Inc.	Hartford Life, Inc.
02/18/1999	Aegon N.V.	Transamerica Corporation
08/20/1998	American International Group, Inc.	SunAmerica Inc.

Lazard calculated the following multiples for the six selected transactions announced from 2002 to present:

	Price/Book Reported		Price/Book Adjusted		Price/LTM Earnings		Price/ FY1
High	1.93	x	2.25	x	15.2	x	13.8	x
Mean	1.37		1.52		13.9		13.1
Median	1.32		1.61		13.4		13.3
Low	0.74		0.77		12.6		12.1

Lazard calculated the following multiples for the 13 selected transactions announced from 1998 to present:

	Price/Book Reported		Price/Book Adjusted		Price/LTM Earnings		Price/ FY1
High	5.05	x	5.43	x	35.2	x	33.3	x
Mean	2.18		2.31		18.3		16.8
Median	1.85		2.25		15.2		14.6
Low	0.74		0.77		12.6		12.1

On the basis of certain of the foregoing information, and relying primarily on information from the six selected transactions announced from 2002 to the present, Lazard calculated a range of per share equity values for the company of $52.00 – $65.00. The merger consideration of $52.25 per share represents the following multiples of the company’s reported and adjusted book value and LTM and 2008 (FY1) earnings per share (management estimate):

Price/Book Reported	Price/Book Adjusted	Price/LTM Earnings	Price/FY1
1.48x	1.34x	12.7x	12.6x

Other Analyses

Premiums on Public Market Trading Analysis

For each of the transactions set out above under the heading “Valuation Analyses—Precedent Transactions Analysis,” Lazard calculated the premium offered by the acquiror to the target’s closing price one day, one week and one month prior to the announcement of the transaction. The results of these calculations were as follows:

	Number of Transactions	1-Day				1-Week				1-Month
		High	Mean	Median	Low	High	Mean	Median	Low	High	Mean	Median	Low
Transactions announced from 2002 to present	6	19%	13%	13%	6%	30%	16%	15%	8%	25%	15%	12%	9%
Transactions announced from 1998 to present	13	75%	22%	19%	5%	88%	29%	22%	8%	68%	29%	25%	9%

On the basis of certain of the foregoing information, Lazard then calculated a range of per share equity values for the company of $43.70 – $50.63 and $39.96 – $46.56, respectively, by applying a premium reference range of 15% to 25%, which range Lazard deemed to be the most appropriate in light of the precedent transactions and based on Lazard’s professional judgment and experience, to the per share equity values for the company of $38.00 to $40.50, based on IBES estimates, and $34.75 to $37.25, based on management projections, derived from the analysis set out above under the heading “Valuation Analysis—Public Market Trading Analysis.”

Minority Buy-in Premiums

Lazard reviewed premiums paid by acquirers in selected pending and completed minority buy-in transactions announced since January 1, 1998, where the acquirer owned at least 51% of the target before the transaction and had 100% ownership after the transaction, the acquired offer value was at least $50 million and the consideration was all cash. The premiums paid information utilized by Lazard was obtained from Thomson SDC Platinum (a data base designed to address specific needs of the capital markets industry). Lazard showed the premiums paid for the 1 day, 1 week and 4 week periods prior to the transaction.

Lazard reviewed the following 14 all-cash acquisitions of minority interest transactions in the financial services sector:

Announcement Date	Effective Date	Acquiror	Target
07/17/2007	04/15/2008	Alfa Mutual	Alfa Corporation

02/22/2007	09/28/2007	American Financial Group, Incorporated	Great American Financial Resources, Incorporated

01/24/2007	09/27/2007	American International Group	21st Century Insurance Group

11/20/2006	04/20/2007	Toronto-Dominion Bank	TD Banknorth, Incorporated

03/21/2006	05/24/2006	Erie Indemnity Company	Erie Family Life Insurance Company

10/10/2001	11/27/2001	Toronto-Dominion Bank	TD Waterhouse Group, Incorporated

06/06/2001	12/13/2001	Liberty Mutual Insurance Holding Company	Liberty Financial Companies

03/26/2001	08/21/2001	Credit Suisse First Boston, Incorporated	Credit Suisse First Boston direct Acquisition Corporation

07/24/2000	01/11/2001	Phoenix Home Life Mutual Insurance Company	Phoenix Investment Partners, Limited

03/27/2000	06/27/2000	Hartford Fin Services Group, Incorporated	Hartford Life (ITT Hartford)

03/21/2000	04/20/2000	Citigroup, Incorporated	Travelers Property Casualty Corporation

01/19/2000	04/19/2000	Metropolitan Life Insurance Company	Conning Corporation

10/27/1998	12/14/1998	Allmerica Financial Corporation	CitizensHanover Insurance Companies

10/22/1998	04/29/1999	Bank of America, National Trust and Savings Association	BA Merchant Services (Bank of America) , LLC

Lazard also reviewed the following 45 all-cash acquisition of minority interest transactions in industries other than financial services:

Announcement Date	Effective Date	Acquiror	Target
10/23/2007	05/09/2008	Investor Group	Waste Industries USA

10/09/2006	06/22/2007	Verenigde Nederlandse Uitgeversbedrijven	NetRatings, Incorporated

06/06/2007	10/31/2007	Oplink Communications	OCPI

02/06/2006	05/16/2006	Lafarge SA	Lafarge North America, Incorporated

09/01/2005	11/09/2005	IYG Holding Company	7-Eleven, Incorporated

07/08/2005	03/22/2006	Absolut Spirits Company	Cruzan International, Incorporated

Announcement Date	Effective Date	Acquiror	Target
07/01/2005	10/28/2005	Santos Limited	Tipperary Corporation

02/21/2005	07/26/2005	Novartis AG	Eon Labs Marketing, Incorporated

01/27/2005	04/21/2005	Danisco A/S	Genencor International, Incorporated

08/02/2004	12/08/2004	Cox Enterprises, Incorporated	Cox Communications, Incorporated

06/02/2003	08/22/2003	ICN Pharmaceuticals, Incorporated	Ribapharm, Incorporated

12/13/2002	09/29/2003	Savia SA de CV (Pulsar)	Seminis Incorporated

07/26/2002	02/28/2003	Samuel J. Heyman	International Specialty Products, Incorporated

02/19/2002	04/11/2002	Sabre Holdings Corporation	Travelocity.com, Incorporated

08/21/2001	02/26/2002	Thermo Electron Corporation	Spectra Physics, Incorporated

05/30/2001	09/06/2001	Bacou SA	Bacou USA, Incorporated

05/23/2001	09/28/2001	Electronic Data Systems Corporation	Unigraphics Solutions, Incorporated

05/14/2001	10/31/2001	Seneca Investments, LLC	Agency.com, Incorporated

12/29/2000	07/02/2001	Benesse Corporation	Berlitz International, Incorporated

12/14/2000	08/31/2001	O. Gene Bicknell, Incorporated	NPC International, Incorporated

10/27/2000	03/16/2001	Enron Corporation	Azurix Corporation (Enron)

09/21/2000	03/09/2001	Ford Motor Company	Hertz Corporation

07/09/2000	09/14/2000	Invitrogen	Life Technologies (Dexter)

03/17/2000	09/15/2000	BP Amoco PLC	Vastar Resources, Incorporated

03/14/2000	06/20/2000	Alcoa, Incorporated	Howmet International, Incorporated

01/31/2000	04/20/2000	Thermo Instrument Systems, Incorporated	Thermo BioAnalysis Corporation (Thermo)

01/31/2000	05/12/2000	Thermo Instrument Systems, Incorporated	ThermoQuest Corporation

01/31/2000	05/12/2000	Thermo Instrument Systems, Incorporated	Thermo Optek Corporation

01/19/2000	02/09/2000	Elyo	Trigen Energy Corporation

12/08/1999	06/19/2000	Heico Companies	Robertson-Ceco Corporation

12/01/1999	04/19/2000	Boise Cascade Holdings LLC	Boise Cascade Office Products Corporation

10/20/1999	06/06/2000	Thermo Electron Corporation	Thermoretec Corporation

06/03/1999	06/16/1999	Roche Holding AG	Genentech, Incorporated

05/07/1999	07/30/1999	McDermott International, Incorporated	J. Ray McDermott SA

04/12/1999	06/30/1999	Investor Group	Meadowcraft, Incorporated

04/01/1999	08/15/1999	Vivendi SA	Aqua Alliance, Incorporated

03/24/1999	11/04/1999	Warburg Pincus Ventures, LP	Knoll Incorporated (Warburg Pincus)

03/21/1999	07/01/1999	Viacom, Incorporated	Spelling Entertainment Group, Incorporated

Announcement Date	Effective Date	Acquiror	Target
10/16/1998	02/12/1999	Affiliated Computer Services, Incorporated	BRC Holdings, Incorporated

09/23/1998	12/17/1998	Usinor SA	J&L Specialty Steel, Incorporated

04/30/1998	11/02/1998	Dow AgroSciences, LLC	Mycogen (Dow AgroSciences) Corporation

03/17/1998	07/31/1998	Investor Group	BET Holdings, Incorporated

03/05/1998	05/20/1998	Xerox Corporation	XLConnect Solutions, Incorporated

01/22/1998	09/29/1998	Koninklijke KNP BT NV	BT Office Products International, Incorporated

01/08/1998	01/30/1998	Rayonier, Incorporated	Rayonier Timerlands LP

The results of these calculations were as follows:

	Number of Transactions	1-Day		1-Week		4-Weeks
		Mean	Median	Mean	Median	Mean	Median
Financial Services	14	35%	25%	38%	40%	36%	34%
All Other Industries	45	40%	29%	42%	34%	49%	36%
Total	59	39%	28%	41%	39%	46%	35%

Lazard then selected a premium range of 25% to 40% based primarily on the range of median premia paid in the selected minority buy-in transactions. Lazard applied this 25% to 40% premium range to the trading price per share for the company for the following periods prior to the disclosure of the initial offer by NWM on March 10, 2008. The results of these calculations are as follows:

	Implied Equity Value Per Share
Premium	1-Day	1-Week	4-Weeks
25%	$47.41	$51.56	$52.56
30%	$49.31	$53.63	$54.67
35%	$51.21	$55.69	$56.77
40%	$53.10	$57.75	$58.87

On the basis of certain of the foregoing information, Lazard calculated a range of per share equity values for the company of $50.00 – $57.00. The merger consideration of $52.25 per share represents the following premium over the trading price per share for the company for the selected periods prior to the disclosure of the initial offer by NWM on March 10, 2008.

1-Day		1-Week		4-Weeks
Unaffected Price	Premium	Unaffected Price	Premium	Unaffected Price	Premium
$37.93	38%	$41.25	27%	$42.05	24%

Adjusted Precedent Transactions Range

Lazard also provided the special committee with a range of per share equity values of the company determined by adjusting its precedent transactions analysis to reflect a 23% decline, as of August 1, 2008, in the ratio of price to FY1 estimated earnings per share of an index of the selected public companies listed above under the heading “Valuation Analyses—Public Market Trading Analysis.” The 23% decline was arrived at by first selecting the five most recent precedent transactions described above under the heading “Valuation Analyses—Precedent Transactions Analysis.” Lazard then compared the lowest ratio of price to FY1 estimated earnings per share of the selected companies at the time one of these five transactions was announced, to the ratio of price to FY1 estimated earnings per share of the selected companies on August 1, 2008. Applying this 23% decline to the per share equity values described under the heading “Valuation Analyses—Precedent Transactions Analysis,” the adjustment resulted in a range of per share equity values for the company of $40.16 – $50.20.

Market Review

Lazard reviewed share price and trading volume data for the company for the three year period ended March 7, 2008, which we refer to as the “pre-offer period,” the last trading day prior to the announcement on March 10, 2008 of NWM’s initial offer for the company, as well as the period from March 10, 2008 through August 1, 2008, which we refer to as the “post-offer period.” Lazard also reviewed, for the pre-offer period and the post-offer period, the company’s (1) price as a multiple of FY1 estimated earnings per share and (2) price as a multiple of reported GAAP book value, in each case as compared to an index of the selected public companies listed above under the heading “Valuation Analyses—Public Market Trading Analysis.” Lazard also summarized analyst views and recommendations on the company and reviewed share price targets. Lastly, Lazard summarized rating agency perspectives on the company.

Supplemental Cash Flow Valuation Analysis

At the request of the special committee, Lazard supplemented its special committee presentation with a supplemental cash flow analysis. For purposes of this analysis, at the request and direction of the special committee, Lazard utilized the valuation range for the company’s businesses described in the Updated Milliman Report, calculated as of January 1, 2008 and rolled-forward to June 30, 2008, assuming the maintenance of a 375% RBC ratio based on management’s estimate of the minimum standalone RBC ratio required to maintain current financial strength ratings. Lazard relied on the accuracy and completeness of the information contained in the Updated Milliman Report and did not assume responsibility for any such information or for any independent verification of such information.

Lazard supplemented the valuation range from the Updated Milliman Report with adjustments for the remaining portions of the company’s business not included in the Updated Milliman Report based on projections or other information provided by management. Lazard added to the valuation range from the Updated Milliman Report an adjustment for the NWM mutual funds based on the estimated present value of the expected after-tax future cash flows of the business from 2008 to 2012 and a terminal value. The terminal value refers to the value of all future cash flows from an asset at a particular point in time. In its analysis of the NWM mutual funds, Lazard utilized discount rates of 10.5% to 12.5% and calculated the terminal value by applying multiples ranging from 14.0x to 16.0x to projected net income for 2012. Lazard also added to the valuation range from the Updated Milliman Report an adjustment for Nationwide Bank based on the estimated present value of the expected after-tax future cash flows of the business from 2008 to 2027 and a terminal value. In its analysis of Nationwide Bank, Lazard utilized discount rates of 10.0% to 12.0% and assumed a terminal value equal to GAAP tangible book value in 2027. Lazard selected the discount rates for each business based on the estimated cost of capital of the business and of companies with similar businesses. Lazard selected the multiples used in the calculation of the terminal value for the NWM mutual funds primarily based on a consideration of the characteristics of the business and the trading multiples of publicly traded companies with similar businesses. Lazard also added to the valuation range from the Updated Milliman Report the estimated net asset values of other entities not included in the Updated Milliman Report.

Lazard then deducted from the valuation range from the Updated Milliman Report the estimated market value of the company’s corporate debt and, due to the roll-forward from January 1, 2008 to June 30, 2008 contained in the Milliman report, the after-tax interest expense on the corporate debt and dividends to shareholders paid during the first six months of 2008. Lazard then utilized management estimates of the number of fully diluted shares of the company to calculate a range of implied per share equity values for the company of $49.14 to $61.80.

Miscellaneous

In connection with Lazard’s services as the special committee’s investment banker, the company agreed to pay Lazard a fee currently estimated to aggregate approximately $7.6 million, of which $2.7 million is not contingent upon the consummation of the merger. The portion of Lazard’s fee that is contingent upon consummation of the merger is an amount equal to $2.5 million plus 1% of the product of (x) the amount by which the merger consideration exceeds $47.20 per share, and (y) the number of fully diluted shares of Class A common stock. The company has also agreed to reimburse Lazard for all expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws. During the two year period prior to the date of its opinion, Lazard did not have any material relationship with the company or its affiliates, including Nationwide.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of the company and Nationwide for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to the special committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the company.

Lazard prepared these analyses for the purpose of providing an opinion to the special committee as to the fairness, from a financial point of view, to the holders of shares of Class A common stock (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) of the merger consideration to be paid to such holders. The merger consideration to be paid to the holders of shares of Class A common stock pursuant to the merger agreement was determined through negotiations between representatives of the special committee and representatives of Nationwide and was approved by the special committee and the company’s board of directors. Lazard did not recommend any specified merger consideration to the special committee or to the company or that any given merger consideration constituted the only appropriate consideration for the merger. A copy of the presentation materials presented by Lazard to the special committee in connection with the delivery of its opinion has been filed with the Securities and Exchange Commission as an exhibit to the Schedule 13e-3 filed by the company.

The opinion of Lazard was one of many factors taken into consideration by the special committee. Consequently, the analyses described above should not be viewed as determinative of the opinion of the special committee with respect to the merger consideration or of whether the special committee would have been willing to recommend a merger transaction with different merger consideration. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of the company.

Preliminary Lazard Valuation Materials

Prior to August 6, 2008, in connection with its engagement, Lazard prepared discussion materials for the special committee which included valuation analyses based on information available as of earlier dates. Such discussion materials (which we refer to as the “preliminary Lazard valuation materials”) were provided to the special committee on May 19, 2008, June 17, 2008, June 23, 2008, July 9, 2008 and July 10, 2008.

The May 19, 2008 preliminary Lazard valuation materials included:

¿

a public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” and focusing on the same 10 companies identified above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” in which Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data available to Lazard as of March 15, 2008, and compared such information to the corresponding information then available for the company. On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $44.50 to $47.00;

¿

a precedent transactions analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Precedent Transactions Analysis” and focusing on the same 13 transactions identified above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Precedent Transactions Analysis.” On the basis of such analysis, and relying primarily on information from the six transactions announced after 2002, Lazard calculated a range of per share equity values for the company of $56.25 to $65.00;

¿

a premiums on public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis” focusing on the same 13 transactions identified in the preceding bullet point. On the basis of such analysis, and applying the same 15%-25% premium reference range described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis”, Lazard calculated a range of per share equity values for the company of $51.18 to $58.75;

¿

a minority buy-in premiums analysis similar to that described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Minority Buy-in Premiums” and focusing on the same 14 financial service sector transactions and 44 of the 45 other transactions identified above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Minority Buy-in Premiums.” The only transaction not included in the May 19, 2008 analysis was the Investor Group—Waste Industries USA transaction, which was completed on May 9, 2008. On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $50.00 to $57.00; and

¿

a supplementary cash flow valuation analysis similar to that described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Supplemental Cash Flow Valuation Analysis” based on (1) Milliman’s summary of the preliminary results of its appraisal of the life and annuity business of the company and (2) Lazard’s preliminary adjustments for the remaining portions of the company’s business not included in Milliman’s preliminary summary similar to those adjustments described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Supplemental Cash Flow Valuation Analysis.” On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $50.88 to $63.07.

The June 17, 2008 preliminary Lazard valuation materials included the following updated analysis from the May 19, 2008 preliminary Lazard valuation materials:

¿

a public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” and focusing on the same 10 companies identified above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” in which Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data available to Lazard as of June 13, 2008, and compared such information to the corresponding information then available for the company. On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $40.75 to $44.00; and

¿

a premiums on public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis” focusing on the same 13 transactions identified under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Precedent Transactions Analysis.” On the basis of such analysis, and applying the same 15%-25% premium reference range described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis”, Lazard calculated a range of per share equity values for the company of $46.86 to $55.00.

The June 23, 2008 preliminary Lazard valuation materials included the following updated analysis from the June 17, 2008 preliminary Lazard valuation materials:

¿

a public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” and focusing on the same 10 companies identified above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” in which Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data available to Lazard as of June 20, 2008, and compared such information to the corresponding information then available for the company. On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $38.25 to $41.70; and

¿

a premiums on public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis” focusing on the same 13 transactions identified under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Precedent Transactions Analysis.” On the basis of such analysis, and applying the same 15%-25% premium reference range described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis”, Lazard calculated a range of per share equity values for the company of $43.99 to $52.13.

The July 9, 2008 preliminary Lazard valuation materials included the following updated analysis from the June 23, 2008 preliminary Lazard valuation materials:

¿

a public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” and focusing on the same 10 companies identified above under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis” in which Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data available to Lazard as of July 8, 2008, and compared such information to the corresponding information then available for the company. On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $36.00 to $39.25;

¿

a premiums on public market trading analysis similar to that described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis” focusing on the same 13 transactions identified under “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Precedent Transactions Analysis.” On the basis of such analysis, and applying the same 15%-25% premium reference range described above under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Premiums on Public Market Trading Analysis”, Lazard calculated a range of per share equity values for the company of $41.40 to $49.06; and

The July 9, 2008 preliminary Lazard valuation materials also included an adjusted precedent transaction range calculation similar to that described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Adjusted Transactions Range” to reflect a 20% decline, as of July 8, 2008, in the ratio of price to FY1 estimated earnings per share of an index of the selected public companies listed under the heading “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Public Market Trading Analysis.” The 20% decline was arrived at by first selecting the five most recent precedent transactions described above under the heading “Opinion of the Financial Advisor to the Special Committee—Valuation Analyses—Precedent Transactions Analysis.” Lazard then compared the lowest ratio of price to FY1 estimated earnings per share of the selected companies at the time one of these five transactions was announced, to the ratio of price to FY1 estimated earnings per share of the selected companies on July 8, 2008. Applying this 20% decline to the per share equity values set forth in the precedent transaction analysis included in the May 19, 2008 preliminary Lazard valuation materials, the adjustment resulted in a range of per share equity values for the company of $45.00 to $52.00.

The July 10, 2008 preliminary Lazard valuation materials included a supplementary cash flow valuation analysis similar to that described under “Opinion of the Financial Advisor to the Special Committee—Other Analyses—Supplemental Cash Flow Valuation Analysis” based on (1) a sensitivity analysis to the Initial Milliman Report to reflect the potential impact to actuarial appraisal values related to declining economic conditions and downward revisions to the financial projections of the company and (2) Lazard’s preliminary adjustments for the remaining portions of the company’s business from the May 19, 2008 preliminary Lazard valuation materials. On the basis of such analysis, Lazard calculated a range of per share equity values for the company of $46.73 to $59.39.

Summary of Actuarial Appraisal

In connection with the evaluation of the proposed merger, the special committee engaged Milliman to calculate present values of the projected statutory earnings arising from the life and annuity business of Nationwide Life.

In developing the actuarial appraisal, Milliman prepared estimates regarding the future operations of Nationwide Life. It is anticipated that the actual experience will vary, and may vary significantly, from Milliman’s estimates. In addition, as part of its assignment, Milliman relied on data and other information supplied by the company, without independent verification of the accuracy or completeness of such data and other information. The Initial Milliman Report containing Milliman’s actuarial valuation was provided to the special committee on June 3, 2008. The actuarial valuation in the Initial Milliman Report was then updated on July 21, 2008 to reflect (i) the impact of equity market movements between April 15, 2008 (the starting assumption for the Initial Milliman Report) and July 16, 2008; (ii) a reduction in the company’s forecast sales of variable annuities and updated sales forecasts for the company’s private sector retirement plans operations; and (iii) an increase in the cost of reserve financing and estimated after-tax credit losses for Nationwide Life in the quarter ended June 30, 2008.

An actuarial appraisal of economic value, or actuarial value, does not represent market value, nor is it an attempt to estimate market value. Rather, an actuarial value is a projection of statutory earnings (under a specific set of assumptions) discounted to present value. The actuarial values vary significantly depending upon the assumptions used and the discount rate applied. The Updated Milliman Report calculated present values using an assumed range of discount rates of 9%, 10% and 11%. Milliman selected this range of discount rates in consultation with Lazard. Milliman determined that the discount rates selected were consistent with discount rates used in transactions involving companies similar to Nationwide Life. Milliman first calculated the adjusted statutory book value as of December 31, 2007 and then added (i) projected amounts and present values of future statutory profits from the company’s in-force business as of December 31, 2007 and (ii) projected amounts and present values attributable to the company’s future new insurance business written after December 31, 2007. The projections of future profits reflect numerous assumptions, including: (i) mortality and persistency assumptions, which were based on the experience of the company and on general industry experience, (ii) expenses, which were projected as a combination of unit expense allowables and excess costs to reproduce the budgeted expenses of the company, (iii) future investment income reflecting a runoff of the existing portfolio along with reinvestment strategies and yields that varied by line of business based on the company’s assumptions about asset yield, quality and maturity, (iv) separate account growth rates, which are based on long term return expectations for different fund types and on the underlying mix of funds, (v) financing of excess life reserves, which were based on a net cost of 75 basis points of outstanding amounts per year, and (vi) new business production assumptions, which were based on the company’s business plan and growth rates expected for the next ten years. Milliman then subtracted from the combined value of the company’s in-force and new business taxes, unabsorbed expenses, and the cost of capital required by such business (assuming a 300% NAIC RBC ratio). The Updated Milliman Report also provided analysis of the impact of increasing RBC from 300% to 375% as a result of management of the company having informed Milliman that it expects that a minimum of 375% RBC would be needed to maintain adequate credit ratings if Nationwide Life were operated on a stand-alone basis or as part of NWM. Using this methodology, Milliman obtained final actuarial values for the company’s life insurance operations, as set forth in the Updated Milliman Report, ranging, in aggregate, from approximately $7.6 to $9.2 billion, at discount rates from 9% to 11%, respectively. Lazard incorporated the final actuarial values, which represent a projection of earnings discounted to present value, to perform a supplemental cash flow analysis. Because the final actuarial valuations were only with respect to the Nationwide Life portion of the company’s business, Lazard supplemented these values with adjustments for the remaining portions of the business. A more detailed description of Lazard’s supplemental cash flow analysis and the adjustments made to the final actuarial values is described under “SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee—Other Analyses—Supplemental Cash Flow Valuation Analysis.”

As set forth above and as further described in the Initial Milliman Report and the Updated Milliman Report, Milliman’s work is subject to various assumptions, caveats, limitations and explanations. Milliman noted that in order to fully comprehend the Initial Milliman Report and the Updated Milliman Report, any user of those reports should be advised by an actuary with a substantial level of expertise in areas relevant to the analysis contained in those reports to appreciate the significance of the underlying assumptions and the impact of those assumptions on the illustrated results. In order to understand or place any reliance on Milliman’s work, the Initial Milliman Report and the Updated Milliman Report must be read in their entirety. A full copy of each of the Initial Milliman Report and the Updated Milliman Report are attached as exhibits to Schedule 13e-3 as filed with the Securities and Exchange Commission. We expect to pay Milliman for its work, including delivery or the Initial Milliman Report and the Updated Milliman Report, approximately $1.1 million in fees and expenses. No portion of Milliman’s fee is contingent upon the consummation of the merger. During the two years prior to this transaction, Milliman provided consulting services unrelated to the proposed transaction to the company and its affiliates, including NWM, and received $233,781.94 in fees for the period from August 1, 2006 through December 31, 2006 and $1,088,457.41 in fees for the period from January 1, 2007 through August 31, 2008.

Summary of Financial Analyses of UBS and Goldman Sachs

NWM retained UBS and Goldman Sachs to act as its financial advisors in connection with the merger. UBS and Goldman Sachs delivered successive and updated versions of a financial analysis to the NWM board on March 5, 2008, June 4, 2008, June 20, 2008 and August 6, 2008. The August 6, 2008 version of the financial analysis is summarized below.

The NWM board did not request, and UBS and Goldman Sachs did not provide, (i) any opinion as to the fairness of the merger consideration or any other aspect of the merger to Nationwide, the company, the shareholders of the company, Nationwide policyholders or any other person or (ii) any other valuation of the company for the purpose of assessing the fairness of the merger consideration or any other aspect of the merger to Nationwide, the company, the shareholders of the company, Nationwide policyholders or any other person. Because neither UBS nor Goldman Sachs rendered any opinion as to the fairness of the merger consideration or any other matter, neither UBS nor Goldman Sachs followed all of the procedures that it would ordinarily follow in connection with rendering an opinion.

UBS and Goldman Sachs delivered their financial analysis for the information and assistance of the NWM board in connection with its consideration of the merger. UBS and Goldman Sachs did not make, and their financial analysis does not constitute, a recommendation to the NWM board or as to how any shareholder of the company should vote with respect to the merger or any other matter.

In connection with delivering the financial analysis, UBS and Goldman Sachs reviewed, among other things:

¿	certain publicly available business and financial information relating to the company;

¿	certain actuarial analyses related to the company’s insurance and annuity operations prepared by Milliman;

¿	certain publicly available research analyst reports for the company;

¿	certain presentations regarding the company’s financial and operating condition prepared by the company in the ordinary course of business for the benefit of the rating agencies;

¿	certain publicly available rating agency analyst reports for the company;

¿	current and historical market prices of the company’s common stock;

¿	publicly available financial and stock market data with respect to certain other companies believed to be generally relevant;

¿	certain internal financial analyses and projections for the company prepared and provided by management of the company and described under the heading “Financial Projections;”

¿	publicly available terms of certain other minority buy-in transactions believed to be generally relevant; and

¿	a draft of the merger agreement, dated as of August 6, 2008.

UBS and Goldman Sachs also held discussions with members of senior management of the company regarding its assessment of the past and current business operations, financial condition and future prospects of the company and with the senior management of NWM regarding its assessment of the strategic rationale for, and the potential benefits of, the merger.

For purposes of the financial analysis, UBS and Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by them. In that regard, UBS and Goldman Sachs assumed, with the consent of the NWM board, that the internal financial analyses and projections for the company prepared by the management of the company had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the company, and that such projections would be realized in the amounts and time periods contemplated thereby. Furthermore, neither UBS nor Goldman Sachs is an actuarial firm, their services did not include any actuarial determination or evaluation by them or any attempt to evaluate actuarial assumptions (other than consideration of certain of the assumptions set forth in the Milliman report), and UBS and Goldman Sachs relied on the actuaries of the company with respect to reserve adequacy. In that regard, UBS and Goldman Sachs made no analysis of the adequacy of any reserves or the embedded value of the in-force insurance policies of the company or any of its subsidiaries. In addition, neither UBS nor Goldman Sachs made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the company or any of its subsidiaries.

The financial analysis by UBS and Goldman Sachs did not address any legal, regulatory, tax or accounting matters, nor did it express any opinion or recommendation as to the underlying business decision of NWM or NWC to engage in the merger or the relative merits of the merger as compared to any strategic transaction that may be available to NWM or NWC. The financial analysis by UBS and Goldman Sachs was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, August 1, 2008, and UBS and Goldman Sachs assumed no responsibility for updating, revising or reaffirming their financial analysis based on circumstances, developments or events occurring after such date.

The following is a brief summary of the material financial analyses contained in the August 6, 2008 version of the financial analysis. The following summary, however, does not purport to be a complete description of the financial analyses performed by UBS and Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by UBS and Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of UBS’ and Goldman Sachs’ financial analyses. Considering the information set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by UBS and Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 1, 2008 and is not necessarily indicative of current market conditions.

Implied Transaction Multiples/Premium Analysis. UBS and Goldman Sachs calculated various multiples and premiums resulting from the contemplated merger. These calculations were based on information obtained from Securities and Exchange Commission filings and FactSet Research Systems Inc., which we refer to as “FactSet,” certain financial analyses and projections for the company prepared by the management of the company and estimates from IBES.

Using each of (i) the $52.25 in cash price per share of the Class A common stock to be paid in the merger and (ii) the $47.20 in cash price per share of the Class A common stock initially proposed by Nationwide on March 5, 2008, UBS and Goldman Sachs calculated the following multiples and premiums:

¿

premium to the closing price of the Class A common stock on the New York Stock Exchange on (i) March 4, 2008, the last completed trading day prior to Nationwide’s initial proposal to acquire 100% ownership of the company, (ii) March 7, 2008, the last completed trading day prior to the company’s public announcement of Nationwide’s initial proposal, and (iii) August 1, 2008;

¿	premium to the average closing price of the Class A common stock on the New York Stock Exchange for certain historical periods ended March 7, 2008;

¿	premium to the 52-week high and low closing prices of the Class A common stock on the New York Stock Exchange as of March 7, 2008;

¿

price as a multiple of the company’s estimated earnings per share, which we refer to as “EPS,” calculated in accordance with GAAP, (i) for the twelve-month period ending July 31, 2009 and (ii) for calendar year 2009, in each case using IBES earnings estimates;

¿

price as a multiple of the company’s estimated EPS, calculated in accordance with GAAP, (i) for the next twelve months (consisting of 50% of estimated EPS for calendar year 2008 and 50% of estimated EPS for calendar year 2009), and (ii) for calendar year 2009, in each case using management earnings estimates; and

¿

price as a multiple of the company’s book value per share as of the fiscal quarter ended March 31, 2008, both including and excluding accumulated other comprehensive income, which we refer to as “AOCI.”

The results of these analyses are summarized as follows:

	Initial Proposal		Merger Consideration
Premium (Discount) to Historical Prices

March 4, 2008 closing price	15.9%		28.3%

March 7, 2008 closing price	24.4%		37.8%

August 1, 2008 closing price	0.8%		11.6%

30-day average closing price	12.7%		24.7%

60-day average closing price	12.3%		24.3%

90-day average closing price	10.4%		22.2%

1-year average closing price	(9.8)%		(0.2)%

52-week high closing price	(26.9)%		(19.1)%

52-week low closing price	24.4%		37.8%

Price/EPS Multiple—Based on IBES as of August 1, 2008

Price as a multiple of next twelve months EPS	9.6	x	10.7	x

Price as a multiple of 2009 estimated EPS	9.2	x	10.2	x

Price/EPS Multiple—Based on Management Estimates

Price as a multiple of next twelve months EPS	10.9	x	12.1	x

Price as a multiple of 2009 estimated EPS	10.3	x	11.4	x

Price/Book Value Multiple

Price as a multiple of Q1 2008 book value per share (ex. AOCI)	1.21	x	1.34	x

Price as a multiple of Q1 2008 book value per share (incl. AOCI)	1.30	x	1.44	x

Selected Publicly Traded Companies Analysis. UBS and Goldman Sachs compared selected financial information and stock market data for the company to corresponding information and data for the following publicly traded annuity and life insurance companies:

¿	MetLife, Inc.

¿	Prudential Financial, Inc.

¿	Lincoln National Corporation

¿	Principal Financial Group, Inc.

¿	Ameriprise Financial, Inc.

Although none of the selected companies are directly comparable to the company, the companies included were chosen because they are publicly traded U.S. annuity and life insurance companies with market capitalizations in excess of $5 billion as of the date of analysis with operations that for purposes of analysis may be considered similar to certain operations of the company. No publicly traded annuity and life insurance companies were included in this analysis that operate businesses in addition to their annuity and life insurance operations that (i) are significantly different from those businesses operated by the company and (ii) have historically represented a substantial portion such companies’ earnings capacities.

With respect to the selected companies and the company, UBS and Goldman Sachs calculated and compared financial multiples based on publicly available historical financial information obtained from Securities and Exchange Commission filings and FactSet and earnings estimates obtained from IBES. UBS and Goldman Sachs calculated the average market values of common equity for certain historical periods ended March 7, 2008, the last completed trading day prior to the company’s public announcement of Nationwide’s initial proposal, as multiples of (i) estimated EPS for the twelve-month period ending July 31, 2009 and (ii) book value per share (excluding AOCI).

The results of these analyses are summarized as follows:

Price/EPS Multiples
	Company	Selected Companies

Average price over the 5-year period ended March 7, 2008 as a multiple of next twelve months EPS estimates	10.7x	12.1x

Average price over the 3-year period ended March 7, 2008 as a multiple of next twelve months EPS estimates	11.0x	12.3x

Average price over the 1-year period ended March 7, 2008 as a multiple of next twelve months EPS estimates	11.1x	11.9x

Average price over the 90-day period ended March 7, 2008 as a multiple of next twelve months EPS estimates	8.8x	10.3x

Average price over the 60-day period ended March 7, 2008 as a multiple of next twelve months EPS estimates	8.6x	9.8x

Average price over the 30-day period ended March 7, 2008 as a multiple of next twelve months EPS estimates	8.6x	9.3x

Average price over the 5-year period ended March 7, 2008 as a multiple of book value per share	1.24x	1.57x

Average price over the 3-year period ended March 7, 2008 as a multiple of book value per share	1.29x	1.66x

Average price over the 1-year period ended March 7, 2008 as a multiple of book value per share	1.35x	1.73x

Average price over the 90-day period ended March 7, 2008 as a multiple of book value per share	1.10x	1.51x

Average price over the 60-day period ended March 7, 2008 as a multiple of book value per share	1.08x	1.46x

Average price over the 30-day period ended March 7, 2008 as a multiple of book value per share	1.07x	1.40x

UBS and Goldman Sachs also compared various other financial information and stock market data for the selected companies and the company. These comparisons were based on market data as of August 1, 2008, financial data as of the most recent available quarter (which, for the company, was the quarter ended March 31, 2008), information obtained from Securities and Exchange Commission filings and FactSet and estimates from IBES.

With respect to the selected companies and the company, UBS and Goldman Sachs calculated:

¿	the closing price on August 1, 2008 as a multiple of estimated EPS for each of (i) the twelve-month period ending July 31, 2009 and (ii) calendar year 2009;

¿	the closing price on August 1, 2008 as a multiple of book value per share, excluding AOCI;

¿	estimated 2008 return on average equity;

¿	estimated long term EPS growth rate; and

¿	the dividend yield based on the closing price on August 1, 2008.

With respect to the company, UBS and Goldman Sachs also calculated:

¿

the $52.25 in cash price per share of the Class A common stock to be paid in the merger as a multiple of estimated EPS for each of (i) the twelve-month period ending July 31, 2009 and (ii) calendar year 2009;

¿	the $52.25 in cash price per share of the Class A common stock to be paid in the merger as a multiple of book value per share, excluding AOCI;

¿	the dividend yield based on the $52.25 in cash price per share of the Class A common stock to be paid in the merger;

¿

the average closing price of the Class A common stock on the New York Stock Exchange over the five-year period ended March 7, 2008, the last completed trading day prior to the company’s public announcement of Nationwide’s initial proposal, as a multiple of estimated EPS for each of (i) the twelve-month period ending July 31, 2009 and (ii) calendar year 2009; and

¿	the average closing price of the Class A common stock on the New York Stock Exchange over the five-year period ended March 7, 2008 as a multiple of book value per share, excluding AOCI.

The results of these analyses are summarized as follows:

	Implied Multiples for Company based on Merger Price		Implied Multiples for Company based on August 1, 2008 Closing Price		Implied Multiples for Company based on 5-Year Trading Average		Implied Multiples for Selected Public Companies based on August 1, 2008 Closing Price
							Range		Median
Price as a multiple of next twelve months EPS estimates	10.7	x	9.6	x	10.7	x	7.9-10.3	x	8.3	x
Price as a multiple of 2009 EPS estimates	10.2	x	9.1	x	10.3	x	7.6-9.8	x	7.9	x
Price as a multiple of book value	1.34	x	1.20	x	1.24	x	1.08-1.63	x	1.20	x
Estimated 2008 return on average equity	—		11.3%		—		10.9-15.2%		12.7%
Estimated long term EPS growth rate	—		10.1%		—		11.5-14.0%		12.0%
Dividend yield	2.2%		2.5%		—		1.5-3.5%		1.7%

Selected Transactions Analysis. UBS and Goldman Sachs analyzed certain publicly available information relating to the following minority buy-in transactions with consideration greater than $100 million in the insurance industry since 1995 and in other industries since 2005 (listed by acquiror, followed by target and announcement year):

Transactions Involving Insurance Companies	Transactions Not Involving Insurance Companies

Alfa Mutual Insurance Company—Alfa Corporation (2007)

American Financial Group, Inc.—Great American Financial Resources, Inc. (2007)

American International Group, Inc.—21st Century Insurance Group (2007)

AXA—AXA Financial, Inc. (2000)

The Hartford Financial Services Group Inc.—Hartford Life Inc. (2000)

Citigroup Inc.—Travelers Property Casualty Corp. (2000)

Allmerica Financial Corporation—Citizens Corporation (1998)

Orion Capital Corporation—Guaranty National Corporation (1997)

Zurich Centre Investments Limited—Zurich Reinsurance Centre Holdings, Inc. (1997)

Allmerica Financial Corporation—Allmerica Property and Casualty Companies, Inc. (1996)

Conseco, Inc.—Bankers Life Holding Corporation (1996)

Berkshire Hathaway Inc.—GEICO Corporation (1995)

Investor Group—Waste Industries USA, Inc. (2007)

TD Bank Financial Group—TD Banknorth Inc. (2006)

The Nielsen Company—NetRatings Inc. (2006)

Lafarge S.A.—Lafarge North America Inc. (2006)

ev3 Inc.—Micro Therapeutics, Inc. (2005)

Vector Group Ltd.—New Valley Corporation (2005)

Wachovia Corp.—WFS Financial Inc. (2005)

IYG Holding Company—7-Eleven, Inc. (2005)

Santos Limited—Tipperary Corporation (2005)

Vishay Intertechnology, Inc.—Siliconix incorporated (2005)

Novartis AG—Eon Labs, Inc. (2005)

Danisco A/S—Genencor International, Inc. (2005)

News Corporation—Fox Entertainment Group, Inc. (2005)

For each of the selected transactions and the merger, UBS and Goldman Sachs compared:

¿

the price per share initially proposed in the transaction to (i) the closing price of the target’s common stock on the last trading day immediately preceding the announcement of the initial proposal; (ii) the closing price of the target’s common stock one week prior to the announcement of the initial proposal; and (iii) the high closing price of the target’s common stock during the 52-week period immediately preceding the announcement of the initial proposal;

¿	the final agreed bid price to the closing price of the target’s common stock one week prior to the announcement of the initial proposal;

¿

(i) the final agreed bid price as a premium over the closing price of the target’s common stock one week prior to the announcement of the initial proposal to (ii) the price per share initially proposed in the transaction as a premium over the closing price of the target’s common stock one week prior to the announcement of the initial proposal; and

¿	the final agreed bid price to the price per share initially proposed in the transaction.

The results of these analyses are summarized as follows:

Transactions Involving Insurance Companies
	Initial Premium Over Closing Price 1 Day Prior to Announcement	Initial Premium Over Closing Price 1 Week Prior to Announcement	Initial Premium Over 52-Week High Closing Price	Final Premium Over Closing Price 1 Week Prior to Announcement	Change in Premium	Change in Bid Price
Merger	24%	16%	(27)%	29%	12%	11%
Median of Selected Transactions	12%	17%	(3)%	24%	9%	8%

Transactions Not Involving Insurance Companies
	Initial Premium Over Closing Price 1 Day Prior to Announcement	Initial Premium Over Closing Price 1 Week Prior to Announcement	Initial Premium Over 52-Week High Closing Price	Final Premium Over Closing Price 1 Week Prior to Announcement	Change in Premium	Change in Bid Price
Merger	24%	16%	(27)%	29%	12%	11%
Median of Selected Transactions	15%	14%	(6)%	24%	5%	4%

Miscellaneous. The presentation of financial analyses is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses and summary as a whole, could create a misleading or incomplete view of the processes underlying UBS’ and Goldman Sachs’ financial analysis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to the company or the merger.

UBS and Goldman Sachs prepared these analyses for purposes of delivery to the NWM board. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NWM, the company, UBS, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through negotiations between NWM and the special committee and was approved by the NWM board. UBS and Goldman Sachs provided advice to NWM and the NWM board during these negotiations. As described above, however, UBS and Goldman Sachs did not render any opinion relating to the merger consideration.

UBS’ and Goldman Sachs’ financial analysis was one of many factors taken into consideration by the NWM board in making its determination to approve the merger agreement. The foregoing summary should be read in conjunction with the full text of the financial analysis materials, which are filed as exhibits to the company’s Schedule 13E-3 dated as of the date of this proxy statement.

Each of UBS and Goldman Sachs and their respective affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities, including themselves. In the ordinary course of these activities and services, each of UBS and Goldman Sachs and their respective affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations)

of NWM, the company and any of their respective affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. UBS and Goldman Sachs acted as financial advisors to NWM in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, UBS has provided certain investment banking and other financial services to the company and its affiliates from time to time, including having acted as (i) a counterparty on various capital markets transactions; (ii) a co-manager on the company’s hybrid debt offering in May 2007 (aggregate principal amount of $400,000,000); and (iii) financial advisor to the company in its sale of The 401(k) Company in March 2007. In the past two years UBS received aggregate fees of approximately $2.7 million from the company and its affiliates for investment banking and other financial services unrelated to the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to NWM and its affiliates from time to time, including having acted as (i) a counterparty on various derivative transactions entered into by NWM and its affiliates in 2008; (ii) a joint bookrunner and structuring agent on NWM’s catastrophe bond due in June 2011 (aggregate principal amount of $250,000,000) in June 2008; and (iii) financial advisor to NWM in its sale of NWD Investment Management, Inc. to the company in April 2007. In the past two years Goldman Sachs received aggregate fees of approximately $5 million from NWM and its affiliates for investment banking and other financial services unrelated to the merger. UBS and Goldman Sachs may also provide investment banking and other financial services to NWM and the company and certain of their respective affiliates in the future, for which they may receive compensation.

NWM selected UBS and Goldman Sachs as its financial advisors because each is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of their familiarity with NWM and its businesses. Pursuant to their respective engagement letters with NWM, UBS and Goldman Sachs are entitled to be paid a transaction fee of $10,000,000 and $7,500,000, respectively, a substantial portion of which, in each case, is payable upon the completion of the merger. NWM has also agreed to reimburse UBS and Goldman Sachs for their respective expenses, including attorneys’ fees and disbursements, and to indemnify UBS and Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Alternatives to the Merger

Nationwide did not consider a sale or reduction of its controlling interest in the company. Nationwide chose the merger structure because it was the preferable means to acquire the entire equity interest in the company and provide cash to our shareholders (other than Nationwide, the company and its wholly owned subsidiaries). NWM and NWC considered a tender offer transaction, but rejected that alternative as a merger allows for a prompt and orderly transfer of ownership of the shares in a single step, without uncertainty as to the probability of acquiring enough shares to execute a back-end short-form merger associated with a tender offer.

Certain Effects of the Merger

Conversion of Outstanding Company Common Stock and Stock Options

If the merger agreement is adopted by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the company, with the company continuing as the surviving corporation in the merger. After the merger, NWC will beneficially own all of our outstanding capital stock.

When the merger is completed, each share of our Class A common stock issued and outstanding immediately prior to the effective time of the merger (other than the shares owned by Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares held by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law), will be converted into the right to receive $52.25, without interest and subject to tax withholding. Each share of the company’s Class B common stock (all of which is owned by NWC) will be cancelled without consideration.

At the effective time of the merger, each outstanding option to acquire our common stock issued under a company stock option plan will automatically be cancelled and converted into the right to receive, as soon as practicable following the effective time but no later than five business days thereafter, a lump sum cash payment, without interest and subject to tax withholding by NWC and the surviving corporation, equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $52.25 over the per-share exercise price of such stock option.

Each restricted share will, at the effective time, be vested and no longer subject to restrictions, and will be converted into the right to receive $52.25, without interest and subject to tax withholding.

Each deferred stock unit issued to a director of the company under the director stock plan will automatically be cancelled and converted as of the effective time into the right to receive an amount equal to the merger consideration of $52.25, which amount will be credited to an account established for the director under the directors deferred compensation plan.

Amounts held in the account of any employee under the deferred compensation plans that are deemed to be invested in our common stock will automatically be converted as of the effective time into an amount equal to the merger consideration of $52.25 multiplied by the number of shares of our common stock, including fractional shares, that are deemed to be held in such employee’s account, which amount will be credited to such employee’s account under the deferred compensation plan.

Effect on Our Ownership Structure

At the effective time of the merger, our unaffiliated shareholders will cease to have ownership interests in the company or rights as our shareholders. Therefore, our unaffiliated shareholders would not participate in our earnings or growth following the merger and would not benefit from any increase in our value following the merger.

Effect on Listing, Registration and Status of Our Common Stock

Our common stock is currently registered under the Exchange Act and is listed on the New York Stock Exchange under the symbol “NFS.” As a result of the merger, we will be a privately held company, and there will be no public market for our common stock. After the merger, the common stock will cease to be listed on the New York Stock Exchange, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us.

As a result of contractual commitments entered into in connection with the issuance of our 6.75% Fixed-To-Floating Rate Junior Subordinated Notes, we expect to continue filing annual and quarterly reports with the Securities and Exchange Commission after the merger as long as those contract commitments remain in effect. In addition, after the merger, Nationwide Life Insurance Company will remain subject to applicable Securities and Exchange Commission reporting obligations as a result of its registered insurance products.

Effect on Our Organization and Management

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation in the merger, until their successors are duly elected and qualified. It is expected that immediately following the effective time of the merger our officers immediately prior to the effective time of the merger will remain the officers of the surviving corporation. Our certificate of incorporation will be amended to read in its entirety in the form attached hereto as Annex D, and as so amended, will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with its terms and applicable Law.

It is expected that, upon consummation of the merger, we will conduct our operations substantially as they currently are being conducted; however, we will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Management of

NWM and NWC have has advised us that they do not have any present plans or proposals that relate to, or would result in, an extraordinary transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, our management will continuously evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize our value. NWM and NWC reserves the right to make any changes it deems appropriate in light of its evaluation and review, or in light of future developments. The company will cease filing proxy statements with the Securities and Exchange Commission following closing.

Beneficial and Detrimental Effects

A benefit of the merger to NWC, and thereby also to Nationwide and its affiliates, is that our future earnings and growth will be solely for their benefit and not for the benefit of our current shareholders. Detriments of the merger to Nationwide and its affiliates are the lack of liquidity for our common stock following the merger, the risk that we will decrease in value following the merger, and the payment by us of approximately $             million in transaction costs and estimated fees and expenses related to the merger. See “SPECIAL FACTORS—Estimated Fees and Expenses of the Merger.”

The benefit of the merger to our unaffiliated shareholders is the right to receive $52.25 per share for their shares of our common stock and that they will not bear the risk of continuing their investment in the company. The detriments of the merger to such shareholders are that they will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares in the merger will be a taxable event for federal income tax purposes. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Effect on NWC’s Interest in Net Book Value and Net Earnings

As our sole shareholder, NWC’s interests in our net book value and net earnings after consummation of the merger will be 100% based on its ownership of 100% of our outstanding capital stock. Accordingly, our unaffiliated shareholders will no longer hold any direct or indirect equity interest in us and, therefore, will no longer own any interest in our net book value or net earnings. As such, immediately after the merger, based on our unaudited June 30, 2008 financial statements, NWC’s 100% interest in us will be equal to approximately $5.44 billion in the surviving corporation’s net book value and $129.9 million in the surviving corporation’s net earnings calculated based on our net earnings for the six months ended June 30, 2008.

Interests of Certain Persons in the Merger

In considering the recommendation of our board, you should be aware that certain of our officers and directors, and Nationwide and its affiliates, have interests in the transaction that are different from, or are in addition to, the interests of our unaffiliated shareholders generally. The special committee and our board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS—Background of the Merger.”

Company Directors

Certain members of our board are affiliated with NWM and its affiliates and have actual or potential conflicts of interest in evaluating the merger. Specifically, Mr. Jurgensen is an officer and director of NWM and Ms. Lydia Marshall and Mr. Keith Eckel are each a director of NWM.

Our Executive Officers

Certain of our executive officers are also executive officers of Nationwide. Specifically, Mr. Jurgensen is the Chief Executive Officer of NWM and the company; Mssrs. Hilsheimer and Hallowell are directors and officers of Merger Sub and executive officers of the company and Mr. Barnes is an executive officer of Merger Sub and the company. In addition, the following executive officers of the company are also officers of

Nationwide: Ms. Hatler, Ms. Hill, Mr. Keller, Mr. Lyski, Mr. Rasmussen, Ms. Baldwin Moody, Mr. Craig, Mr. Frommeyer, Mr. Golato, Mr. Hallowell, Ms. Hamilton and Ms. Snyder. Prior to retiring from the company on March 7, 2008, Mr. Rosholt was an executive officer of NWM and the Executive Vice President– Finance, Investments and Strategy of the company. Prior to resigning from the company on September 4, 2007, Mr. Millner was an executive officer of NWM and the company. None of our executive officers are entitled to any change-in-control, retention or other bonus payments in connection with the merger. For additional information on our executive officers, see “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS.”

Equity Ownership in the Company; Merger Consideration to be Received by Our Directors and Officers

Our directors and officers will be entitled to receive $52.25 per share of our common stock that they hold at the effective time of the merger.

Upon completion of the merger, in respect of options they hold to acquire shares of our common stock, our directors and officers will be entitled to receive an amount in cash equal to the product of (1) the number of shares subject to such stock option, and (2) the excess, if any, of the per-share merger consideration of $52.25 over the per-share exercise price of such stock option, without interest and subject to tax withholding. Each member of management and our board who holds a restricted share will, at the effective time, have the right to receive $52.25 in cash for each share, without interest and subject to tax withholding. Each deferred stock unit issued to one of our directors under the director stock plan will automatically be cancelled and converted as of the effective time into the right to receive an amount equal to the merger consideration of $52.25, which amount will be held for each such director in an account established for the director under the directors deferred compensation plan.

The following table sets forth (i) the number of shares of our common stock beneficially owned by each of our directors and the officers listed in the “Summary Compensation Table for 2007” of our proxy statement filed March 27, 2008, which we refer to as the “named executive officers,” as of the date of this proxy statement, (ii) the number of shares of our common stock subject to options held by each of our directors and named executive officers as of the date of this proxy statement, (iii) the number of restricted shares held by each of our directors and named executive officers as of the date of this proxy statement, (iv) the number of deferred stock units held by each of our directors and named executive officers as of the date of this proxy statement, (v) the total cash consideration to be received by each of our directors and named executive officers as of the date of this proxy statement in connection with the merger in respect of item (iv), (vi) the total cash consideration in respect of items (i) through (iv) to be received by each of our directors and named executive officers as of the date of this proxy statement upon completion of the merger, and (vii) the present value of accumulated pension benefits for each of our directors and named executive officers as of the date of this proxy statement:

Name	Position	Number of Shares Beneficially Owned[1]	Number of Options to be Cashed Out[2]	Number of Restricted Shares to be Cashed Out	Number of Deferred Stock Units or NFS Stock Index to be Cashed Out	Cash Payout for Units	Aggregate Compensation for Service on Special Committee[3]	Total Cash Payments Upon Completion of the Merger[4]	Present Value of Accumulated Pension Benefits
Joseph A. Alutto	Director	21,255.617	16,479	0	3,767	$196,825.75	$83,333.33	$763,413.95	—

James G. Brocksmith, Jr.	Director	29,021.082	21,298	0	3,767	$196,825.75	$83,333.33	$1,002,233.98	—

Keith W. Eckel	Director	16,342.338	8,870	0	3,767	$196,825.75	—	$726,208.20	—

W.G. Jurgensen	Director; Chief Executive Officer	1,058,358	966,296	0	15,267	$797,700.75	—	$23,547,878.42	$1,661,092

Lydia M. Marshall	Director	32,775.371	23,298	0	3,767	$196,825.75	—	$1,126,355.58	—

David O. Miller	Director	30,762.465	21,298	0	3,767	$196,825.75	—	$1,093,221.25	—

Martha Miller de Lombera	Director	12,277.057	10,205	0	3,767	$196,825.75	—	$473,159.28	—

James F. Patterson	Director	21,174.498	11,759	0	3,767	$196,825.75	—	$849,344.89	—

Gerald D. Prothro	Director	25,245.371	15,259	0	3,767	$196,825.75	$83,333.33	$945,541.00	—

Arden L. Shisler	Director	34,368.084	21,298	0	3,767	$196,825.75	—	$1,281,614.84

Alex Shumate	Director	19,740.617	16,479	0	3,767	$196,825.75	—	$684,255.20	—

Name	Position	Number of Shares Beneficially Owned[1]	Number of Options to be Cashed Out[2]	Number of Restricted Shares to be Cashed Out	Number of Deferred Stock Units or NFS Stock Index to be Cashed Out	Cash Payout for Units	Aggregate Compensation for Service on Special Committee[3]	Total Cash Payments Upon Completion of the Merger[4]	Present Value of Accumulated Pension Benefits

Thomas F. Zenty III[5]	Director	0	0	0	0	$0	—	$0	—

Donald L. McWhorter[6]	Former Director	30,054.371	21,252	0	3,767	$196,825.75	—	$1,057,751.11	—

John L. Carter	Senior Vice President—Non-Affiliated Sales	15,455	15,564	1,998	3,998	$208,895.50	—	$463,365.34	$58,042

Timothy G. Frommeyer	Senior Vice President—Chief Financial Officer	38,696	31,991	0	0	$0	—	$870,705.26	$780,983

Keith I. Millner[7]	Senior Vice President—Retail Distribution and In-Retirement Business	1,334	0	0	1304.5	$68,160.13	—	$137,861.63	$68,654

Robert A. Rosholt[8]	Executive Vice President—Finance, Investments and Strategy	90,355	0	0	0	$0	—	$4,721,048.75	$295,743

Mark R. Thresher	President and Chief Operating Officer	212,367.337	179,134	0	17,652	$922,317	—	$4,910,096.63	$1,623,303

(1)	Includes Class A common stock and all options exercisable within sixty days, including options with an exercise price in excess of the merger consideration of $52.25 per share.
(2)	Includes only those options with an exercise price less than the merger consideration of $52.25 per share.
(3)

For purposes of the aggregate compensation for service on the special committee, we have assumed that the merger will close by December 31, 2008 and that the special committee members will receive payments for service until that date.

(4)

Includes payment for Class A common stock, stock options with an exercise price less than the merger consideration of $52.25 per share and deferred stock units or units in the NFS stock index and is before the deduction of applicable withholding taxes.

(5)	Mr. Zenty was elected to our board at our annual meeting of shareholders in May 2008.
(6)	Mr. McWhorter retired from our board effective May 2008.
(7)	Mr. Millner resigned from the company effective September 4, 2007.
(8)	Mr. Rosholt retired from the company effective March 7, 2008.

For further information regarding the beneficial ownership of our common stock by our directors and named executive officers, see “BENEFICIAL OWNERSHIP OF SECURITIES BY MANAGEMENT” beginning on page 104.

Employment with the Surviving Corporation

It is expected that immediately following the effective time, our officers immediately prior to the effective time of the merger will remain officers of the surviving corporation.

Directors of the Surviving Corporation Post Merger

The directors of Merger Sub at the effective time of the merger will, from and after the effective time, be the directors of the surviving corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Indemnification and Insurance

Pursuant to the merger agreement, NWM or the company, as the surviving corporation in the merger, will indemnify, and advance reasonable expenses to, the current and former directors and officers of the company and its subsidiaries, referred to as the indemnified parties, against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the time of the merger whether asserted or claimed prior to, at or after the effective time, to the fullest extent that the company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify such person. NWM or the company, as the surviving corporation in the merger, will advance to the indemnified party his or her legal and other expenses to the fullest extent permitted by Delaware law. The surviving corporation will be entitled to assume the defense of any such claim, action, suit, investigation or proceeding and will not be liable to any indemnified party for any legal expenses of separate counsel or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof, except that if the surviving corporation elects not to assume such defense or counsel for the indemnified party advises that there are issues that raise conflicts of interests between the surviving corporation and the indemnified party or such indemnified party has legal defenses available to it that are different or in addition to those available to the surviving corporation, the indemnified party may retain counsel reasonably satisfactory to the surviving corporation, and the surviving corporation will pay all reasonable fees and expenses of such counsel for the indemnified party; provided that the surviving corporation will not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all indemnified parties, other than local counsel, unless a conflict of interest will be caused thereby; provided, further, that the surviving corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld).

For a period of six years following the merger, NWM or one of its affiliates will obtain and fully pay for directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as our existing policies with regard to matters occurring at or prior to the effective time including in connection with the merger agreement or the transactions or actions contemplated thereby. If NWM and its affiliates are unable to obtain such insurance policies as of the effective time of the merger, NWM will continue to maintain in effect for a period of six years following the merger the director and officer insurance in place as of the date of the merger agreement, with benefits and levels of coverage at least as favorable as our existing policies, or NWM will purchase comparable director and officer insurance for such six-year period with benefits and levels of coverage at least as favorable as our existing policies; provided, however, that NWM will not be required to pay an annual premium in excess of 200% of the existing premium we pay, but in such case will purchase as much of such coverage as possible for such amount.

Compensation of the Special Committee

In consideration of the expected time and other commitments that would be required of special committee members, our board determined that each member of the special committee would receive a monthly cash retainer in the amount of $8,333.33. The fees were payable without regard to whether the special committee intended to recommend approval of the merger agreement or whether the merger were consummated. In addition, the members of the special committee will also be reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the special committee.

Plans for the Company if the Merger is Not Completed

It is expected that, if the merger is not completed, our current management, under the direction of our board, will continue to manage the company as an ongoing business. From time to time, it is expected that we will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as we deem appropriate and continue to seek to identify strategic alternatives to increase shareholder value. If the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business and operations will not be adversely affected. In addition, if the merger is not consummated, it is anticipated that NWC will continue to hold a controlling interest in the company and would effectively control whether an alternative change in control transaction could be effected.

Estimated Fees and Expenses of the Merger

We expect to incur approximately $11.34 million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:

Expenses	Estimated Amount
Financial advisory fees and expenses	$7,550,842.12
Actuarial fees and expenses	$1,095,041.41
Legal and accounting fees and expenses	$1,275,000.00
Special Committee fees and expenses[1]	$274,999.77
Paying agent fees and expenses	$500,000.00
Printing and mailing fees and expenses	$460,000.00
SEC filing fees	$100,307.12
Miscellaneous[2]	$78,870.57
Total	$11,335,060.99

(1)

We have assumed that the merger will close by December 31, 2008 and in determining an estimate of the special committee fees and expenses, we have further assumed that such payments will be made only through December 31, 2008.

(2)	This estimate includes fees and expenses incurred, and expected to be incurred, with respect to public relations in connection with the merger.

In addition, it is expected that Merger Sub and/or NWC will incur legal and other advisory fees.

In general, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Regulatory Approvals and Requirements

In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

¿	filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the adoption of the merger agreement and the merger by our shareholders;

¿

certain filings necessary to obtain the approval of applicable insurance regulatory agencies in the states of Delaware, Ohio and Pennsylvania in connection with actions taken by us and our subsidiaries to make funds available to NWC to partially fund payment of the merger consideration prior to the effective time of the merger; and

¿	certain notice filings with the New York Stock Exchange.

Additionally, certain filings by NWM will be necessary to obtain the approval of applicable insurance regulatory agencies in connection with actions NWM will take to distribute funds to NWC to partially fund payment of the merger consideration prior to the effective time of the merger. We and NWM believe that no other federal or state regulatory approvals will be required in order to complete the merger.

Litigation Related to the Merger

Subsequent to our announcement of the merger proposal, a number of substantially similar complaints, which we collectively refer to as the “shareholder actions,” each purportedly on behalf of a class of holders of our Class A common stock, were filed against NWM, the company and each member of the board of directors of the company as defendants, including the members of the special committee, in three separate courts: the Court of Common Pleas for Franklin County, Ohio; the U.S. District Court for the Southern District of Ohio; and the Court of Chancery of the State of Delaware. The shareholder actions challenged the merger proposal, alleging, among other things, that the defendants breached their fiduciary duties to the holders of our Class A common stock, that the special committee was not independent, and that the consideration to be received by the holders of our Class A common stock in the merger agreement was grossly inadequate and unfair. The defendants deny any and all liability in the shareholder actions. Nonetheless, the defendants considered it desirable that the shareholder actions be settled, primarily to avoid the substantial burden, expense, inconvenience, and distraction of continued litigation and to fully and finally resolve all of the claims that were or could have been brought in the shareholder actions being settled.

On August 6, 2008, the counsel to the defendants and the counsel to the plaintiffs entered into a memorandum of understanding, which we refer to as the “MOU,” with regard to the settlement of the shareholder actions. The settlement contemplated by the MOU is subject to confirmatory discovery, execution of a definitive settlement agreement and subsequent judicial approval. The settlement is further conditioned on the consummation of the merger itself. The MOU provides, among other things, (i) NWM’s acknowledgement that the pendency and prosecution of the shareholder actions were contributing factors, among others, in NWM’s determination to make a higher per share merger proposal to us as compared to its original proposal, (ii) that NWM will pay the costs of providing notice of the settlement and any attorneys’ fees and expenses awarded to plaintiffs’ counsel in the shareholder actions, and (iii) that in no event will such costs, attorneys’ fees, and expenses be deducted from the $52.25 per share merger consideration payable to the holders of our Class A common stock. The MOU provides for a complete release of all claims against the defendants, other than appraisal claims to the extent permitted under Delaware law by holders of Class A common stock.

Federal Income Tax Consequences

The merger will be a tax free reorganization with respect to NWM, NWC, Merger Sub and NFS.

The following is a summary of the material U.S. federal income tax consequences of the merger to public shareholders who receive cash in the merger in exchange for shares of our common stock. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of company common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. We do not attempt to address all aspects of U.S. federal income taxation that may be relevant to holders of our common stock in light of their particular circumstances, or that may apply to holders who are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of company common stock through a partnership or other pass-through entity, persons who acquired shares of company common stock in connection with the exercise of employee stock options or otherwise as compensation, U.S. expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of company common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult his or her own tax advisor regarding the applicability of the rules discussed below and the particular tax effects of the merger, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock who or that is, for U.S. federal income tax purposes:

¿	an individual who is a citizen or resident of the U.S.;

¿	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S., any state of the U.S. or the District of Columbia;

¿	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

¿

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person or entity, other than a partnership, who or that is not a U.S. holder.

If shares of our common stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

U.S. Holders. The receipt of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under appropriate state, local, foreign or other tax law. In general, a U.S. holder who surrenders shares of our common stock for cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the shares and the U.S. holder’s adjusted tax basis in the shares. If a U.S. holder acquired different blocks of our common stock at different times or different prices, the holder must determine its tax basis and holding period separately with respect to each block of our common stock. The gain or loss will be long term capital gain or loss, provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long term capital gains recognized by U.S. holders who are individuals will be subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of our common stock and to the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations of the U.S. Treasury. Under the Internal Revenue Code, a U.S. holder of our common stock, other than a corporation or other exempt recipient, may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash the holder receives in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Non-U.S. Holders. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

¿

the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S., and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

¿	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

¿	we are, or have been, a “U.S. real property holding corporation” for U.S. federal income tax purposes within the five years preceding the merger (which we believe will not be the case).

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, if a non-U.S. holder is a corporation whose gain is described under the first bullet point above, the holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, including the gain, or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of our common stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the U.S.

Cash received by non-U.S. holders in the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax, at a rate of 28%, may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules.

Anticipated Accounting Treatment of Merger

The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among our consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Appraisal Rights

Holders of our common stock who dissent and do not vote to adopt the merger are entitled to certain appraisal rights under Delaware law in connection with the merger, as described below and in Annex C. The holders who perfect their appraisal rights and strictly follow certain procedures prescribed by Section 262 of the Delaware General Corporate Law, which we refer to as “DGCL,” will be entitled to receive payment of the fair value of their shares, as would be determined by appraisal proceedings, in cash from the company.

ANY SHAREHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN ANNEX C WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

We refer to the record holders of our common stock who elect to exercise their appraisal rights with respect to the merger as “dissenting shareholders.” We refer to the shares of our common stock with respect to which the dissenting shareholders exercise appraisal rights as “dissenting shares.” If a shareholder has a beneficial interest in shares of our common stock that are held of record in the name of another person, such as a broker or nominee, and that shareholder desires to perfect whatever appraisal rights he or she may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below.

A VOTE IN FAVOR OF THE MERGER BY A SHAREHOLDER WILL RESULT IN A WAIVER OF SUCH HOLDER’S RIGHT TO APPRAISAL RIGHTS.

When the merger becomes effective, our shareholders who strictly comply with the procedures prescribed in Section 262 of the DGCL will be entitled to a judicial appraisal of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of the fair value of their shares in cash from the company, as the surviving corporation in the merger. The following is a brief summary of the statutory procedures that must be followed by a shareholder in order to perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which we have included as Annex C to this proxy statement. We advise any shareholder considering invoking his or her appraisal rights to consult legal counsel.

In order to exercise appraisal rights under Delaware law, a shareholder must be the shareholder of record of the shares of our common stock as to which appraisal rights are to be exercised on the date that the written demand for appraisal described below is made, and the shareholder must continuously be the holder of record through the effective time of the merger.

While our shareholders electing to exercise their appraisal rights under Section 262 of the DGCL are not required to vote against the adoption of the merger, a vote in favor of adoption of the merger will result in a waiver of the holder’s right to appraisal rights. Shareholders electing to demand the appraisal of their shares must deliver to the company, before the shareholders vote on the merger, a written demand for appraisal of the shareholder’s shares. This demand will be sufficient if it reasonably informs us of the identity of the shareholder and that the shareholder intends to demand the appraisal of his or her shares. A proxy or vote against the merger will not constitute such a demand. Please see the discussion below under the heading “Written Demand” for additional information regarding written demand requirements.

Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our shareholders who have not voted for adoption of the merger agreement and who have otherwise complied with the requirements of Section 262 of the DGCL.

A shareholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to:

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Attn: Investor Relations

Telephone: (614) 677-5331

Within 120 days after the effective time of the merger, any dissenting shareholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL will be entitled, upon written request, to receive from the company a statement of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal we have received, and the aggregate number of holders of those shares. This statement must be mailed to the dissenting shareholder within ten days after we have received the dissenting shareholder’s, or within ten days after the effective time of the merger, whichever is later.

Within 120 days after the effective time of the merger, either the company or any dissenting shareholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of each share of our stock of all dissenting shareholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of our shareholders are entitled to appraisal rights and will then appraise the shares of our common stock those shareholders own. The court does this by determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with the fair rate of interest to be paid, if any, on the amount the court determined to be the fair value.

If neither the company nor any dissenting shareholders file a petition for appraisal with the Delaware Court of Chancery within 120 days after the effective time of the merger, then the dissenting shareholders’ rights to appraisal will cease and they will be entitled only to receive merger consideration paid on the same basis as our other unaffiliated shareholders. In as much as we have no obligation to file a petition, any shareholder who desires to file a petition is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any of our shareholders, however, without the approval of the Delaware Court of Chancery, which approval may be conditioned on any terms the Delaware Court of Chancery deems just.

The Delaware Court of Chancery may determine the cost of the appraisal proceeding and tax the cost on the parties as the court deems equitable in the circumstances. Upon receiving an application by a dissenting shareholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL, the court may order that all or a portion of the expenses incurred by the dissenting shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of this determination or assessment, each party bears its own expenses. A dissenting shareholder who has timely demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote as a shareholder of the company for any purpose or to receive payment of dividends or other distributions with respect to our common stock, except for dividends or other distributions payable to shareholders of record at a date prior to the effective time of the merger.

At any time within sixty days after the effective time of the merger, any dissenting shareholder will have the right to withdraw the demand for appraisal and accept the right to receive the merger consideration of $52.25 per share in cash. After this sixty day period, a dissenting shareholder who has strictly complied with the procedures prescribed in Section 262 of the DGCL may withdraw his or her demand for appraisal only with the written consent of the company or NWC and the approval of the Delaware Court of Chancery.

Written Demands

When submitting a written demand for appraisal under Delaware law, such written demand must reasonably inform us of the identity of the shareholder making the demand and indicate that the shareholder intends to demand appraisal of the shares. A demand for appraisal should be executed by or for the shareholder of record, as that shareholder’s name appears on the shareholder’s stock certificate. If the company common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. If company common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, should execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner. Beneficial owners who are not holders of record and who intend to exercise appraisal rights should instruct the holder of record to strictly comply with the statutory requirements with respect to the delivery of written demand.

A record owner who holds company common stock as a nominee for other beneficial owners of the shares may exercise appraisal rights with respect to the company common stock held for all or less than all beneficial owners of the company stock for which the holder is the record owner. In that case, the written demand must state the number of shares of company common stock covered by the demand. Where the number of shares of company common stock is not expressly stated, the demand will be presumed to cover all shares of company common stock outstanding in the name of that record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the merger.

Company shareholders considering whether to seek appraisal should bear in mind that the fair value of their company common stock determined under Section 262 of the DGCL could be more than, the same as or less than the value of the right to receive merger consideration in the merger. Also, the company and NWC reserve the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the company common stock is less than the value of the merger consideration to be issued in the merger.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. company shareholders wishing to dissent and to exercise their appraisal rights should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any stockholder who fails to strictly comply with the requirements of Section 262 of the DGCL, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise appraisal rights and will receive merger consideration on the same basis as all other shareholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL CONTROL.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers, presented for your convenience only, briefly address some questions that may arise about the merger. You should still carefully read the entire proxy statement, including the information incorporated by reference and the annexes.

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to give you information to help in determining how to vote on the adoption of the merger agreement in connection with the special meeting.

Q:	When and where is the special meeting?

A:	We will hold the special meeting on , 2008 at , local time, at One Nationwide Plaza, Columbus, Ohio.

Q:	What am I being asked to vote upon?

A:	We are asking you to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into the company, with the company continuing as the surviving corporation in the merger.

Q:	Who can vote on the proposal to adopt the merger agreement?

A:	All holders of our common stock at the close of business on , 2008, the record date for the special meeting, may vote in person or by proxy on the proposal to adopt the merger agreement at the special meeting.

Q:	What vote is required to adopt the merger agreement?

A:	Shareholder adoption of the merger agreement requires the affirmative vote of a majority of the outstanding voting power of the common stock, voting together without regard to class. We have two classes of common stock outstanding, Class A common stock and Class B common stock. NWC owns 100,000 shares of Class A common stock and owns all of the outstanding Class B common stock, which represents approximately 95.2% of the combined voting power of the company. NWM and NWC have agreed in the merger agreement to vote, or cause to be voted, all shares of our Class A common stock and Class B common stock owned by them, or with respect to which they have the power to cause to be voted, in favor of the proposal to adopt the merger agreement. Therefore, the merger agreement will be approved regardless of how other shareholders vote.

Q:	What will happen in the merger?

A:	Merger Sub will be merged with and into the company, with the company continuing as the surviving corporation in the merger. Merger Sub was formed by NWC solely for the purpose of effecting the merger. After the merger, we will become a wholly owned subsidiary of NWC and the separate existence of Merger Sub will cease.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures of NFS and NWM, respectively, and the corporate structure immediately following the consummation of the merger transaction:

Existing Organizational Structure

Organizational Structure Following the Completion of the Transaction

Q:	What will I receive in the merger?

A:	You will receive $52.25 in cash, without interest and subject to tax withholding, in exchange for each share of our common stock that you own at the effective time of the merger, unless (i) you are either the Merger Sub, the company, any of our wholly owned subsidiaries or Nationwide or (ii) you vote against adoption of the merger agreement and perfect your appraisal rights under Delaware law.

In connection with the merger, NWM, NWC and Merger Sub currently estimate that the total amount of funds required to purchase all of the outstanding common stock of the company not currently owned by NWM, NWC, NWF and Merger Sub in the merger and to pay estimated fees and expenses will be approximately $2.5 billion. NWC anticipates that it will fund the full amount of the aggregate merger consideration and related fees and expenses using cash from internal sources, including cash and cash equivalents, cash from operations and the sale of liquid assets held in Nationwide’s various investment portfolios.

Q:	What are the reasons for the merger?

A:	Our purpose in undertaking the merger is to allow our unaffiliated shareholders to realize the value of their investment in the company in cash at a $52.25 per share price. This price represents an approximately 38% premium to the $37.93 market price of our common stock on March 7, 2008, the last trading day prior to the disclosure of Nationwide’s original proposal to acquire 100% ownership of the company, and an increase of approximately 11% over the original proposal.

The purpose of NWM, NWC and Merger Sub for engaging in the merger is to increase NWC’s ownership of our common stock from their current position of approximately 66.3% of the outstanding common stock to 100%. Upon completion of the merger, we would become a privately held company wholly owned by NWC.

Q:	What was the role of the special committee?

A:	Because certain of our directors have actual or potential conflicts of interest in evaluating the merger, our board appointed a special committee of independent directors not affiliated with Nationwide or its affiliates to review and evaluate the proposed merger.

Q:	What is the recommendation of the special committee?

A:	The special committee determined that the merger and the merger agreement are advisable, fair to and in the best interests of us and our unaffiliated shareholders and recommended to our board that the merger and the merger agreement be adopted. In arriving at its conclusion, the special committee considered the opinion of Lazard, its independent financial advisor, which stated that, as of the date of the opinion and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the consideration to be received by our unaffiliated shareholders in the merger is fair, from a financial point of view, to such shareholders.

Q:	What is the recommendation of the board?

A:	Our board, based in part on the recommendation of the special committee, recommends that our shareholders vote FOR the adoption of the merger agreement. Both the special committee and our board, after careful consideration of numerous factors, have determined that the merger agreement and the merger are advisable, fair to and in the best interests of our unaffiliated shareholders. See “SPECIAL FACTORS—Recommendations of the Special Committee and our Board; Reasons for Recommending the Adoption of the Merger Agreement” beginning on page 22.

Q:	What are the consequences of the merger to present members of the company’s management and the board?

A:	Immediately following the merger, it is expected that our existing members of management will continue as management of the surviving corporation. Like other shareholders, members of management and our board will be entitled to receive $52.25 per share in cash for each of their shares of common stock. The directors of Merger Sub at the effective time of the merger will be the initial directors of the company, as the surviving corporation, until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Each member of management and our board who holds a stock option at the effective time of the merger that was issued under the LTEP will have the right to receive an amount in cash equal to the product of (1) the number of shares subject to the stock option, and (2) the excess, if any, of the per-share merger consideration of $52.25 over the per-share exercise price of the stock option, without interest and subject to tax withholding. In addition, each member of management who holds a restricted share will, at the effective time, have the right to receive $52.25 in cash for each share, without interest and each deferred stock unit issued to one of our directors under the director stock plan will automatically be cancelled and converted as of the effective time into the right to receive an amount equal to the merger consideration of $52.25, which amount will be credited to an account established for the director under the directors deferred compensation plan. Amounts held in the account of any employee under the deferred compensation plans, that are deemed to be invested in our common stock will automatically be converted at the effective time of the merger into an amount equal to the merger consideration of $52.25 multiplied by the number of shares of our common stock, including fractional shares, that are deemed to be held in such employee’s account.

For more information, see “SPECIAL FACTORS—Interests of Certain Persons in the Merger” beginning on page 57; “THE MERGER AGREEMENT—Consideration to be Received in the Merger” and “—Treatment of Stock Options, Restricted Shares and Other Equity-related Securities.”

Q:	Is the Merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “THE MERGER AGREEMENT—Conditions Precedent to the Merger.” These conditions include, among other conditions: the parties obtaining any necessary governmental consents and approvals for the transactions contemplated by the merger agreement; the accuracy of the parties’ representations and warranties under the merger agreement; and our performance of all obligations and agreements contained in the merger agreement. If these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to adopt the merger agreement.

Q:	Will the merger affect the payment or declaration of dividends with respect to our Class A common stock prior to closing?

A:	In accordance with the terms of the merger agreement, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, without the prior written consent of NWC, we can only pay, declare or establish a record date for dividends on our Class A common stock in accordance with our past practice of declaring and paying quarterly dividends on our Class A common stock. Such dividends, if declared and paid, may not exceed the $0.29 per share amount of the last quarterly dividend paid on Class A common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger promptly after the special meeting. We expect the merger to be completed during the fourth quarter of 2008 or early 2009, although there can be no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to holders of the company’s common stock (other than NWC and its subsidiaries)?

A:	The receipt of cash for shares of our common stock will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, a U.S. holder who surrenders shares of our common stock for cash in the merger will recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. For more information about what constitutes a “U.S. holder,” please see the definition in the “SPECIAL FACTORS—Federal Income Tax Consequences” section beginning on page 62. If the U.S. holder holds our common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the U.S. holder has held the shares for more than one year, any gain or loss should generally be a long term gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS—Federal Income Tax Consequences.”

Q:	How do I vote?

A:	After carefully reading and considering the information contained in this proxy statement, and whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet as soon as possible. If a broker, nominee, fiduciary or other custodian holds your shares in “street name,” follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares. For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING—How Shares are Voted; Proxies; Revocation of Proxies” beginning on page 76.

Q:	What happens if I do not return a proxy card?

A:	If you neither vote in person at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against the adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If a broker, nominee, fiduciary or other custodian holds your shares in “street name,” and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before it is actually voted by giving notice in writing to our corporate secretary, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian who holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides. Failure to instruct your broker to vote your shares will have the effect of voting against adoption of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If we complete the merger, you will be contacted by Mellon Investor Services LLC, which has been designated by NWC to act as paying agent in connection with the merger. The paying agent will provide instructions explaining how to surrender stock certificates and book-entry shares. You will receive cash for your shares from the paying agent after you comply with these instructions. If a broker, nominee, custodian or other fiduciary holds your shares in “street name,” you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares.

Q:	Should I send in any stock certificates now?

A:	No. If we complete the merger, you will receive written instructions for exchanging your stock certificates for cash.

Q:	What rights do I have to seek appraisal of my shares?

A:	Our shareholders are entitled to exercise appraisal rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Delaware law. To do so, however, you must strictly comply with all of the procedures Delaware law requires. See “SPECIAL FACTORS—Appraisal Rights” beginning on page 76.

Q:	What is “householding”?

A:	We have adopted a procedure called “householding,” as permitted under the rules of the Exchange Act. Under this procedure, we will send a single copy of the proxy statement to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and mailing fees.

If we delivered a single copy of the proxy statement to an address you share with another shareholder and you desire another copy, we will promptly deliver a separate copy at your written or oral request to Mark Barnett, Vice President—Investor Relations, by mail at One Nationwide Plaza, Columbus, Ohio 43215, or you may call (614) 677-5331.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to receive separate annual reports, proxy statements or other disclosure documents, you may revoke your consent to householding by contacting BNY Mellon Investor Services, either by calling (866) 541-9688 or via the Internet at www.bnymellon.com/investorrelations/resources.html. If you revoke your consent to householding, you will receive your individual mailing within thirty days after we receive your revocation notice.

Some brokerage firms have adopted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement, or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you may contact us in writing at Nationwide Financial Services, Inc. Attention: Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215, or by telephone at (614) 677-5331.

FORWARD-LOOKING STATEMENTS

The information included herein contains certain forward-looking statements with respect to the results of operations and businesses of the company and the consummation of the proposed merger. Whenever used in this proxy statement, words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe,” “project,” “target” and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) the possibility that the merger will not close or that the closing will be delayed; (ii) our primary reliance, as a holding company, on dividends from our subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of our subsidiaries to pay such dividends; (iii) the potential impact on our reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the Securities and Exchange Commission or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs and/or value of business acquired, a reduction in separate account assets or a reduction in the demand for our products; (xi) reduction in the value of our investment portfolio as a result of changes in interest rates, yields and liquidity in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in our investment portfolio specifically; (xii) general economic and business conditions which are less favorable than expected, including the impact of recent distress in the financial markets on the company’s collateral obligations, sales and counterparty credit risk; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, our products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality, (including as a result of the outbreak of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing our products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration, investigation and/or inquiry results that could result in monetary damages or impact the manner in which we conduct our operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect our customers’ confidential information.

THE SPECIAL MEETING

Date, Time and Place

We will hold the special meeting on                     , 2008 at              , local time, at One Nationwide Plaza, Columbus, Ohio.

Matters to be Considered

At the special meeting, we will ask our shareholders to consider and vote upon a proposal to adopt the merger agreement.

Record Date; Voting Rights

We have fixed                     , 2008 as the record date for the special meeting. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. As of the close of business on the record date, there were              shares of our Class A common stock issued and outstanding held by approximately              holders of record and 91,778,717 shares of our Class B common stock issued and outstanding, all of which are held by NWC.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of our common stock outstanding on the record date will constitute a quorum at the special meeting.

Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Required Vote

Shareholder adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of our common stock, voting together without regard to class.

Holders of our Class A common stock will be entitled to cast one vote for each share of Class A common stock standing in the holder’s name. Holders of Class B common stock will be entitled to cast ten votes for each share of Class B common stock standing in the holder’s name. NWC owns all of our outstanding Class B common stock and 100,000 shares of our Class A common stock, which represents approximately 95.2% of the combined voting power of the company. NWC has agreed in the merger agreement to vote, or cause to be voted, all shares of our Class A and Class B common stock which it owns, or with respect to which NWC has the power to cause to be voted, in favor of the proposal to adopt the merger agreement. Therefore, the merger agreement will be approved regardless of how the other shareholders vote.

A failure to vote, a vote to abstain or a broker non-vote will have the same effect as a vote against the proposal to adopt the merger agreement.

If we adjourn or postpone the special meeting for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

How Shares are Voted; Proxies; Revocation of Proxies

You may vote by (i) attending the special meeting and voting in person by ballot, (ii) by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided, or (iii) by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If a broker, nominee, fiduciary or other custodian holds your shares of record in “street name,” and you wish to vote in person at the special meeting, you must obtain from the broker, nominee, fiduciary or other custodian a proxy issued in your name.

Shares represented by a properly executed proxy on the accompanying proxy card will be voted at the special meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy by signing and returning a proxy card without giving voting instructions, the persons named as proxies on the proxy card will vote your shares FOR the proposal to adopt the merger agreement.

As of the date of this proxy statement, we do not expect a vote to be taken on any matters at the special meeting other than the proposal to adopt the merger agreement.

You may revoke your proxy at any time before it is actually voted by giving notice in writing to our secretary, by giving notice at the special meeting or by submitting a duly executed proxy bearing a later date. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian who holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

If you have any questions about how to vote or direct a vote in respect of your common stock, you may contact us in writing at Nationwide Financial Services, Inc. Attention: Mark Barnett, Vice President—Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215, or by telephone at (614) 677-5331.

Solicitation of Proxies

We are furnishing this proxy statement in connection with the solicitation of proxies by our board. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of shareholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet.

Appraisal Rights

Shareholders who do not vote in favor of adoption of the merger agreement and who otherwise strictly comply with the procedures for perfecting appraisal rights under the applicable statutory provisions of Delaware law summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS—Appraisal Rights.”

Adjournment

If the special meeting is adjourned to a different place, date or time, we need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment. We are required to give notice, however, if a new record date is or must be set for the adjourned meeting, or if the date of any adjourned meeting is more than thirty days after the date for which the meeting was originally noticed.

Attending the Special Meeting

Only our shareholders and invited guests may attend the special meeting. Shareholders must show evidence of share ownership, such as a copy of their proxy card or a statement from their broker, and valid photo identification in the form of a driver’s license or passport.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215-2220

Telephone: (614) 249-7111

Formed in November 1996, we are incorporated in Delaware and maintain our principal executive offices in Columbus, Ohio. We are the holding company for Nationwide Life Insurance Company and other companies that comprise the domestic life insurance and retirement savings operations of the Nationwide group of companies. This group includes Nationwide Financial Network, which refers to Nationwide Life Insurance Company of America and its subsidiaries, including the affiliated distribution network. We are a leading provider of long term savings and retirement products in the U.S. We also provide a wide range of banking products and services through Nationwide Bank and mutual funds through Nationwide Funds Group.

You can find additional information about us in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008, each of which we incorporated in this proxy statement by reference. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 124.

Nationwide Mutual Insurance Company

One Nationwide Plaza

Columbus, Ohio 43215-2220

Telephone: (614) 249-7111

NWM was chartered in the State of Ohio in 1925 as the Farm Bureau Mutual Automobile Insurance Company and adopted its present name in 1955. NWM maintains its principal executive offices in Columbus, Ohio. NWM is the controlling company of the Nationwide Insurance Enterprise, an insurance and financial services organization.

Nationwide Corporation

One Nationwide Plaza

Columbus, Ohio 43215-2220

Telephone: (614) 249-7111

NWC is a subsidiary of NWM and Nationwide Mutual Fire Insurance Company and was incorporated in Ohio in 1947. NWC serves as a holding company for certain of the entities in the Nationwide enterprise. NWC owns all of the outstanding company Class B common stock and 100,000 shares of our Class A common stock, which represents approximately 66.3% of the equity ownership of the company and 95.2% of the combined voting power of company shareholders.

NWM Merger Sub, Inc.

c/o Nationwide Corporation

One Nationwide Plaza

Columbus, Ohio 43215-2220

Telephone: (614) 249-7111

Merger Sub, a newly formed Delaware corporation and a wholly owned subsidiary of NWC, was organized by NWC for the sole purpose of facilitating the merger. Merger Sub has not had any historic operations and its corporate existence will cease upon consummation of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which we have attached to this proxy statement as Annex A and which we incorporate by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

We have included the description of the merger agreement in this proxy statement to provide you with information regarding its terms.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the company and the separate corporate existence of Merger Sub will terminate. We will survive the merger as a wholly owned subsidiary of NWC. Merger Sub was created solely for the purposes of the merger and has no material assets or operations of its own.

Following completion of the merger, our common stock will cease to be listed on the New York Stock Exchange, will be deregistered under the Exchange Act, and will no longer be publicly traded. We will be a privately held corporation and our current unaffiliated shareholders will cease to have any ownership interest in the company or rights as our shareholders. Therefore, the unaffiliated shareholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Closing and Effective Time of the Merger

The effective time of the merger will occur at the time set forth in the certificate of merger, which will be filed with the Secretary of State of the State of Delaware on the closing date of the merger. The closing will occur as soon as practicable, but not later than two business days following the day on which the conditions to the merger set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), or such other date as NWM, NWC, Merger Sub and we may agree. For further discussion on the conditions to the merger, see “Conditions to the Merger.”

Consideration to be Received in the Merger

At the effective time of the merger, as a result of the merger and without any action on the part of NWM, NWC, Merger Sub, the company or the holder of any securities of Merger Sub or the company, each share of our Class A common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration of $52.25 per share in cash, without interest and less any required withholding taxes. This does not apply to (i) shares held by Nationwide, Merger Sub, the company and our wholly owned subsidiaries, and (ii) shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

Cancellation of Shares of Company Common Stock

All shares of our common stock converted into the merger consideration will no longer be outstanding, will automatically be cancelled and will cease to exist as of the effective time. Each certificate or book-entry share previously representing any shares of our common stock will thereafter represent only the right to receive, with respect to each underlying share of common stock, the merger consideration. Each outstanding share of our Class B common stock, all of which are owned by NWC, will no longer be outstanding and will automatically be cancelled, without consideration, and will cease to exist as of the effective time.

Merger Sub Common Stock

At the effective time, as a result of the merger and without any action on the part of NWM, NWC or the company, each share of the common stock, par value $.01 per share, of Merger Sub will be converted into one share of common stock, par value $.01 per share, of the surviving corporation.

Treatment of Stock Options, Restricted Shares and Other Equity-Related Securities

Options

At the effective time of the merger, each outstanding company option will automatically be cancelled and converted into the right to receive, as soon as practicable following the effective time but no later than five business days thereafter, a lump sum cash payment, without interest and subject to tax withholding by NWC and the surviving corporation, equal to the product of:

¿	the excess, if any, of (1) the merger consideration over (2) the exercise price per share of the option, multiplied by

¿	the number of shares subject to the option.

Any option for which the exercise price per share exceeds the merger consideration will be cancelled without any payment in respect thereof.

Restricted Shares

At the effective time of the merger, each outstanding unvested share of restricted common stock issued pursuant to the LTEP will be vested and no longer subject to restrictions, and will automatically be cancelled and converted into the right to receive the merger consideration.

Notice to Holders of Options and Restricted Shares

Prior to the effective time of the merger, we will use commercially reasonable efforts to deliver appropriate notices to option holders and holders of restricted shares setting forth each holder’s rights under the LTEP and stating that the options or restricted shares will be treated in the manner described above.

Consents of Holders; Termination of LTEP

Unless the parties to the merger agree otherwise in writing, the LTEP will terminate as of the effective time of the merger. We will use commercially reasonable efforts to assure that after the effective time of the merger, no participant in the LTEP will have any right under the LTEP to acquire shares of the company or the surviving corporation. We will also use commercially reasonable efforts to obtain any necessary consents or releases from the option holders and holders of restricted shares and take all other lawful actions which we determine are reasonably necessary to provide for and give effect to the transactions described above.

Deferred Stock Units

At the effective time of the merger, each deferred stock unit issued to our directors under the director stock plan will be automatically cancelled and converted into the right to receive an amount equal to the merger consideration. We will credit this amount to an account established for the director under the director deferred compensation plan. Prior to the effective time of the merger, we will take commercially reasonable actions under the director stock plan and the director deferred compensation plan in furtherance of the credit described above and to ensure that, following the effective time, no participant under the director stock plan will have the right to acquire shares of the company or the surviving corporation. We will hold, administer and distribute the directors’ accounts under the director deferred compensation plan in accordance with the terms of that plan.

Deemed Investments in Our Common Stock Under Deferred Compensation Plans

At the effective time of the merger, amounts credited to the account of any employee under the deferred compensation plans that are deemed to be invested in our common stock will automatically convert into an amount equal to the merger consideration multiplied by the number of shares of common stock, including fractional shares, that are deemed held in the associates’ accounts. The amounts will continue to be credited to employee’s accounts under the deferred compensation plans and administered and distributed in accordance with the terms of the plans. NWM will pay the cash amounts resulting from the conversions as soon as practicable after the effective time, but no later than five business days thereafter.

Board Approval of Section 16 Filers’ Dispositions

Before the effective time, we will cause our board to approve the dispositions of equity interests in the company (including derivative securities), in connection with the merger agreement, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to applicable law. The board approval will specify (i) the name of each officer or director, (ii) the number of securities to be disposed of for each officer or director, and (iii) that the board is granting its approval for purposes of exempting the transaction from Section 16(b) of the Exchange Act.

Dissenters’ Shares

The merger agreement provides that any shares of common stock held by shareholders who have perfected a demand in writing for appraisal rights pursuant to Section 262 of the DGCL and have neither voted for the merger nor consented to it in writing, will not be converted into the right to receive the merger consideration, unless and until the dissenting holder effectively withdraws his or her request for, or loses his or her right to, appraisal under the DGCL. Each dissenting shareholder will be entitled to receive only the payment of the appraised value of their shares in accordance with Section 262 of the DGCL. See “SPECIAL FACTORS—Appraisal Rights” for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Delaware law.

Exchange and Payment Procedures

As promptly as practicable following the effective time, and not later than two business days following the effective time, NWM will deposit, or will cause NWC, Merger Sub or the surviving corporation to deposit, an amount of cash in an exchange fund with an exchange agent sufficient to pay the merger consideration in respect of the shares of our common stock that are being converted into the right to receive cash pursuant to the merger agreement. As soon as practicable after the effective time of the merger, NWC will cause the exchange agent, which will be a bank or trust company selected by NWC and reasonably acceptable to us, to mail to all record holders of one or more stock certificates or book-entry shares a letter of transmittal and instructions on how to surrender stock certificates or book-entry shares in exchange for the merger consideration. As the holder of a certificate or book-entry share, you will receive the $52.25 in cash, less withholding taxes. The certificate or book-entry share will be cancelled only upon the proper surrender to the exchange agent of the certificate or book-entry share, the properly completed and executed letter of transmittal and other required documents and information.

You should not send in your stock certificates until you receive a letter of transmittal and instructions. Do not send certificates with the enclosed proxy card, and do not forward your stock certificates to the exchange agent without a properly completed letter of transmittal.

If, prior to the effective time of the merger, a transfer of ownership of any share of our common stock is not registered in our transfer records, the merger consideration payable upon surrender of the stock certificate will be paid to the transferee only if the stock certificate that previously represented the share is properly endorsed and in proper form for transfer, or, if the share is a book-entry share, a properly completed letter of transmittal, duly completed and executed is presented to the exchange agent accompanied by all documents required to evidence and effect the transfer and to establish to the satisfaction of NWC that any applicable stock transfer or other taxes have been paid or are not applicable.

No interest will be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of certificates or book-entry shares. NWC and the surviving corporation will be entitled to deduct and withhold from the merger consideration such amounts as NWC and the surviving corporation are required to deduct and withhold pursuant to applicable tax laws. Any sum that is withheld will be treated as having been delivered and paid to the person from whom it is withheld.

After the effective time of the merger, there will be no transfers on the stock transfer books of shares of our Class A common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented to the exchange agent they will be cancelled and exchanged for the merger consideration, if entitled thereto.

Any portion of the merger consideration exchange fund deposited with the exchange agent that remains unclaimed by shareholders, or is not otherwise provided for in any dissenter’s rights claims, for six months after the effective time of the merger will be paid to the surviving corporation. Former shareholders who have not complied with the exchange and payment procedures described above will then look to the surviving corporation for payment of the merger consideration, without any interest due. None of the company, NWM, NWC, the exchange agent or any other person will be liable to any former shareholders for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. If reasonably required by NWC, you will also need to post a bond in a customary amount and upon such terms as NWC may determine are reasonably necessary as indemnity against any claim that may be made against it or the surviving corporation with respect to the certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Certificate of Incorporation

At the effective time of the merger, our certificate of incorporation will be amended so as to read in its entirety in the form attached to this proxy statement as Annex D, and, as so amended, will be the certificate of incorporation of the surviving corporation.

Bylaws

At the effective time of the merger, our bylaws will be amended so as to read in their entirety in the form attached to the merger agreement as Exhibit B, and, as so amended, will be the bylaws of the surviving corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the surviving corporation and applicable law.

Representations and Warranties

The merger agreement contains representations and warranties made by the company to NWM, NWC and Merger Sub, and representations and warranties NWM, NWC and Merger Sub made to the company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

The merger agreement contains a number of representations and warranties made by the company that relate to, among other things:

¿	corporate organization, valid existence and good standing of the company and and our subsidiaries subsidiaries, their qualification to do business and similar matters;

¿

capitalization of the company, including the number of shares of common stock and the shares of common stock reserved for issuance pursuant to or upon the exercise of company options or in respect of restricted shares or other equity interest;

¿

our corporate power and authority to enter into, execute and deliver the merger agreement and, subject to the approval of the merger agreement by the required vote of our shareholders, to consummate the transactions contemplated by the merger agreement;

¿

receipt by the special committee of a fairness opinion from Lazard that the merger consideration the shareholders (other than Nationwide, Merger Sub, the company or any wholly owned subsidiary of the company and shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) under the merger agreement is fair, from a financial point of view, to such shareholders;

¿	recommendation of the special committee and our board that the shareholders adopt the merger agreement;

¿	the absence of conflicts with our charter documents, applicable law or certain contracts;

¿

the absence of required governmental or third-party consents, approvals, filings or registrations in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

¿	the absence of certain changes or events and the conduct of business in all material respects in the ordinary course since December 31, 2007;

¿	compliance with applicable law;

¿	the inapplicability of takeover statutes;

¿	except for the engagement of Lazard, the absence of any brokers’ fees payable in connection with the merger; and

¿

the accuracy of company information supplied for inclusion or incorporation by reference in any document filed with regulatory agencies in connection with the merger agreement and included in this proxy statement.

Significant portions of the representations and warranties we made are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect on the company means any event, change, circumstance or effect that:

¿	prevents, impedes or materially delays our ability to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement;

¿

is materially adverse to the business, operations, financial condition, assets, liabilities, or results of operations of the company and our subsidiaries, taken as a whole, other than any such event, change, circumstance or effect resulting from:

(i)	any event, change, circumstance or effect generally affecting the industries in which we or our subsidiaries operate;

(ii)	general economic or political conditions in the U.S.;

(iii)	any action required to be taken by the company pursuant to the merger agreement or taken by the company at the written request of Nationwide;

(iv)	any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to the merger agreement, the merger or the transactions contemplated by the merger agreement by or before any governmental entity;

(v)	any change in the market price or trading volume of our securities of the company, provided that this will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume;

(vi)	a material worsening of current conditions caused by an act of terrorism or war, whether or not declared, occurring after the date of the merger agreement;

(vii)	seasonal fluctuations in our revenues, earnings or other financial performance to the extent generally consistent in magnitude with prior years;

(viii)	any loss of, or adverse change in, our relationship with our customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

(ix)	any failure by the company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the company to meet such projections, forecasts or revenue or earnings predictions;

(x)	changes in U.S. generally accepted accounting principles, statutory accounting principles or practices required or permitted by the National Association of Insurance Commissioners and by the appropriate insurance department of the jurisdiction of domicile of each of our insurance subsidiaries; or

(xi)	any downgrade in the rating accorded the company or any of our subsidiaries by any ratings agency, or any change in outlook related to, suspension or withdrawal of or other adverse action with respect to, the rating accorded the company or any of our subsidiaries by any ratings agency, provided that this will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any such change, except in the case of (i), (ii), (vi) and (x) to the extent the company or our subsidiaries are affected in a disproportionate manner as compared to other companies in the industries in which the company or our subsidiaries operate.

The merger agreement also contains a number of representations and warranties made by NWM, NWC and Merger Sub, including representations and warranties relating to:

¿	corporate organization, valid existence and good standing of NWM, NWC and Merger Sub, their qualification to do business and similar matters;

¿

the corporate power and authority of NWM, NWC and Merger Sub to enter into, execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

¿

due and valid approval and adoption by the boards of directors of NWM, NWC and Merger Sub of the execution and delivery of the merger agreement and the consummation of the merger and transactions contemplated by the merger agreement;

¿	the absence of conflicts with their charter documents, applicable law or certain contracts;

¿

the absence of required governmental or third-party consents, approvals, filings or registrations in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

¿	the accuracy of information supplied in writing by Nationwide and Merger Sub for inclusion in the Schedule 13e-3 and this proxy statement;

¿	the formation of Merger Sub solely for the purpose of engaging in the transactions contemplated by the merger agreement, and its abstention from other business activities since its formation; and

¿	the availability of funds necessary to perform the obligations under the merger agreement and to consummate the transactions contemplated thereby.

A portion of the representations and warranties of NWM, NWC and Merger Sub are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a material adverse effect as applied to these representations and warranties means any event, change, circumstance or effect that does, or would be reasonably likely to, prevent NWM, NWC or Merger Sub from consummating, or materially delay, the merger and the other transactions contemplated by the merger agreement, or to impair the legality or validity of the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

During the period from the date of the merger agreement to the effective time, except as expressly contemplated or permitted by the merger agreement or required by applicable laws, we must, and must cause each of our subsidiaries, to do the following:

¿	conduct our business in the usual, regular and ordinary course consistent with past practice;

¿

use reasonable best efforts to preserve intact our present business organizations, maintain our rights and franchises, and maintain our relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with us;

¿	use our reasonable best efforts to maintain and keep our properties and assets in as good repair and condition as at present; and

¿

take no action that would adversely affect or delay in any material respect the ability of either Nationwide or the company to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement.

Without limiting the generality of any of the covenants described above, during the period from the date of the merger agreement and continuing until the earlier of the termination of the agreement and the effective time, except as set forth in the applicable sections of our disclosure schedules, as expressly contemplated by the merger agreement, or required by applicable laws, we must not take, cause or permit, or allow, cause or permit any of our subsidiaries to take, cause or permit, any action prohibited by the terms of the Intercompany Agreement dated March 10, 1997, among NWM, NWC and the company, as amended, which we refer to as the “Intercompany Agreement,” or any of the following, in each case, without the prior written consent of NWC, which consent NMC will not unreasonably withhold or delay:

¿	enter into, renew or amend any material real property lease or material operating lease for personal property;

¿

make any material tax election, change any material method of tax accounting or settle or compromise any material tax liability of the company or any of our subsidiaries, and, in any event, the company will consult with NWC before filing or causing to be filed any material tax return of the company or any of our subsidiaries, except to the extent the tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material taxes of the company or any of our subsidiaries;

¿

except as may be required as a result of a change in law, U.S. generally accepted accounting principles or statutory accounting principles, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

¿

except as may be required by law, U.S. generally accepted accounting principles or statutory accounting principles, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business;

¿	except in the ordinary course of business consistent with past practice, terminate, amend or modify, in any material respect, or waive any material provision of, any material contract;

¿

except for general agent agreements, marketing allowance agreements, master distribution agreements and registered representative agreements entered into in the ordinary course of business consistent with past practice, enter into any agreement containing any provision or covenant limiting in any material respect the ability of the company or any of our subsidiaries to (i) sell any products or services of or to any other person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to us or any of our subsidiaries, in each case, in any geographic area or during any period of time;

¿	engage in the conduct of any new line of business or discontinue any existing line of business;

¿

take any action that is intended, or may reasonably be expected to result in, any of our representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger set forth in the merger agreement under the article entitled “Conditions Precedent” not being satisfied, or in a violation of any provision of the merger agreement;

¿

(i) pay, declare or establish a record date for any dividend or make any other distribution other than in accordance with our past practice of declaring and paying quarterly dividends on common stock only, and not to exceed the per share amount of the last quarterly dividend paid on common stock in the amount of $0.29 per share or (ii) redeem, purchase or otherwise acquire any of its securities or any securities of our subsidiaries;

¿

(i) grant any increase in the compensation or benefits payable or to become payable by the company or any of our subsidiaries to any current or former director of the company or any of our subsidiaries; (ii) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the company or any of our subsidiaries to any officer, employee or consultant of the company or any of our subsidiaries; (iii) other than as required under applicable law, adopt, enter into or amend any of our benefit plans; (iv) other than in the ordinary course of business consistent with past practice or as required under applicable law, increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any of our benefit plans; (v) other than in the ordinary course of business consistent with past practice or as required under applicable law, enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the company or any of our subsidiaries; (vi) other than as required under applicable law, enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the company or any of our subsidiaries; (vii) other than as required by any of our outstanding benefit plans, pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) except as with respect to the treatment concerning options and equity-related securities as provided in the merger agreement, grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any option or restricted share or any other right to acquire our common stock or other of our equity or voting securities, or otherwise authorize cash payments in exchange for any of the foregoing; provided that we may amend or modify any company benefit plan to avoid the possible imposition of taxes or penalties under Section 409A of the Internal Revenue Code so long as such amendment or modification does not increase the cost to us under the applicable benefit plan;

¿	other than in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a governmental entity for an amount in excess of $1,000,000; or

¿	take, authorize or agree in writing or otherwise to take or authorize, any of the actions described immediately above.

The Intercompany Agreement also has the effect of preventing us from taking certain actions through the effective time of the merger. In particular, the Intercompany Agreement restricts us from doing the following without the prior written consent of NWM:

¿

any consolidation or merger of the company with or into any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof, which we refer to in reference to the Intercompany Agreement as a “person,” or of any person with or into us, other than a merger or consolidation of the company with or into a wholly owned subsidiary of the company;

¿

any consolidation or merger of any of our subsidiaries with or into any person or of any person with or into any of our subsidiaries, other than a merger or consolidation of one of our subsidiaries with or into the company or a wholly owned subsidiary of the company;

¿

any sale, lease, exchange or other disposition or any acquisition, by way of merger or consolidation, acquisition of stock, other securities or assets or otherwise, in each case by the company or any subsidiary of the company, directly or indirectly in a single transaction, or a series of related transactions valued in the aggregate, involving consideration in excess of $250 million, other than acquisitions, dispositions and transfers of securities pursuant to portfolio investment decisions in the ordinary course of business and transactions to which the company and one or more of our wholly owned subsidiaries are the only parties;

¿	any increase or decrease in our authorized capital stock or the creation of any class or series of capital stock of the company;

¿

any issuance by the company or any of our subsidiaries of any shares of our capital stock or any options, warrants or rights to acquire such capital stock or securities convertible into or exchangeable for capital stock, except (i) up to 2.6 million shares of Class A common stock issuable pursuant to employee and director stock option, profit sharing and other benefit plans and any options exercisable therefor, (ii) shares of Class A common stock issued upon the conversion of any Class B common stock and (iii) the issuance of shares of capital stock of a wholly owned subsidiary of the company to the company or another wholly owned subsidiary of the company;

¿	the dissolution, liquidation or winding up of the company;

¿

any alteration, amendment or repeal of, or adoption of any provision inconsistent with the articles of the our certificate of incorporation regarding our board, special meetings of shareholders, amendment or repeal of our bylaws or the section of our bylaws regarding advance notice of shareholder proposals and shareholder nominations of directors;

¿	the election, removal or filling of a vacancy in the office serving in the capacity of the chairman, chief executive officer or president of the company;

¿

the declaration of dividends on any class or series of our capital stock except for cash dividends on the common stock in an amount not to exceed the greater of (i) the most recent regular cash dividend on the common stock and (ii) fifteen percent of the product of (A) the last reported sale price of the Class A common stock on the principal national securities exchange on which the Class A common stock is listed on the day preceding the day such dividend is declared and (B) the number of outstanding shares of Class A common stock;

¿	any capital expenditure or series of related capital expenditures of the company or any subsidiary of the company in excess of $250 million during any period of twelve consecutive months; or

¿

the creation or incurrence by the company or any subsidiary of the company, in a single transaction or a series of related transactions, of indebtedness in excess of $100 million, except as contemplated by the fixed income offerings.

The Intercompany Agreement also requires the prior written consent of NWM for any change in the number of directors on our board, the establishment of any committee of our board, the determination of the members of our board or any committee thereof, the removal of members of our board or any committee of our board and the filling of newly created memberships and vacancies on our board or any committees thereof, except in all cases as described in our initial public offering registration statement. Pursuant to the merger agreement, however, NWM and NWC each have agreed to not enforce its rights or bring any claims under these restrictions in the Intercompany Agreement based on the formation of the special committee or any action taken by the company or our board that is permitted under the section of the merger agreement allowing for the continuation of the special committee, which we describe under the “Additional Agreements” subheading below.

No Solicitation

We have agreed that we will not, nor will we permit or authorize any of our subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of us or any of our subsidiaries, which parties we refer to collectively as the “company representatives,” to:

¿	directly or indirectly solicit, initiate, or knowingly encourage any takeover proposal;

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directly or indirectly participate in any discussions or negotiations with, or furnish any non-public information or data relating to the company or its subsidiaries to, any third party in connection with any takeover proposal or knowingly take any other action to facilitate any other inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, certain takeover proposals, as defined below and referred to in this proxy statement as a takeover proposal; or

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except as described in this proxy statement, enter into any agreement with respect to any takeover proposal or approve or resolve to approve any takeover proposal; provided, however, that nothing we describe here or in regard to any other provision of the merger agreement will prohibit us, our board or the special committee from (i) taking and disclosing to our shareholders a position with respect to a tender or exchange offer by a third party pursuant to, or otherwise complying with, Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any such disclosure to our shareholders if our board or the special committee determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to result in a violation of our board’s or the special committee’s exercise of their fiduciary duties to our shareholders, or if such disclosure is otherwise required under applicable law.

From execution of the merger agreement, we have agreed that we will, and we will use our reasonable best efforts to cause our representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the execution of the merger agreement with respect to any takeover proposal. Any violation of the restrictions set forth above by any company representative, whether or not the person is purporting to act on our behalf or on behalf of any of our subsidiaries, will be a breach of the merger agreement by the company.

Notwithstanding the foregoing, prior to the date on which we obtain shareholder approval, we may, in response to an unsolicited takeover proposal we receive that did not result from a breach and that the special committee determines in good faith, after consultation with outside counsel and financial advisors, is or may reasonably lead to a superior proposal, furnish information concerning our business, properties or assets to any person or group making the takeover proposal. We may also negotiate and participate in discussions and negotiations with such person or group concerning a takeover proposal if the person or group has submitted a superior proposal that is pending at the time we determine to take such action if, and only to the extent that and so long as:

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the company and our subsidiaries are otherwise in compliance with the merger agreement and, prior to furnishing the information to such person, we receive from the person an executed confidentiality agreement; and

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we keep NWC informed, on a current basis, of the status and details of any such discussions or negotiations as follows: (i) promptly, and in any event within two business days, notifying NWC in writing, of the existence of any proposal, discussion, negotiation or inquiry we receive with respect to any takeover proposal, and our response to the proposal, including whether we have provided any information to the person making the proposal, and promptly communicating to NWC the material terms and conditions of any proposal, discussion, negotiation or inquiry that we may receive and the identity of the person or group making such proposal or inquiring or engaging in such discussions or negotiations; (ii) keeping NWC reasonably informed of the status and details of any such takeover proposal and any amendments or revisions thereto; and (iii) promptly providing to NWC any non-public information concerning the company or any of our subsidiaries that we provide to the person making such takeover proposal or its representatives that was we did not previously provide to NWC.

A “superior proposal” as used in the merger agreement means an unsolicited bona fide written proposal by a third party to acquire, directly or indirectly, (i) more than 50% of the shares of our common stock then outstanding, (ii) assets that constitute 50% or more of the consolidated revenues, net income or assets of the company and our subsidiaries or (iii) more than 50% of the shares of our Class A common stock then outstanding, in each case, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the company or any of our subsidiaries, (A) on terms that the special committee determines in good faith, after consultation with its independent financial advisors, to be more favorable to our unaffiliated shareholders from a financial point of view than the merger and (B) that, in the good faith judgment of the special committee, is reasonably likely to be consummated, taking into consideration (with respect to (A) and (B)) all financial, regulatory, legal and other aspects of the proposal.

A “takeover proposal” as used in the merger agreement means any inquiry, proposal or offer, whether in writing or otherwise, from a third party to acquire beneficial ownership, as defined under Rule 13(d) of the Exchange Act, of assets that constitute 20% or more of the consolidated revenues, net income or assets of the company and our subsidiaries or 20% or more of any class of equity securities of the company or any of our subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the company or any of our subsidiaries.

A “third party” as used in the merger agreement means any person or group other than a Nationwide, or Merger Sub or any subsidiary thereof.

Except as described below, neither our board nor any committee thereof, including the special committee, will:

¿	approve or recommend, or propose to approve or recommend, any takeover proposal;

¿	approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any takeover proposal; or

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withdraw or modify in a manner adverse to NWC or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to NWC or Merger Sub, the approval or recommendation by our board and the special committee of the merger agreement or the merger.

Notwithstanding the foregoing, prior to the date on which we obtain shareholder approval, the special committee and our board may approve or recommend a superior proposal if at least three business days will have passed following NWC’s receipt of written notice from the company advising NWC that we have received such a superior proposal that we intend to approve or recommend, specifying all material terms and conditions of the superior proposal, including the identity of the person making the superior proposal and a copy of any proposed agreements with respect thereto, and NWC does not make an offer that the special committee concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, has caused such takeover proposal to cease constituting a superior proposal. In addition, if prior to the date we obtain shareholder approval, the special committee or our board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the merger and the merger agreement would be inconsistent with the special committee’s or our board’s exercise of their fiduciary duties to our shareholders, the special committee and our board may each withdraw or modify its recommendation of the merger and the merger agreement.

Regulatory Matters

If at any time prior to the special meeting of our shareholders any event occurs that is required to be set forth in an amendment or supplement to the Schedule 13e-3 or this proxy statement, the company, NWM, NWC and the Merger Sub will as promptly as practicable prepare and mail to our shareholders such an amendment or supplement, to the extent required by law.

Subject to the description below, each of the company, NWM, NWC and Merger Sub has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the merger, including:

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the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings, including filings with governmental entities, if any, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

¿	the obtaining of all necessary consents or waivers from third parties;

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the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other governmental entity that would restrain, prevent or delay the closing; and

¿	the execution and delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of the merger agreement.

The parties to the merger agreement must consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated in the merger agreement. Subject to applicable laws relating to the exchange of information, the company and NWC and our respective counsel will (i) have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials to be submitted to, any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement and (ii) furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates and any governmental entity or its respective staff with respect to the merger agreement and the merger. To the extent practicable, each party to the merger agreement must provide the other parties and our respective counsels with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the merger or the other transactions contemplated in connection with the merger and to participate in the preparation for such discussion, telephone call or meeting.

NWM, NWC and the company agreed to, upon request, furnish each other with all information concerning themselves, our and their respective subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 13e-3 and this proxy statement or any other statement, filing, notice, application or other document made by or on behalf of NWM, NWC, the company or any of respective subsidiaries to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

NWM, NWC and the company agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes the party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

Access to Information

Subject to applicable laws relating to the sharing of information, we must provide NWC, and the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of NWC, from time to time prior to the effective time of the merger or the termination of the merger agreement, with reasonable access during normal business hours to such information as NWC will reasonably request with respect to the company and our subsidiaries and our respective businesses, financial condition and operations; provided, however, that this does not require us (i) to permit any inspection, or to disclose any information, that in our reasonable judgment, after consultation with its outside counsel, would result in the disclosure of any trade secrets of third persons or violate any of our obligations with respect to confidentiality if we will have used our reasonable efforts to obtain the consent of such third person to such inspection or disclosure or (ii) to disclose any attorney-client privileged information of the company or any of our subsidiaries.

Shareholders’ Meeting and Approval

Pursuant to the merger agreement, the special meeting of our shareholders is being held on                     , 2008. In accordance with the merger agreement, we are using reasonable best efforts to ensure that all proxies solicited in connection with the special meeting are solicited in compliance with all applicable laws.

Subject to the section of the merger agreement entitled “No Solicitation,” which we describe under “No Solicitation” above, we are including the special committee recommendation and the recommendation of our board in this proxy statement and are using our reasonable best efforts to solicit from our shareholders entitled to vote, proxies to be voted at the special meeting sufficient under applicable laws to constitute shareholder approval.

NWC will vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub stock it beneficially owns, with respect to which it has the power, by agreement, proxy or otherwise, to cause to be voted (or to provide a consent), in favor of the adoption of the merger agreement at any meeting of the shareholders of Merger Sub at which the merger agreement will be submitted for adoption and at all adjournments or postponements thereof, or, if applicable, by any action of the shareholders of Merger Sub by consent in lieu of a meeting.

Likewise, NWC will vote, or cause to be voted any shares of our company common stock it beneficially owns, or with respect to which it has the power to cause to be voted, in favor of the adoption of the merger agreement at any meeting of our shareholders at which we submit the merger agreement for adoption and at all adjournments or postponements of that meeting. With respect to such shares, each of NWM and NWC has agreed that any action to adopt the merger agreement will be made only at a duly convened meeting of our shareholders for such purpose and that neither Nationwide nor any of its affiliates or subsidiaries will act by written consent in lieu of a meeting to adopt the merger agreement or the transactions contemplated thereby.

Prior to the effective time of the merger or the termination of the merger agreement, whichever is earlier, NWM and NWC will not sell, assign, encumber or otherwise transfer, including any conversion of any shares of our Class B common stock into shares of Class A common stock, any shares of our common stock they or any of their subsidiaries owns of record or beneficially, other than encumbrances granted in the ordinary course of business consistent with past practice.

Additional Agreements

The merger agreement contains additional agreements among the company, NWM, NWC and Merger Sub relating to the following:

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Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions of the merger agreement, each of the parties must use its reasonable best efforts to effect the transactions contemplated by the merger agreement and to fulfill and cause to be fulfilled the conditions to closing set forth in the merger agreement. Additionally, subject to the terms and conditions of the merger agreement, each party, at the reasonable request of another party, must execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the merger agreement and the transactions contemplated thereby.

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Financing Assistance. From the date of the merger agreement until the effective time of the merger, the company and our subsidiaries must use our reasonable best efforts to cause each of their respective officers, directors, employees and representatives to provide all cooperation reasonably requested by NWC in connection with the arrangement of NWC’s financing of the merger, such cooperation to include using reasonable best efforts to effect the actions set forth on the financing assistance section in the company disclosure schedules (including obtaining any governmental consents in connection therewith); provided, however, (i) that nothing set forth in the merger agreement will require cooperation to the extent it would unreasonably interfere with, or in any material manner impair, the business, operations or credit rating of the company or our subsidiaries and (ii) the company and our subsidiaries will not be required to (A) become subject to any obligations under any financing documents until immediately prior to the effective time of the merger so long as all conditions under the merger agreement concerning conditions to each party’s obligations to effect the merger and conditions to the obligation of the company have been satisfied at such time or (B) effect any action set forth on the section of our disclosure schedules concerning financing assistance, other than commencing the process to obtain the governmental consents referred to in the merger agreement that is not either (1) conditioned upon satisfaction of all conditions precedent in the merger agreement or (2) terminable or voidable if the merger agreement is terminated in accordance with its terms. NWC and NWM will promptly, upon request by the company, reimburse us for all reasonable out-of-pocket costs incurred by us or our subsidiaries in connection with such cooperation.

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Conduct of Each Party. From the date of the merger agreement until the effective time, each of the company, NWM, NWC and the Merger Sub have agreed that they will not, and will not permit any of our respective subsidiaries or affiliates to, take any action that would be reasonably likely to result in any condition precedent not being satisfied or to prevent or materially delay the consummation of the merger.

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Director and Officer Insurance. Prior to the effective time, NWM agreed that it will, or will cause one of its affiliates to, as of the effective time, obtain and fully pay the premium for the extension of our current directors and officers insurance and indemnification policies, for a period of not less than six years after the effective time of the merger. This will provide coverage for events occurring at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating as our current insurance carrier as of the effective time with respect to directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as our existing policies with respect to any matter claimed against a director or officer of the company or any of our subsidiaries by reason of him or her serving in that capacity and that existed or occurred at or prior to the effective time, including in connection with the merger agreement or the transactions or actions contemplated thereby. If NWM and its affiliates are unable to obtain such “tail” insurance policies as of the effective time, NWM agreed that it will, or will cause one of its affiliates, as of the effective time to, continue to maintain in effect for a period of at least six years from and after the effective time the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the company’s existing policies as of the date of the merger agreement, or NWM will, or will cause one of its affiliates to, purchase comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the company’s existing policies as of the date of the merger agreement; provided, however, that neither NWM nor its affiliates will be required to pay an annual premium for the directors’ and officers’ insurance in excess of 200% of the annual premium currently paid by us for such insurance, but in such case will purchase as much of such coverage as possible for such amount.

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Notice of Changes. Subject to applicable law, the company, on the one hand, and NWM and NWC, on the other hand, have agreed to keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. This includes promptly furnishing the others with copies of notices or other communications between NWM, NWC or the company, as the case may be, or any of our respective subsidiaries, and any third party and/or any governmental entity with respect to the transactions. We have agreed to give prompt notice to NWC of any change, fact or condition that would reasonably be expected to result in a material adverse effect to us or of the failure of any condition to NWC’s obligations under the merger agreement. NWC has agreed to give prompt notice to us of any change, fact or condition, that is reasonably likely to result in a material adverse effect, as applied to the representations and warranties of NWM, NWC and Merger Sub, or that is reasonably likely to result in a failure of any condition to our obligations under the merger agreement.

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Takeover Statutes. If any takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement or the parties thereto, the company, our board and the special committee have agreed to grant all approvals and take all actions as are necessary so that we may consummate the transactions as promptly as practicable on the terms contemplated by the merger agreement and otherwise act to eliminate or minimize the effects of the takeover statute on the transactions.

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Public Disclosure. Unless otherwise permitted by the merger agreement, NWM, NWC and the company (i) will consult with each other before we or any of our subsidiaries issues any press release or otherwise makes any public statement or makes any other public or non-confidential disclosure, regarding the terms of the merger agreement or any of the transactions contemplated thereby, and (ii) will not issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by applicable laws including applicable rules and regulations promulgated by the Securities and Exchange Commission, or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue the press release or make the public statement or disclosure will use its reasonable best efforts to consult with the other parties before issuing the press release or making public statements or disclosures.

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Indemnification. From and after the effective time of the merger, NWM will, or will cause the surviving corporation to, to the fullest extent permitted by Delaware law, indemnify and hold harmless each present and former director and officer of the company and our subsidiaries and each such individual who served at the request of the company or our subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise. This indemnification is against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time), whether civil, administrative or investigative, based on the fact that the individual is or was a director or officer of the company or any of our subsidiaries or arising out of or pertaining to any action or omission occurring at or before the effective time, including the transactions contemplated by the merger agreement. NWM will, or will cause the surviving corporation to, promptly advance to the indemnified party his or her legal and other expenses to the fullest extent permitted by Delaware law. This is provided that any determination required to be made with respect to whether an indemnified party is entitled to indemnification under the surviving corporation’s or our bylaws will be made by independent legal counsel selected by the indemnified party, and reasonably acceptable to NWC. The surviving corporation will be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the indemnified party and the surviving corporation will not be liable to any indemnified party for any legal expenses of separate counsel or any other expenses subsequently incurred by the indemnified party in connection with their defense, except that if the surviving corporation elects not to assume the defense or counsel for the indemnified party advises that there are issues that raise conflicts of interest between the surviving corporation and the indemnified party or the indemnified party will have legal defenses available to it that are different from or in addition to those available to the surviving corporation, the indemnified party may retain counsel reasonably satisfactory to the surviving corporation, and the surviving corporation will pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. The surviving corporation will not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all indemnified parties, other than local counsel, unless a conflict of interest will be caused thereby, and the surviving corporation will not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed.

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Continuation of the Special Committee. Prior to the closing of the merger or the termination of the merger agreement, whichever is earlier, NWM, NWC and Merger Sub have agreed not to seek to remove the members of the special committee from our board, other than in the case of removal for cause, as determined in good faith by the members of our board who are not members of the special committee. Should all the members of the special committee cease to so serve, NWM, NWC and Merger Sub have agreed not to restrict the Board from causing the election of an individual or individuals to our board who are “independent” under the applicable New York Stock Exchange rules and causing the appointment of such director or directors to be a member or members of the special committee, as the case may be.

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Employee Benefits. NWM currently grants employees of the company access to the NWM compensation and employee benefit plans, programs and arrangements that it provides to similarly situated employees of NWM. To ensure that such access continues, NWM has agreed that from the effective time of the merger until December 31, 2009, NWM will provide, or cause to be provided, to all employees of the company and our subsidiaries as of the effective time, compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to similarly situated employees of NWM. NWM has agreed to honor, or cause to be honored, all benefit obligations to, and contractual rights of, current and former employees and directors of the company and our subsidiaries. From and after the effective time of the merger, NWM has agreed to cause each compensation and/or benefit plan, program, agreement or arrangement in which continuing employees are eligible to participate to take into account for purposes of eligibility and vesting the service of such continuing employees with the company and our subsidiaries prior to the effective time to the same extent as such service was credited by the compensation and/or benefit plans, programs, agreements and arrangements maintained by the company or our subsidiaries. This is provided that nothing in the merger agreement requires or may result in the duplication of benefits provided to any continuing employees. Except as otherwise provided in the merger agreement, nothing contained in the merger agreement will be interpreted as preventing NWM from (i) amending, modifying or terminating any compensation and/or benefit plan, program, agreement or arrangement or any other contract, agreement or commitment of the company or any of our subsidiaries in accordance with its terms and applicable law or (ii) terminating the employment of any continuing employee following the effective time, with benefits provided in accordance with the terms of any relevant compensation and/or benefit plans, programs, agreements or arrangements in effect at the time of such termination. These provisions of the merger agreement are for the sole benefit of the parties to the merger agreement and nothing in the merger agreement, expressed or implied, is intended or will be construed to confer upon or give to any person, including employees of the company, other than the parties to the merger agreement and our permitted successors and assigns, any legal, equitable or other rights or remedies under or by reason of any provision of the merger agreement.

Conditions Precedent to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the closing:

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Shareholder Approval. The merger agreement must be duly approved and adopted by the affirmative vote of the holders of a majority of the outstanding voting power of our common stock, voting together without regard to class.

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No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition is in effect that prevents the consummation of the merger, and no law or order is enacted, entered or enforced that prevents or prohibits the consummation of the merger.

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Governmental Consents. The Ohio Department of Insurance must give its prior approval of the pro rata capital contributions to NWC that NWM and Nationwide Mutual Fire Insurance Company, intend to make in connection with the financing of the transactions contemplated by the merger agreement.

The obligations of NWM, NWC and Merger Sub to complete the merger are also subject to the satisfaction or waiver by NWC of the following additional conditions at or prior to the closing:

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Representations and Warranties. The representations and warranties of the company contained in the merger agreement must be true and correct at and as of the closing (without regard to any qualifications therein as to materiality or company material adverse effect), as though made at and as of such time, or, if made as of a specific date, at and as of such date, except for the failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the company. However, the representations and warranties of the company set forth in the merger agreement under the sections dealing with (i) “Capitalization,” specifically, the subsections relating to our authorized capital stock, and the absence of obligations on our part to repurchase, redeem or otherwise acquire any shares of our capital stock and (ii) “Authority; No Violation,” specifically the subsections relating to our corporate power and authority to execute and deliver the merger agreement and transactions contemplated thereby and the receipt by the special committee of a fairness opinion from Lazard that the merger consideration is fair, from a financial point of view, to the holders of our Class A common stock, in each case, must be true and correct in all respects.

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Performance of Obligations of the Company. The company must have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or company material adverse effect, in all respects), all obligations and agreements, and complied in all material respects with all covenants (or with respect to any covenant qualified by materiality, in all respects), contained in the merger agreement to be performed or complied with by it prior to or on the merger closing date.

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Officer’s Certificate. NWC must receive a certificate of the company, dated as of the closing date and signed by the president, to evidence satisfaction of the conditions regarding the representations and warranties and performance of obligations of the company, as we describe in the two preceding bullets.

Our obligation to complete the merger is also subject to the satisfaction or waiver by us of the following additional conditions at or prior to the effective time of the merger:

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Representations and Warranties. The representations and warranties of NWM, NWC and Merger Sub contained in the merger agreement must be true and correct at and as of the closing (without regard to any qualifications therein as to materiality or company material adverse effect), as though made at and as of that time, or, if made as of a specific date, at and as of that date, except where the failures to be true and correct would not reasonably be expected to have a material adverse effect (as applied to NWM, NWC and Merger Sub).

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Performance of Obligations of NWM, NWC and Merger Sub. Each of NWM, NWC and Merger Sub must have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or a material adverse effect (as applied to the representations and warranties of NWM, NWC and Merger Sub), in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it prior to or on the closing date.

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Officer’s Certificate. We must receive a certificate of each of NWM, NWC and Merger Sub, dated as of the closing date, signed by an executive officer of each company to evidence satisfaction of the conditions regarding the representations and warranties and performance obligations of NWC and Merger Sub described in the two preceding bullets.

Termination

Whether before or after the receipt shareholder approval, the merger agreement may be terminated in the following ways:

¿	by mutual written consent of the parties duly authorized by the special committee and NWC at any time prior to the effective time;

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by NWC or the company if the effective time will not have occurred on or before the date that is the nine-month anniversary of the execution of the merger agreement, which we refer to as the “outside date.” However, a party that has materially breached a representation, warranty or covenant set forth in the merger agreement and has not cured such breach by the outside date will not be entitled to exercise its right to terminate. If, on the outside date, the condition to the closing regarding governmental consents has not been fulfilled but all other conditions to the closing either have been fulfilled or are then capable of being fulfilled, then the outside date will, without any action on the part of the parties, be extended to the date that is the one-year anniversary of the merger agreement, and such date will become the outside date for purposes of the merger agreement;

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by NWC or the company, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the merger becomes final and nonappealable, provided that the terminating party has performed its obligations under the merger agreement;

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by NWC or the company if, upon a vote at a duly held meeting of our shareholders, or postponement or adjournment of that meeting, we do not obtain shareholder approval as contemplated by the merger agreement;

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by NWC (i) upon a material breach by the company or any of our subsidiaries of the section of the merger agreement entitled “No Solicitation,” which we describe above under “No Solicitation,” or (ii) upon a breach of any other representation, warranty, covenant or agreement on the part of the company set forth in the merger agreement, or if any representation or warranty of the company will have become untrue, in either case, such that we would be incapable of satisfying the conditions set forth in the first two sections of the merger agreement under the article entitled “Conditions Precedent” by the outside date;

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by NWC if (i) prior to the approval of the merger agreement by the shareholders, our board or the special committee withdraws or modifies its recommendation in any manner adverse to NWC or (ii) our board or the special committee resolves to make such a withdrawal or modification;

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by the company, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement on the part of NWC, NWM or Merger Sub, or if any representation or warranty of NWC, NWM or Merger Sub will have become untrue such that NWC, NWM or Merger Sub would be incapable of satisfying the conditions set forth in the first and third sections of the merger agreement under the article entitled “Conditions Precedent” by the outside date; or

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by the company, if our board or the special committee (i) otherwise fully complied with the terms of the merger agreement, including pursuant to the section of the merger agreement entitled “No Solicitation,” and (ii) approved or recommended a superior proposal.

A terminating party must provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision described above is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions above for any the termination.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will immediately become null and void and there will be no liability or obligation on the part of NWM, NWC, Merger Sub or the company or our respective officers, directors, shareholders or affiliates. However, (i) the provisions of the merger agreement regarding public disclosure, expenses, defined terms, governing law; jurisdiction and effect of termination will remain in full force and effect and survive any termination of the merger agreement, (ii) the representations and warranties set forth in the merger agreement and in any instrument delivered pursuant thereto will terminate at the effective time of the merger and (iii) nothing described above will relieve any party from liability for fraud or willful material breach in connection with the merger agreement or the transactions contemplated thereby.

Expenses

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) will be paid by the party incurring the expense; provided, however, that the costs and expenses of printing and mailing this proxy statement and the Schedule 13e-3, and all filing and other fees paid to the Securities and Exchange Commission in connection with the merger, will be borne equally by NWM and the company.

Amendment

The boards of directors of the parties to the merger agreement may amend the merger agreement at any time by execution of an instrument in writing signed by each of the parties. We may not make an amendment subsequent to the adoption of the merger agreement by our shareholders without the further consent of the shareholders, if such amendment (i) alters or changes the certificate of incorporation of the surviving corporation or the amount or kind of consideration to be received by our shareholders, (ii) alters or changes any of the terms and conditions of the merger agreement if such alteration or change would materially adversely affect our shareholders or (iii) requires approval of our shareholders in accordance with the DGCL or the rules and regulations of the New York Stock Exchange.

Extension and Waiver

At any time prior to the effective time, any party to the merger agreement may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement to an extension or waiver on the part of a party to the merger agreement will be valid only if set forth in an instrument in writing signed by such party.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for the company and our subsidiaries. The selected historical consolidated financial data as of December 31, 2007 and December 31, 2006 and for each of the years in the three-year period ended December 31, 2007 have been derived from our audited consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we incorporated by reference in this proxy statement. The selected historical consolidated financial data as of December 31, 2006, December 31, 2005, December 31, 2004 and for December 31, 2003 have been derived from our audited consolidated condensed financial statements, which do not appear in this proxy statement. The selected historical consolidated financial data as of and for the six-month period ended June 30, 2008 have been derived from our unaudited consolidated financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, which we incorporated by reference in this proxy statement. Our historical results included below are not necessarily indicative of our future performance, and the results of operations for the respective six-month period ended June 30, 2008 are not necessarily indicative of our results of operations for the full fiscal years. The unaudited selected historical consolidated financial data reflect all adjustments, consisting of normal, recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows at the end of and for the periods presented.

The information contained in this section, “SELECTED HISTORICAL FINANCIAL DATA,” should be read in conjunction with our consolidated financial statements, including the related notes, incorporated by reference in this proxy statement.

For more information, see “WHERE YOU CAN FIND MORE INFORMATION.”

(in millions, except per share amounts)	Six Months Ended June 30, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
Total revenues	$1,996.8	$4,528.9	$4,562.5	$4,416.2	$4,167.9	$3,936.6
Net income	129.9	626.8	724.0	610.4	516.4	407.4

Earnings per common share:
Basic	0.94	4.40	4.83	3.99	3.40	2.68
Diluted	0.94	4.37	4.80	3.97	3.38	2.67
Cash dividends declared per common share	0.58	1.04	0.92	0.76	0.72	0.52
Total assets	110,771.2	119,207.1	119,531.1	116,361.2	117,121.2	111,237.8
Long-term debt	1,660.1	1,565.1	1,398.5	1,398.0	1,406.0	1,405.6
Total liabilities	105,858.6	113,882.5	113,908.4	110,973.6	111,887.2	106,368.9
Shareholders’ equity	4,912.6	5,324.6	5,622.7	5,387.6	5,234.0	4,868.9
Book value per common share	35.62	38.44	38.51	35.33	34.32	32.05

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated.

(in millions)	Six Months Ended June 30, 2008	Years Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges[1]	3.9	7.6	8.8	7.0	7.8	6.7

(1)

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges, excluding interest credited to policyholder accounts. For this purpose, earnings are defined as income from continuing operations before federal income taxes plus fixed charges. Fixed charges consist of interest credited to policyholder accounts, interest on debt and debt extinguishment costs.

MARKET PRICE AND DIVIDEND INFORMATION

Our Class A common stock is listed on the New York Stock Exchange under the symbol “NFS.” On August 22, 2008, there were 46,154,903 shares of Class A common stock outstanding, held by approximately 101,392 shareholders of record, and 91,778,717 shares of Class B common stock outstanding, all of which is held by NWC.

The following table shows, for the periods indicated, the reported high and low sale prices per share of our Class A common stock on the New York Stock Exchange and the amount of dividends paid per outstanding share.

	High	Low	Close	Dividends per Share
Year Ended December 31, 2006
First Quarter	$44.94	$41.73	$43.02	$0.23
Second Quarter	44.50	42.46	44.08	0.23
Third Quarter	48.76	43.71	48.10	0.23
Fourth Quarter	54.57	47.83	54.20	0.23

Year Ended December 31, 2007
First Quarter	55.80	51.84	53.86	0.26
Second Quarter	64.74	54.05	63.22	0.26
Third Quarter	65.52	45.32	53.82	0.26
Fourth Quarter	55.60	41.78	45.01	0.26

Year Ending December 31, 2008
First quarter	48.52	37.42	47.28	0.29
Second quarter	51.69	47.15	48.01	0.29
Third Quarter (through , 2008)

The closing sale price of our common stock on the New York Stock Exchange on March 7, 2008, the last trading day before we announced the merger proposal by NWC, was $37.93 per share. On August 5, 2008, the last full trading day before the public announcement of approval and adoption of the merger agreement by our board, the closing sale price of the common stock on the New York Stock Exchange was $47.70 per share. On                     , 2008, the last trading day for which closing sale price information was available prior to the date of the first mailing of this proxy statement, the closing price of our common stock on the New York Stock Exchange was $             per share. Shareholders should obtain a current market quotation for our common stock before making any decision with respect to the merger.

We regularly pay a quarterly cash dividend. Under the terms of the merger agreement, prior to the closing of the merger, we are permitted to declare and pay quarterly cash dividends with respect to our common stock in an amount not to exceed $0.29 per share. For more information, see “THE MERGER AGREEMENT”—Conduct of the Company’s Business Pending the Merger.”

RECENT TRANSACTIONS

Except for open market purchases of 100,000 shares of Class A common stock by NWC and as set forth below, there have been no transactions in our common stock effected during the last sixty days by (i) NWM, NWC, Merger Sub or the company or any of their respective directors or executive officers or any associate of such persons; (ii) subsidiaries of NWC, other than Merger Sub, and the company; and (iii) any pension fund, profit-sharing or similar plan of NWM, NWC, the company or Merger Sub. See information under “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS.”

CERTAIN TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

Intercompany Agreement

For more information on the Intercompany Agreement, see “THE MERGER AGREEMENT—Covenants and Agreements” and “AGREEMENTS INVOLVING THE COMPANY’S SECURITIES.”

Share Purchase Agreement

For more information on the Share Purchase Agreement, see “AGREEMENTS INVOLVING THE COMPANY’S SECURITIES.”

Acquisition of NWD Investment Management, Inc.

On February 2, 2007, we entered into a stock purchase agreement with NWC for the acquisition of the Philadelphia-based retail asset management operations of its subsidiary, NWD Investment Management, Inc., formerly Gartmore Global Investments, Inc. The transaction closed on April 30, 2007 with a final purchase price of $244.2 million.

Group Annuity and Life Insurance Contracts

We issue group annuity and life insurance contracts and perform administrative services for various employee benefit plans sponsored by NWM or its affiliates. Total account values of these contracts were $3.06 billion and $5.64 billion as of December 31, 2007 and 2006, respectively. Total revenues from these contracts were $132.3 million, $139.3 million and $141.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, and include policy charges, net investment income from investments backing the contracts and administrative fees. Total interest credited to the account balances was $110.1 million, $111.4 million and $108.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The terms of these contracts are materially consistent with what we offer to unaffiliated parties who are similarly situated.

Federal Income Taxes

Through September 30, 2002, we filed a consolidated federal income tax return with NWM. Effective October 1, 2002, we began filing a consolidated federal tax return with our non-life insurance company subsidiaries. There were no payments to or from NWM for the year ended December 31, 2007, compared to $16.3 million from NWM and $45.0 million to NWM for the years ended December 31, 2006 and 2005, respectively. These payments related to tax years prior to deconsolidation.

Modified Coinsurance Agreements

Our subsidiary, Nationwide Life, has a reinsurance agreement with NWM whereby all of Nationwide Life’s accident and health business not ceded to unaffiliated reinsurers is ceded to NWM on a modified coinsurance basis. Either party may terminate the agreement on January 1 of any year with prior notice. Under a modified coinsurance agreement, the ceding company retains invested assets and investment earnings are paid to the reinsurer. Under the terms of Nationwide Life’s agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. We believe that the terms of the modified coinsurance agreements are consistent in all material respects with what we could have obtained with unaffiliated parties. Revenues ceded to NWM for the years ended December 31, 2007, 2006 and 2005 were $317.6 million, $430.8 million and $429.5 million, respectively, while benefits, claims and expenses ceded were $348.1 million, $470.4 million and $398.8 million, respectively.

Amended and Restated Cost Sharing Agreement

We have entered into significant, recurring transactions and agreements with NWM, other affiliates and subsidiaries as a part of our ongoing operations. These include annuity and life insurance contracts, office space leases and agreements related to reinsurance, cost sharing, administrative services, marketing, intercompany loans, intercompany repurchases, cash management services and software licensing. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, the number of full-time employees, commission expense and other methods agreed to by the participating companies.

In addition, Nationwide Services Company, LLC, a subsidiary of NWM, provides computer, telephone, mail, employee benefits administration and other services to NWM and certain of its direct and indirect subsidiaries, including us, based on specified rates for units of service consumed. For the years ended December 31, 2007, 2006 and 2005, we made payments to NWM and Nationwide Services Company, LLC totaling $288.5 million, $264.5 million and $314.7 million, respectively.

Marketing Allowance Agreement

Under a marketing agreement with NWM, Nationwide Life makes payments to cover a portion of the agent marketing allowance that NWM pays to Nationwide agents. These costs cover product development and promotion, sales literature, rent and similar items. Payments under this agreement totaled $20.1 million, $28.3 million and $26.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Leases

We lease office space from NWM. For the years ended December 31, 2007, 2006 and 2005, we made lease payments to NWM of $24.4 million, $19.3 million and $18.7 million, respectively.

Repurchase Agreements

We also participate in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller repurchases the securities at the original sales price plus interest. As of December 31, 2007 and 2006, we had no outstanding borrowings from affiliated entities under such agreements. During 2007, 2006 and 2005, the most we had outstanding at any given time was $178.2 million, $191.5 million and $55.3 million, respectively, and the amounts we incurred for interest expense on intercompany repurchase agreements during these years were immaterial.

Cash Management Agreement

The company and various affiliates entered into agreements with Nationwide Cash Management Company, an affiliate, under which Nationwide Cash Management Company acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with Nationwide Cash Management Company for our benefit were $473.0 million and $869.6 million as of December 31, 2007 and 2006, respectively, and are included in short-term investments on our consolidated balance sheets.

Online Brokerage Software Application

The company and an affiliate are currently developing a browser-based policy administration and online brokerage software application for defined benefit plans. In connection with the development of this application, we made net payments, which were expensed, to that affiliate related to development totaling $13.0 million, $9.5 million and $4.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

PRIOR PUBLIC OFFERINGS AND STOCK PURCHASES

None of NWC, the company, Merger Sub or NWC’s other subsidiaries has made an underwritten public offering of our common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A. NWC has acquired 100,000 shares of our Class A common stock in open market purchases at an average price per share of $47.08. The information we provide in this section does not include any transactions in our common stock undertaken by mutual funds that are managed or advised by subsidiaries of NWC. We have had a share repurchase program in place since August 2005. From the share repurchase program’s inception through June 30, 2008, we have repurchased a total of 16,434,068 shares of our Class A common stock for an aggregate of $811.9 million at an average price per share of $49.40, including the impact of per share price adjustments related to accelerated share repurchase agreements. In addition, on December 4, 2006, we repurchased 3,855,050 shares of our Class B common stock held by NWC for $200 million at an average price per share of $51.88.

The following table summarizes (i) the total number of shares of Class A common stock purchased, (ii) the average price paid per share of Class A common stock, by the company or any affiliated purchasers, as defined in Rule 10b-18(a)(3) under the Exchange Act, during the past two years:

Period	Total number of Shares Purchased	Average Price Paid per Share
Fourth quarter 2008	100,000	$47.08
Third quarter 2008	—	N/A
Second quarter 2008	—	N/A
First quarter 2008	758,700	$43.42
Fourth quarter 2007	646,811	$44.91
Third quarter 2007	4,537,003	$52.48
Second quarter 2007	3,137,692	$55.60
First quarter 2007	1,301,634	$53.62
Fourth quarter 2006	4,366,550	$51.92
Third quarter 2006	—	N/A
Second quarter 2006	—	N/A

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists the beneficial ownership of each person or group who, to our knowledge, owned more than five percent of any class of its outstanding voting securities as of August 22, 2008. None of NWM, NWC or the company has available information regarding beneficial ownership of the common stock of the company by Renaissance Technologies LLC or Elliot Associates L.P. and certain of its subsidiaries, or their respective directors and executive officers. See information under “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS.”

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class A common stock	Renaissance Technologies LLC[1] 800 Third Avenue New York, New York 10022	3,714,100	7.86%

	Elliot Associates L.P.[2] 712 Fifth Avenue, 36th Floor New York, New York 10019	2,375,000	5.1%

Class B common stock	Nationwide Corporation One Nationwide Plaza Columbus, OH 43215	91,778,717	100%

(1)	On a Schedule 13G, dated February 13, 2008, Renaissance Technologies LLC reported sole voting and dispositive power with respect to 3,714,100 shares.
(2)

On a Schedule 13G, dated August 19, 2008, Elliott Associates L.P., Elliott International, L.P. and Elliot International Capital Advisors Inc. reported aggregate beneficial ownership of 2,375,000 shares of Class A common stock, constituting 5.1% of all the outstanding shares of Class A common stock.

The following table sets forth the beneficial ownership of our common stock as of August 22, 2008, for each director and officer of NWM, NWC and Merger Sub, and by all directors and officers of NWM, NWC and Merger Sub as a group. No directors or officers of NWM, NWC or Merger Sub other than those listed in the following table beneficially own our common stock.

		Holdings in Nationwide Financial Services, Inc.
Title of Class	Name	Common Stock		Options Exercisable Currently or within 60 days	NFS Stock Index Units	Total Stock and Stock- Based Holdings[1]	Percent of Class(%)
Directors
Class A	Lewis J. Alphin	572		2,000	0	2,572	0.006
Class A	James B. Bachmann	0		2,000	0	2,000	0.004
Class A	A. I. Bell	100		4,000	0	4,100	0.009
Class A	Timothy J. Corcoran	135	[3]	2,000	0	2,135	0.005
Class A	Yvonne M. Curl	0		4,000	0	4,000	0.009
Class A	Kenneth D. Davis	200	[4]	4,000	0	4,200	0.009
Class A	Keith W. Eckel	7,472.338		8,870	3,767	16,342.338	0.035
Class A	Fred C. Finney	716		2,000	0	2,716	0.006
Class A	W. G. Jurgensen	100,000		958,358	0	1,058,358	2.293
Class A	Daniel T. Kelly	100		0	0	100	0.0002
Class A	M. Diane Koken	0		0	0	0	0.000
Class A	Lydia M. Marshall	9,477.371		23,298	3,767	32,775.371	0.071
Class A	Terry W. McClure	0		2,000	0	2,000	0.004
Class A	Barry J. Nalebuff	0		0	0	0	0.000
Class A	Ralph M. Paige	0		4,000	0	4,000	0.009
Class A	Harry H. Hallowell	0		18,638	0	18,638	0.0403
Class A	Jeffrey W. Zellers	0		0	0	0	0.000

Officers
Class A	Patricia R. Hatler	15,994.328		53,515	3,531.3988	69,509.328	0.151
Class A	Terri L. Hill	1,211		21,996	0	23,207	0.050
Class A	Lawrence A. Hilsheimer	0		0	0	0	0.000
Class A	Michael C. Keller	0		94,781	0	94,781	0.205
Class A	James R. Lyski	1,125		3,310	0	4,435	0.010
Class A	Michael D. Miller	1,000	[5]	14,458	0	15,458	0.033
Class A	Stephen S. Rasmussen	264.756		115,574	1,495	115,838.756	0.251
Class A	W. Kim Austen	0		0	0	0	0.000
Class A	J. Stephen Baine	0		9,045	0	9,045	0.020
Class A	Carol Baldwin Moody	0		7,745	0	7,745	0.017
Class A	Paul D. Ballew	0		0	0	0	0.000
Class A	David A. Bano	101		0	0	101	0.0002
Class A	Thomas A. Barnes	100		683	0	783	0.0002
Class A	Pamela A. Biesecker	0		0	0	0	0.000
Class A	James R. Burke	0		0	0	0	0.000
Class A	William J. Burke	0		4,685	0	4,685	0.010
Class A	Roger A. Craig	1,902.079		11,243	0	13,145.079	0.028
Class A	Robert J. Dickson	0		0	0	0	0.000
Class A	Thomas W. Dietrich	0		15,591	0	15,591	0.034
Class A	Martha L. Frye	0		0	0	0	0.000
Class A	Kim R. Geyer	764	[6]	12,774	3,873.67935	13,538	0.029
Class A	Peter A. Golato	860		70,645	0	71,505	0.155
Class A	J. Lynn Greenstein	0		0	0	0	0.000

		Nationwide Financial Services, Inc.
Title of Class	Name	Common Stock		Options Exercisable Currently or within 60 days	NFS Stock Index Units	Total Stock and Stock-Based Holdings[1]	Percent of Class(%)
Officers
Class A	Susan J. Gueli	0		6,280	0	6,280	0.014
Class A	Kelly A. Hamilton	221.117		17,641	0	17,862.117	0.039
Class A	Gordon E. Hecker	0		16,603	0	16,603	0.036
Class A	David R. Jahn	0		0	0	0	0.000
Class A	Gale V. King	639.122		0	0	627.125	0.001
Class A	Srinivas Koushik	0		14,035	0	14,035	0.030
Class A	Michael A. Lex	0		0	0	0	0.000
Class A	Katherine A. Mabe	0		0	0	0	0.000
Class A	Eileen A. Mallesch	0		0	0	0	0.000
Class A	Gregory S. Moran	0		0	0	0	0.000
Class A	Sandra L. Neely	0		11,499	0	11,499	0.025
Class A	Mark A. Pizzi	0		0	0	0	0.000
Class A	Robert J. Puccio	500		16,048	0	16,548	0.036
Class A	Douglas C. Robinette	3,271.963		15,000	0	18,271.963	0.040
Class A	Jeffrey D. Rouch	0		8,561	0	8,561	0.019
Class A	Gary I. Siroko	2,410		11,013	0	13,423	0.029
Class A	Gail G. Snyder	1,273		4,703	0	5,976	0.013
Class A	Holly R. Snyder	0		0	0	0	0.000
Class A	Richard M. Waggoner	250	[7]	6,800	0	7,050	0.015
Class A	Kirt A. Walker	0		0	0	0	0.000
Class A	Randolph C. Wiseman	0		645	0	645	0.0014
Class A	All Directors and Officers as a Group (61 individuals)	150,660.074	[8]	1,600,037	16,434.078	1,750,694.077	3.793

(1)	Includes Class A common stock, options exercisable within sixty days and stock units in the NFS stock index.
(2)	Represents percent of Class A common stock outstanding as of August 22, 2008.
(3)	He holds 100 of these shares jointly with his spouse.
(4)	He holds these shares jointly with his spouse.
(5)	He holds these shares jointly with his spouse.
(6)	She holds these shares jointly with her spouse.
(7)	He holds these shares jointly with his spouse.
(8)

Total includes 139,900.989 shares of Class A common stock held by individuals who are also officers or directors of the company. Excluding those shares, the amount owned by the officers and directors of Nationwide would be 10,747.088 or 0.023% of the outstanding.

BENEFICIAL OWNERSHIP OF SECURITIES BY MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of August 22, 2008, for each director, each officer who appears in the “Summary Compensation Table for 2007” of our proxy statement filed with the Securities Exchange Commission on March 27, 2008, and by all of our directors and officers as a group.

		Nationwide Financial Services, Inc.
Title of Class	Name	Common Stock	Options Exercisable Currently or within 60 days[1]	Total Stock and Stock-Based Holdings[2]	Number of Shares Beneficially Owned[3]	Percent of Class[4]
Class A	Joseph A. Alutto	4,776.617	16,479	26,022.617	21,255.617	0.046
Class A	James G. Brocksmith, Jr.	7,723.082	21,298	32,788.082	29,021.082	0.063
Class A	John L. Carter	1,998.000	13,457	19,222.000	15,455.000	0.033
Class A	Keith W. Eckel	7,472.338	8,870	20,109.338	16,342.338	0.035
Class A	Timothy G. Frommeyer	7,742.000	30,954	38,696.000	38,696.000	0.084
Class A	W.G. Jurgensen	100,000.000	958,358	1,073,625.000	1,058,358	2.293
Class A	Lydia M. Marshall	9,477.371	23,298	36,542.371	32,775.371	0.071
Class A	Donald L. McWhorter	8,802.371	21,252	33,821.371	30,054.371	0.065
Class A	David O. Miller	9,464.465	21,298	34,529.465	26,723.465	0.067
Class A	Martha Miller de Lombera	2,072.057	10,205	16,044.057	12,277.057	0.027
Class A	Keith I. Millner	1,334.000	0	2,638.500	1,334.000	0.003
Class A	James F. Patterson	9,433.000	11,759	24,941.498	21,174.498	0.046
Class A	Gerald D. Prothro	9,986.371	15,259	29,012.371	25,245.371	0.055
Class A	Robert A. Rosholt	90,355.000	0	90,355.000	90,355.000	0.196
Class A	Arden L. Shisler	13,070.084	21,298	38,135.084	34,368.084	0.074
Class A	Alex Shumate	3,261.617	16,479	23,507.617	19,740.617	0.043
Class A	Mark R. Thresher	36,630.337	175,737	230,019.337	212,367.337	0.460
Class A	Thomas F. Zenty III	0	0	0	0	0.000
Class A	All Directors and Officers as a Group (33 individuals)[5]	351,864.990	1,827,494	2,260,867.837	2,172,302.488	4.707

(1)	Includes all options exercisable within sixty days, including those options with an exercise price in excess of the merger consideration of $52.25 per share.
(2)	Includes Class A common stock, options exercisable within sixty days and deferred stock units or units in the NFS stock index.
(3)	Includes Class A common stock and all options exercisable within sixty days, including options with an exercise price in excess of the merger consideration of $52.25 per share.
(4)	Represents percent of Class A common stock outstanding and options exercisable currently or within sixty days as of August 22, 2008.
(5)	Total represents our directors and the officers listed on our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Our board presently consists of twelve members. Set forth below are lists of our directors and officers as of the date of this proxy statement. Each officer will serve until a successor is elected by our board or until the earlier of his or her resignation or removal. None of these persons nor the company has been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors, and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our directors and officers are citizens of the U.S. and can be reached c/o Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215, or by telephone at (614) 677-5331.

The following individuals were elected in May 2008 to serve on the Board until 2011:

Arden L. Shisler Director since 1996	Age 66

Chairman of the Board of the company, Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, NWM, Nationwide Mutual Fire Insurance Company, and NWC. From June 2004 to May 2006, he was a director of NWD Management & Research Trust, formerly known as Gartmore Global Asset Management Trust, a subsidiary of NWC. Mr. Shisler also serves as a trustee for the following registered investment companies: Nationwide Mutual Funds, formerly known as Gartmore Mutual Funds, and Nationwide Variable Insurance Trust, formerly known as Gartmore Variable Insurance Trust. Mr. Shisler was a consultant to K & B Transport, Inc., a trucking firm, from January 2003 to December 2004. Previously, he was President and Chief Executive Officer of K & B Transport, Inc. from January 1992 to January 2003 and Chief Operating Officer from April 1986 to January 1992.

Joseph A. Alutto Director since 2002	Age 67

Director of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company and Executive Vice President and Provost of The Ohio State University. He was previously the Dean of the Fisher College of Business at The Ohio State University from March 1991 to October 2007 and Executive Dean for Professional Colleges at The Ohio State University from September 1998 to October 2007. Mr. Alutto has been a director of M/I Homes, Inc., a builder of single family homes, since February 2005, and of United Retail Group, Inc., a retailer of women’s apparel and accessories, since December 1992.

Alex Shumate Director since 2002	Age 58

Managing Partner of the Columbus office of the law firm of Squire, Sanders & Dempsey L.L.P. and director of Wm. Wrigley Jr. Company, a provider of consumer foods, and Cincinnati Bell, Inc., a provider of telecommunications products and services.

Thomas F. Zenty III Director since 2008	Age 53

Chief Executive Officer of University Hospitals in Cleveland, Ohio. Previously, Mr. Zenty was Executive Vice President, Clinical Care Services and Chief Operating Officer of Cedars-Sinai Health Systems in Los Angeles from 2000 to 2003, and Senior Vice President, Clinical Care Services and Chief Operating Officer from 1995 to 1999.

The following individuals were elected in May 2007 to serve on the Board until 2010:

James G. Brocksmith, Jr. Director since 1997	Age 67

Director of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Mr. Brocksmith has been a director of Alberto-Culver Company, a manufacturer and marketer of consumer products, since October 2002, Sempra Energy, a designer and implementer of energy solutions for businesses, governments and institutions, since October 2001, and AAR Corporation, a supplier to the aviation/aerospace industry, since January 2001.

Keith W. Eckel Director since 2004	Age 61

Director of NWM, Nationwide Mutual Fire Insurance Company, NWC, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company and Vice Chairman of the Board of NWM, Nationwide Mutual Fire Insurance Company and NWC. Mr. Eckel served as the Chairman of the Board of NWD Management & Research Trust from June 2004 to May 2006, and served as a trustee of Nationwide Foundation from April 1998 to April 2006. Mr. Eckel is the owner of Fred W. Eckel Sons, a vegetable farming operation, and president of Eckel Farms, Inc.

James F. Patterson Director since 1996	Age 66

Director of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Mr. Patterson was a director of NWM, Nationwide Mutual Fire Insurance Company and NWC from April 1989 to April 2007 and Vice Chairman of the Board of the company from April 2001 to April 2007. He formerly served as Chairman of the Board of Nationwide Mutual Fire from April 1994 to April 2001. Mr. Patterson also served as a director of NWD Management & Research Trust from June 2004 to May 2006. He served as a trustee of Nationwide Foundation from April 1994 to April 2007. Mr. Patterson has operated the Patterson Fruit Farm since 1964 and has been President of Patterson Farms, Inc. since December 1991.

Gerald D. Prothro Director since 1997	Age 65

Director of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company and Managing Director of IKT Investments, Ltd., a technology consulting and private investments firm. Previously, Mr. Prothro was Senior Vice President and Chief Technology Officer at BroadStream Communications Corporation, a provider of wireless broadband next generation network services and served as Managing Director of IKT, Inc. He retired from International Business Machines Corporation, or “IBM,” an information technology company, in 1998 after nearly thirty years of service. Mr. Prothro held executive positions with IBM including Vice President for Corporate Strategy, Vice President and IBM Chief Information Officer, and IBM Director and Secretary of the Corporate Management Committee.

The following individuals were elected in May 2006 to serve on the Board until 2009:

W.G. Jurgensen Director since 2000	Age 57

Chief Executive Officer of the company. Mr. Jurgensen served as Chairman of the Board from January 2001 to June 2003 and Chief Executive Officer-Elect from May to August 2000. Since August 2000, he has been Chief Executive Officer of NWM, Nationwide Mutual Fire Insurance Company, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company, and was Chief Executive Officer-Elect of those companies from May to August 2000. He also serves as Chief Executive Officer of several other companies within the Nationwide enterprise, which is comprised of the company, NWM, Nationwide Mutual Fire Insurance Company and all of their respective subsidiaries and affiliates.

Mr. Jurgensen has been a director of NWM, Nationwide Mutual Fire Insurance Company, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company since May 2000 and serves as a director of several other companies within Nationwide, as well as a trustee of Nationwide Foundation, a not-for-profit corporation that contributes to nonprofit agencies and community projects. Mr. Jurgensen has been a director of ConAgra Foods, Inc., a producer and marketer of food products, since August 2002.

Before joining Nationwide, Mr. Jurgensen was Executive Vice President of Bank One Corporation, an investment banking and financial services institution, from October 1998 to May 2000. He also previously served as Executive Vice President of First Chicago NBD Corporation, a financial institution, and Chairman of FCC National Bank, a financial institution.

Lydia M. Marshall Director since 1997	Age 59

Director of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company, NWM, Nationwide Mutual Fire Insurance Company, NWC and Seagate Technology, and trustee of the Nationwide Foundation. Ms. Marshall served as a director of Scottsdale Insurance Company (“Scottsdale”), a wholly owned subsidiary of NWM, from April 2001 to June 2006. From October 1999 to August 2004, she was founder, chair and Chief Executive Officer of Versura Inc., an internet-based service provider to financial institutions, colleges and universities.

Ms. Marshall served as the Managing Director of Rockport Capital Incorporated, a provider of private equity funds for corporate ventures, from September 1997 to October 1999, and Executive Vice President—Marketing of the Student Loan Marketing Association, or Sallie Mae, a provider of funds for educational loans, from July 1993 to September 1997. Prior to that time, Ms. Marshall held several positions with Sallie Mae and Citicorp, a provider of banking and financial services.

David O. Miller Director since 1996	Age 69

Director of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Mr. Miller served as Chairman of the Board of Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and NWC from April 1998 to May 2001 and served as a director of NWM, Nationwide Mutual Fire Insurance Company and NWC from April 1985 to April 2006. He was a director of Scottsdale from May 1992 to May 1997 and April 2001 to June 2006 and Chairman of the Board from May 2001 to January 2005 and from December 2005 to June 2006. He served as a trustee of Nationwide Foundation from April 1992 to April 2006.

Mr. Miller has been a land and apartment developer since 1962. He has been the President of Owen Potato Farm, Inc. since 1962 and has been a partner of Newark Properties LTD, a real estate development firm, since 2000. Previously, Mr. Miller was a partner of M&M Enterprises, a real estate development firm.

Martha Miller de Lombera Director since 2003	Age 60

Director of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Ms. Miller de Lombera retired from Procter & Gamble, a consumer products company, in April 2001, after 25 years of service. Most recently, she served as Vice President and General Manager of Procter & Gamble’s Latin American North Market Development Organization from 1998 to April 2001.

Ms. Miller de Lombera has been a director of Wal-Mart de Mexico, a retail chain including self-service stores, apparel stores and restaurants, since March 2007 and a director of Sally Beauty Holdings, Inc., an international specialty retailer and distributor of professional beauty supplies, since November 2006. She also served as a director of Ryerson, Inc., a North American distributor and processor of metals, from January 2004 to October 2007, and as a director of Grupo Aeroportuario del Sureste, S.A. de C.V., an airport operator in southeastern Mexico, from March 2001 to April 2005.

The following is information concerning the executive officers of the company:

Officers of the Company	Age	Served as Officer Since	Business Background
W.G. Jurgensen	57	2000	Please see the information we provided above.

Patricia R. Hatler	54	2004	Executive Vice President—Chief Legal and Governance Officer. Previously, Ms. Hatler served the company as its Executive Vice President and General Counsel from October 2004 to December 2004; Executive Vice President, General Counsel and Secretary from March 2003 to October 2004; Senior Vice President, General Counsel and Secretary from May 2000 to March 2003; and Senior Vice President and General Counsel from August 1999 to May 2000. She has been Executive Vice President and Chief Legal and Governance Officer of several other companies within Nationwide since December 2004 and held similar positions with several Nationwide companies, including Executive Vice President, General Counsel and Secretary, since July 1999. Prior to that time, she was General Counsel and Corporate Secretary of Independence Blue Cross, a health insurance provider, from 1983 to July 1999.

Terri L. Hill	49	2003	Executive Vice President—Chief Administrative Officer. Ms. Hill holds similar positions for several other companies within Nationwide. She was Senior Vice President—Human Resources/Operations for Scottsdale and its affiliates from December 2000 to September 2003; Vice President—Human Resources/Communications of Scottsdale from May 1997 to December 2000; and Vice President—Human Resources of Scottsdale from October 1996 to May 1997. Ms. Hill was Vice President—Human Relations from February 1985 to September 1996 at American Express, a diversified worldwide travel, financial and network services company, and Director of Personnel for Bullock’s Department Stores, a department store retailer, from August 1981 to February 1985.

Larry A. Hilsheimer	51	2007	Executive Vice President. Mr. Hilsheimer holds similar positions for several other companies within Nationwide. Prior to joining Nationwide, Mr. Hilsheimer served as a partner of Deloitte and Touche USA LLP, from June 1988 to October 2007, and was a Senior Manager from June 1986 to June 1988.

Michael C. Keller	49	2001	Executive Vice President—Chief Information Officer. Mr. Keller holds similar positions for several other companies within Nationwide. Previously, Mr. Keller was Senior Vice President of Bank One, a financial institution, from January 1998 to June 2001, and held various management positions with IBM Corporation, an information technology company, from July 1982 to December 1997.

James R. Lyski	45	2006	Executive Vice President—Chief Marketing Officer. Mr. Lyski previously served as Senior Vice President for Strategy, Product and Marketing at CIGNA HealthCare, Inc., an employee benefits company, from October 2002 to October 2006; as Chief Operating Officer of Atabok, Inc., a Boston-based technology company, from June 2000 to October 2002; and as Vice President for U.S. Marketing at FedEx Corporation, a global shipping company, from August 1989 to May 2000.

Officers of the Company	Age	Served as Officer Since	Business Background
Stephen S. Rasmussen	56	2003

Executive Vice President. Mr. Rasmussen has also been President and Chief Operating Officer of NWM and Nationwide Mutual Fire Insurance Company since September 2003. Since December 2000, Mr. Rasmussen has served as a Director, President and Chief Operating Officer of ALLIED Group, Inc., a wholly owned subsidiary of NWM. He also serves as Chairman and Director of several Allied subsidiaries and as Director of several other companies within Nationwide.

Anne L. Arvia	45	2006	Senior Vice President—Nationwide Bank. Prior to joining Nationwide Bank, Ms. Arvia served as the Chief Executive Officer of ShoreBank, a community and environmental bank, from May 2002 to August 2006; as the President of ShoreBank from May 2001 to August 2006; and held various other positions with ShoreBank from May 1991 to April 2002.
Carol A. Baldwin Moody	51	2005

Senior Vice President, Chief Compliance Officer. Ms. Baldwin Moody holds similar positions for several other companies within Nationwide. Previously, she was Chief Compliance Officer for TIAA-CREF from 2004 to 2005. Prior to that time, she served as Managing Director and General Counsel of TCW/Latin America Partners LLC from 2000 to 2004 and held various senior-level positions with Citibank from 1988 to 2000.

Thomas E. Barnes	54	2007	Senior Vice President—Assistant to the CEO and Secretary. Mr. Barnes holds similar positions in several other companies within Nationwide. Previously, Mr. Barnes served several Nationwide companies as Vice President—Assistant to the CEO and Secretary from March 2005 to July 2007; Vice President—Corporate Governance and Secretary from October 2004 to March 2005; Vice President and Assistant Secretary May 2003 to October 2004; as Associate Vice President and Assistant Secretary from May 2002 to May 2003; and in various other positions within Nationwide since 1982.
John L. Carter	45	2005	Senior Vice President—Non-Affiliated Sales. Mr. Carter holds similar positions in several other companies within Nationwide and is President of Nationwide Financial Distributors, Inc., as well as Senior Vice President of several other Nationwide companies. Previously, he served as Corporate Vice President of Platform Distribution at Prudential Financial, a financial services company, from August 1999 to November 2005. Prior to that time, Mr. Carter held positions with other financial services firms, including Kidder Peabody, where he served in executive sales positions, and UBS.
Roger A. Craig	45	2007	Senior Vice President—Division General Counsel and Assistant Secretary. Mr. Craig also serves as Senior Vice President—Division General Counsel of several other companies within Nationwide. Previously, Mr. Craig served several Nationwide companies as Vice President—Division General Counsel from October 2004 to August 2007; Vice President—Associate General Counsel from March 2003 to October 2004; Associate Vice President—Associate General Counsel from February 2001 to March 2003; and in various other positions within Nationwide since 1991. Prior to that time, he was counsel to Huffy Corporation and an attorney at Crabbe, Brown, Jones, Potts & Schmidt.

Officers of the Company	Age	Served as Officer Since	Business Background
Timothy G. Frommeyer	44	2005

Senior Vice President—Chief Financial Officer. Mr. Frommeyer holds similar positions in several other companies within Nationwide. He served as Vice President and Chief Actuary of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from May 2004 to November 2005. He also served as Senior Vice President—Finance and Actuarial of Nationwide Retirement Solutions from November 2001 to May 2004 and Vice President—Public Sector Finance and Actuarial of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from November 2001 to May 2004. From April 2000 to May 2001, Mr. Frommeyer served as Associate Vice President—Public Sector and Retail Actuarial of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Prior to that time, he held various other positions within Nationwide.

Peter A. Golato	55	2004	Senior Vice President—Individual Protection Business. Mr. Golato holds similar positions in several other companies within Nationwide. Mr. Golato also serves as a Director (since May 2004) and President (since August 2004) of Nationwide Life Insurance Company of America, Nationwide Life and Annuity Company of America and Nationwide Life Insurance Company of Delaware. Previously, he was Vice President—Brokerage Life Sales of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from May 2000 to May 2004, and Nationwide Mutual Insurance Company and Nationwide Mutual Fire from May 2000 to October 2004. Mr. Golato held various positions within Nationwide from March 1993 to May 2000. Prior to that time, he was Marketing Manager for Aetna Life and Casualty Company, a provider of managed care benefits and dental, pharmacy, vision, and group insurance coverage, from September 1976 to March 1993.

Harry H. Hallowell	47	2006	Senior Vice President and Treasurer. Mr. Hallowell holds similar positions in several other companies within Nationwide. Previously, Mr. Hallowell served as Vice President and Head of Portfolio Risk Management for Nationwide’s Office of Investments from May 2003 to December 2005. From 1984 to 2003, he held various positions at First Chicago Corporation and its successor Bank One Corporation. Immediately prior to joining Nationwide, he was a Senior Vice President and Head of Corporate Funding for Bank One Corporation.

Kelly A. Hamilton	43	2005	Senior Vice President—Internal Audits. Ms. Hamilton holds similar positions in several other companies within Nationwide. She served several Nationwide companies as Senior Vice President—PC Finance, from September 2003 to August 2005; Vice President—Corporate Controller, from August 2001 to September 2003, and Associate Vice President—Corporate Accounting Services, from April 2000 to August 2001. Additionally, Ms. Hamilton held other positions within Nationwide starting in July 1995. Ms. Hamilton also serves as a Director of several Nationwide companies. Previously, she held a variety of management and accounting positions at KPMG LLP from January 1986 to July 1995.

Officers of the Company	Age	Served as Officer Since	Business Background
Michael A. Hamilton	41	2007	Senior Vice President— Nationwide Financial Network Retail Distribution. Mr. Hamilton holds similar positions in several other companies within Nationwide. Mr. Hamilton has also served as a Director of Nationwide Life Insurance Company of America, Nationwide Life and Annuity Insurance Company of America and Nationwide Life Insurance Company of Delaware since May 2007. Previously, he served as Vice President— Nationwide Financial Network Retail Distribution of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from April 2007 to October 2007. Prior to joining Nationwide, Mr. Hamilton served as the President of Pennsylvania Life Insurance Company from April 2004 to January 2007; the Regional Director of National Planning Corporation from April 2000 to July 2003; and the Regional Director of Jackson National Life Distributors, Inc. from April 1998 to April 2004.
Eric S. Henderson	45	2007	Senior Vice President—Individual Investments Business. Mr. Henderson holds similar positions in several other companies within Nationwide. Previously, Mr. Henderson served as Vice President—CFO—Individual Investments from August 2004 to August 2007; as Vice President—Product Management from February 2004 to August 2004; as Associate Vice President—Product Manager-Variable Annuities from April 2002 to February 2004; and in various other positions within Nationwide since 1985.
William S. Jackson	55	2006	Senior Vice President, Nationwide Retirement Plans. Previously, Mr. Jackson served as Sales Center Vice President from August 2001 to September 2006; as Sales Financial Services Sales Officer from February 1999 to August 2001; and in various other positions within Nationwide since 1984.
Gail G. Snyder	53	2006	Senior Vice President—Chief Investment Officer. Ms. Snyder was previously Senior Vice President—Enterprise Portfolio and Strategy Management of NWM and several other Nationwide companies from January 2005 to January 2006. Previously, she served as Senior Vice President—Portfolio Management of Genworth Financial, Inc., an insurance and financial services company, from May 2004 to December 2004. From March 1995 to May 2005, she served in various capacities at divisions of General Electric, including Senior Vice President—Insurance-Strategic Client Solutions of GE Asset Management, a financial services firm; Chief Investment Officer of GE Mortgage Insurance, a mortgage services firm; and Vice President of First Colony Life Insurance Company, an insurance services company acquired by General Electric. She also held various investment positions at Provident Life and Accident Insurance Company, an insurance services company, from December 1986 to March 1995.

Officers of the Company	Age	Served as Officer Since	Business Background
Mark R. Thresher	51	2004	President and Chief Operating Officer. Mr. Thresher holds similar positions in several other companies within Nationwide. He was President and Chief Operating Officer—Elect from April 2004 to May 2004; President and Chief Operating Officer—Elect and Chief Financial Officer from December 2003 to April 2004; and Senior Vice President—Chief Financial Officer from November 2002 to December 2003 of the company, Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Mr. Thresher also served the company as its Senior Vice President—Chief Financial Officer and Treasurer from November 2002 to December 2003; Senior Vice President—Finance and Treasurer from May 1999 to November 2002; and Vice President—Finance and Controller from December 1996 to May 1999. He was Senior Vice President—Finance of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from May 1999 to November 2002, and Vice President—Controller of those companies from December 1996 to May 1999. He also served as Vice President and Treasurer of several other companies within Nationwide from June 1996 to August 1996. Prior to joining Nationwide, Mr. Thresher served as a partner with KPMG LLP, a public accounting firm, from July 1988 to May 1996.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Information Regarding NWM

NWM is an Ohio mutual insurance company with principal offices at One Nationwide Plaza, Columbus, Ohio 43215 and its telephone number at such location is (614) 249-7111.

The business address and the principal occupation or employment of the directors and executive officers of NWM, including the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted, is shown below. Except as otherwise noted, each director and executive officer has occupied an executive position with the company or organization listed for his or her current occupation for at least five years. Each person identified below is a citizen of the U.S.

Directors:

Lewis J. Alphin, Director. Mr. Alphin owns and operates a 1200-acre farm in Mt. Olive, North Carolina. His business address is One Nationwide Plaza, Columbus, Ohio 43215. Mr. Alphin taught agriculture business at James Sprunt Community College in Kenansville, North Carolina, before retiring in 1994. He is the former board chairman of the Cape Fear Farm Credit Association, a member and former vice president, secretary/treasurer and director of the Duplin County Agribusiness Council, and a former board member of the Southern States Cooperative from1986 to 1993. Mr. Alphin is a member of the Duplin County Farm Bureau, the North Carolina Farm Bureau and the Farm Credit Council. He is a member and treasurer of the Oak Wolfe Fire Department and presently serves on the board of the North Carolina Small Grain Growers Association.

James B. Bachmann, Director. Mr. Bachmann is retired and his business address is One Nationwide Plaza, Columbus, Ohio 43215. Mr. Bachmann retired as managing partner for Ernst & Young’s Columbus location in 2003, where he led the office for 11 years. Prior to that, he served in Ernst & Young’s New York office as well as the firm’s Cleveland, Toledo and Akron, Ohio offices.

Mr. Bachmann serves on the board of The Ohio State University Hospital and is an Honorary Trustee of the Columbus Museum of Art. He also served in leadership positions at the Columbus Museum of Art, the Greater Columbus Chamber of Commerce board, the deToqueville campaign for United Way, the Ohio Business Roundtable board and numerous community fund-raising committees.

A.I. Bell, Director. Mr. Bell oversees the Bell family farm in Zanesville, Ohio and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Bell served as a state trustee of the Ohio Farm Bureau Federation from 1991 to 1998 and as president from 1994 to 1998. He worked with the Ohio Extension Service prior to farming full time.

Timothy J. Corcoran, Director. Mr. Corcoran is (i) owner/partner of Corcoran Farms, located at Chillicothe, Ohio, (ii) chief financial officer of 4C Ventures, LLC, located at Chillicothe, Ohio, and (iii) treasurer of Guardian Vault Services Inc., located at Circileville, Ohio and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Corcoran is a member of the Ohio Soybean Association, Ross County and Ohio Cattlemen’s Association, Ohio Corn Growers Association, The Ohio State University Alumni Association, and National Association of Corporate Directors. Previously, he was a member of the Ohio Farm Bureau Federation board of trustees from 1994 to 2001 and served as treasurer and first vice president.

Yvonne M. Curl, Director. Mrs. Curl is former vice president and chief marketing officer for Avaya Inc. located at Basking Ridge, New Jersey. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Prior to joining Avaya in November 2000, Mrs. Curl was employed by the Xerox Corporation. She joined Xerox in 1976 as a sales representative and progressed through management positions including vice president-field operations; executive assistant to the chairman and CEO; and as a corporate vice president serving as senior vice president and general manager, public sector worldwide/global solutions group.

Kenneth D. Davis, Director. Mr. Davis is chairman of the board of South Central Power Co., located at Lancaster, Ohio, and oversees farmland near Leesburg, Ohio. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Davis is past president of the Ohio Farm Bureau Federation. He served as a member of the Farm Bureau’s board of trustees from 1989 until 1999, and as first vice president of the board from 1994 until 1998. He is a member of many agriculture organizations including the Ohio Corn Growers, Ohio Cattlemen’s and Ohio Soybean associations.

Keith W. Eckel, Chairman of the Board. Mr. Eckel is the owner of Fred W. Eckel Sons and president of Eckel Farms, Inc., located at Clarks Summit, Pennsylvania. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Eckel serves on the Board for International Food and Agricultural Development. He is a trustee of Pennsylvania State University, board member of the Pennsylvania Vegetable Growers Association, and former member of the Pennsylvania Agricultural Land Preservation Board. He is a former president of the Pennsylvania Farm Bureau and the Lackawanna County Cooperative Extension Association. He has served as a board member and executive committee member of the American Farm Bureau Federation and is a former vice president of the Pennsylvania Council of Cooperative Extension Associations.

Fred C. Finney, Director. Mr. Finney is president and chief operating officer of Moreland Fruit Farm Ltd. in Wooster, Ohio and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

He is past president of the Ohio Farm Bureau Federation, the Ohio Fruit Growers Society, Wayne County Farm Bureau and the Westwood Ruritan Club. He is a board member of the American Berry Cooperative.

W. G. Jurgensen, Director and Chief Executive Officer. Mr. Jurgensen is a Director and the Chief Executive Officer of NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Jurgensen previously served as executive vice president of Bank One Corporation, and prior to that, he was executive vice president of Norwest Corporation.

He is a member of numerous business and civic organizations, including the boards of the Law Enforcement Foundation of Ohio, Ohio State University Hospital and Nationwide Children’s Hospital. He also is a member of the Financial Services Roundtable, The Ohio Business Roundtable, The Business Roundtable, Columbus Downtown Development Corporation and The Columbus Partnership. He is co-chair of the Ohio Governor’s Public-Private Collaborative Commission.

Additionally, Mr. Jurgensen serves on the board of Achieve, Inc., and is a member of the Business Higher Education Forum. He also serves on the board of directors for ConAgra Foods, Inc.

Daniel T. Kelley, Director. Mr. Kelly is chairman of the board and president of GROWMARK, Inc. located at Bloomington, Illinois, and operates a grain farm near Normal, Illinois. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Kelly is a director of Denver-based CoBank and Evergreen FS, Inc. in Bloomington, IL, serving as president since 1985. He is a director of the Illinois Agricultural Leadership Foundation and serves as director and vice president of the Illinois State University Alumni Association.

M. Diane Koken, Director. Ms. Koken has served as a director of NWM since 2007. Ms. Koken is a consultant and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Ms. Koken served as the Insurance Commissioner for Pennsylvania from 1997 to 2007. She was elected president of the National Association of Insurance Commissioners (NAIC) in an interim election in September 2004 and re-elected for a full year term in December 2004.

Ms. Koken has served as a member of the board for PMSLIC, a medical malpractice company in Pennsylvania, since February 2008. She previously served as a member of the Board of the National Insurance Producer Registry (NIPR) from 2002-2007. In 2006 Koken was elected the first chair of the Interstate Insurance Product Regulation Commission (IIPRC). She also served as vice chair of the International Commission on Holocaust Era Insurance Claims.

Lydia M. Marshall, Director. Ms. Marshall is a director of Seagate Technology, located at Scotts Valley, California. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Ms. Marshall was the founder, chair and chief executive officer of Versura Inc. of Washington, DC, the education loan exchange, serving in those capacities from 1999 to 2004. She served as managing director of Rockport Capital, Inc. from 1997 to 1999. Ms. Marshall was executive vice president of Sallie Mae, heading various divisions from 1985 to 1997 and a vice president of Citicorp from 1977 to 1985.

Terry W. McClure, Director. Mr. McClure has served as a director of NWM since 2004. Mr. McClure oversees the family farm in Paulding County, Ohio. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. McClure is a board member of the Ohio Wheat Growers Association and a member of the Ohio Corn Growers Association, the Ohio Soybean Association and the Ohio Cattlemen’s Association. He serves as chairman of Heartland Agdeavor Association.

Mr. McClure served as president of the Ohio Farm Bureau Federation, and also served on the Farm Bureau Bank Board of Directors. In 2002, he was elected to the American Farm Bureau Federation Board of Directors.

Barry J. Nalebuff, Director. Dr. Nalebuff has served as a director of NWM since 2006. Dr. Nalebuff is the Milton Steinbach Professor of Management at the Yale University School of Management, located at New Haven, Connecticut. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Prior to Yale, Dr. Nalebuff was an assistant professor at Princeton University and a Junior Fellow of the Society of Fellows at Harvard University. He has published on a wide variety of subjects and is a leading authority on corporate strategy and innovation.

Ralph M. Paige, Director. Mr. Paige is executive director of the Federation of Southern Cooperatives/Land Assistance Fund, located at East Point, Georgia. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Paige led measures to secure new public and private resources to support cooperative development, and in the 1970s, he served as director of the Federation’s Business Development Office. From 1977-1981, Mr. Paige served as director of the Federation’s VISTA project, and then became the national field director of the Federation/LAF.

Jeffrey W. Zellers, Director. Mr. Zellers has served as a director of NWM since 2007. Mr. Zellers is Chairman and President of K.W. Zellers & Son, Inc., located at Hartville, Ohio. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

He is a former trustee and first vice president of the Ohio Farm Bureau Federation, and he previously served as treasurer as well as representing Ohio on many committees for the American Farm Bureau Federation. He serves on the Stark County YMCA Board of Trustees and is a past president of The Leafy Greens Council. Zellers also previously served on a board advisory committee for United Bank.

Officers:

W. G. Jurgensen, Director and Chief Executive Officer. Mr. Jurgensen is a Director and the Chief Executive Officer of NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Stephen S. Rasmussen, President and Chief Operating Officer-Property and Casualty Insurance Officer. Mr. Rasmussen is President and Chief Operating Officer-Property and Casualty Insurance Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Patricia R. Hatler, Executive Vice President and Chief Legal and Governance Officer. Ms. Hatler is Executive Vice President and Chief Legal and Governance Officer for NWM, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Terri L. Hill, Executive Vice President-Chief Administrative Officer. Ms. Hill is Executive Vice President-Chief Administrative Officer for NWM, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Lawrence A. Hilsheimer, Executive Vice President-Chief Financial Officer. Mr. Hilsheimer is Executive Vice President-Chief Financial Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Michael C. Keller, Executive Vice President-Chief Information Officer. Mr. Keller is Executive Vice President-Chief Information Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

James R. Lyski, Executive Vice President-Chief Marketing Officer. Mr. Lyski is Executive Vice President-Chief Marketing Officer for NWM, and has been an executive officer of the company since 2006. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Michael D. Miller, Executive Vice President. Mr. Miller is Executive Vice President for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Katherine A. Mabe, Division President-NI Western Operations. Ms. Mabe is Division President-NI Western Operations for NWM, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Richard M. Waggoner, Division President-President-Property and Casualty Specialty Products Officer. Mr. Waggoner is Division President-President-Property and Casualty Specialty Products Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Kirt A. Walker, Division President-NI Eastern Operations. Mr. Walker is Division President-NI Eastern Operations for NWM, and has been an executive officer of the company since 2006. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

W. Kim Austen, Senior Vice President-Property and Casualty Commercial/Farm Product Pricing Officer. Mr. Austen is Senior Vice President-Property and Casualty Commercial/Farm Product Pricing Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

J. Stephen Baine, Senior Vice President-Corporate Strategy Officer. Mr. Baine is Senior Vice President-Corporate Strategy Officer for NWM, and has been an executive officer of the company since 2004. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Carol Baldwin Moody, Senior Vice President-Chief Compliance Officer. Ms. Baldwin Moody is Senior Vice President-Chief Compliance Officer for NWM, and has been an executive officer of the company since 2005. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Paul D. Ballew, Senior Vice President-Customer Insight/Analytic Officer. Mr. Ballew is Senior Vice President-Customer Insight/Analytic Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

David A. Bano, Senior Vice President-Property and Casualty Claims Officer. Mr. Bano is Senior Vice President-Property and Casualty Claims Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Thomas E. Barnes, Senior Vice President-Assistant to the CEO and Secretary. Mr. Barnes is Senior Vice President-Assistant to the CEO and Secretary for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Pamela A. Biesecker, Senior Vice President-Head of Taxation. Ms. Biesecker is Senior Vice President-Head of Taxation for NWM, and has been an executive officer of the company since 2007. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

James R. Burke, Senior Vice President-Property and Casualty Commercial/Farm Product Pricing Officer. Mr. Burke is Senior Vice President-Property and Casualty Commercial/Farm Product Pricing Officer for NWM, and has been an executive officer of the company since 2004. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

William J. Burke, Senior Vice President-PCIO Marketing Officer. Mr. Burke is Senior Vice President-PCIO Marketing Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Roger A. Craig, Senior Vice President-Division General Counsel. Mr. Craig is Senior Vice President-Division General Counsel for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Robert J. Dickson, Senior Vice President-CIO NSC Officer. Mr. Dickson is Senior Vice President-CIO NSC Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Thomas W. Dietrich, Senior Vice President-Division General Counsel. Mr. Dietrich is Senior Vice President-Division General Counsel for NWM, and has been an executive officer of the company since 2004. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Martha L. Frye, Senior Vice President-Corporate Controller and Chief Accounting Officer. Ms. Frye is Senior Vice President-Corporate Controller and Chief Accounting Officer for NWM, and has been an executive officer of the company since 2007. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Kim R. Geyer, Senior Vice President-Human Resources Officer. Ms. Geyer is Senior Vice President-Human Resources Officer for NWM, and has been an executive officer of the company since 2007. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Peter A. Golato, Senior Vice President-Individual Protection Business Head. Mr. Golato is Senior Vice President-Individual Protection Business Head for NWM, and has been an executive officer of the company since 2004. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

J. Lynn Greenstein, Senior Vice President-Property and Casualty Personal Lines Product Pricing Officer. Ms. Greenstein is Senior Vice President-Property and Casualty Personal Lines Product Pricing Officer for NWM, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Susan J. Gueli, Senior Vice President-NF Systems Officer. Ms. Gueli is Senior Vice President-NF Systems Officer for NWM, and has been an executive officer of the company since 2007. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Harry H. Hallowell, Senior Vice President and Treasurer. Mr. Hallowell is Senior Vice President and Treasurer for NWM, and has been an executive officer of the company since 2006. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Kelly A. Hamilton, Senior Vice President-Internal Audit Officer. Ms. Hamilton is Senior Vice President-Internal Audit Officer for NWM, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Gordon E. Hecker, Senior Vice President-NF Marketing Officer. Mr. Hecker is Senior Vice President-NF Marketing Officer for NWM, and has been an executive officer of the company since 2006. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

David R. Jahn, Senior Vice President-Customer Relationships Officer. Mr. Jahn is Senior Vice President-Customer Relationships Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Gale V. King, Senior Vice President-PCIO Human Resources Officer. Ms. King is Senior Vice President-PCIO Human Resources Officer for NWM, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Srinivas Koushik, Senior Vice President-PCIO IT Officer. Mr. Koushik is Senior Vice President-PCIO IT Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Michael A. Lex, Senior Vice President-Sales Support Officer. Mr. Lex is Senior Vice President-Sales Support Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Eileen A. Mallesch, Senior Vice President-Chief Financial Officer-PCIO. Ms. Mallesch is Senior Vice President-Chief Financial Officer-PCIO for NWM, and has been an executive officer of the company since 2005. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Gregory S. Moran, Senior Vice President-Project Management Officer. Mr. Moran is Senior Vice President-Project Management Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Sandra L. Neely, Senior Vice President-Division General Counsel. Ms. Neely is Senior Vice President-Division General Counsel for NWM, and has been an executive officer of the company since 2007. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mark A. Pizzi, Senior Vice President-PCIO Customer Choice Distribution Officer. Mr. Pizzi is Senior Vice President-PCIO Customer Choice Distribution Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Robert J. Puccio, Senior Vice President-Associate Services Officer. Mr. Puccio is Senior Vice President-Associate Services Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Douglas C. Robinette, Senior Vice President-Customer Experience Officer. Mr. Robinette is Senior Vice President-Customer Experience Officer for NWM, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Jeffrey D. Rouch, Senior Vice President-Government Relations Officer. Mr. Rouch is Senior Vice President-Government Relations Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Gary I. Siroko, Senior Vice President-CIO Strategic Investments Officer. Mr. Siroko is Senior Vice President-CIO Strategic Investments Officer for NWM, and has been an executive officer of the company since 2004. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Gail G. Snyder, Senior Vice President-Chief Investment Officer. Ms. Snyder is Senior Vice President-Chief Investment Officer for NWM, and has been an executive officer of the company since 2005. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Holly R. Snyder, Senior Vice President-Health and Productivity Officer. Ms. Snyder is Senior Vice President-Health and Productivity Officer for NWM, and has been an executive officer of the company since 2005. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Randolph C. Wiseman, Senior Vice President-Chief Litigation Counsel Officer. Mr. Wiseman is Senior Vice President-Chief Litigation Counsel Officer for NWM, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Information Regarding NWC

NWC is an Ohio corporation with principal offices at One Nationwide Plaza, Columbus, Ohio 43215 and its telephone number at such location is (614) 249-7111.

The business address and the principal occupation or employment of the directors and executive officers of NWC, including the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted, is shown below. Except as otherwise noted, each director and officer has occupied an executive position with the company or organization listed for his or her current occupation for at least five years. Each person identified below is a citizen of the U.S.

Directors:

Lewis J. Alphin, Director. Mr. Alphin owns and operates a 1200-acre farm in Mt. Olive, North Carolina. His business address is One Nationwide Plaza, Columbus, Ohio 43215. Mr. Alphin taught agriculture business at James Sprunt Community College in Kenansville, North Carolina, before retiring in 1994. He is the former board chairman of the Cape Fear Farm Credit Association, a member and former vice president, secretary/treasurer and director of the Duplin County Agribusiness Council, and a former board member of the Southern States Cooperative from1986 to 1993. Mr. Alphin is a member of the Duplin County Farm Bureau, the North Carolina Farm Bureau and the Farm Credit Council. He is a member and treasurer of the Oak Wolfe Fire Department and presently serves on the board of the North Carolina Small Grain Growers Association.

James B. Bachmann, Director. Mr. Bachmann is retired and his business address is One Nationwide Plaza, Columbus, Ohio 43215. Mr. Bachmann retired as managing partner for Ernst & Young’s Columbus location in 2003, where he led the office for 11 years. Prior to that, he served in Ernst & Young’s New York office as well as the firm’s Cleveland, Toledo and Akron, Ohio offices.

Mr. Bachmann serves on the board of The Ohio State University Hospital and is an Honorary Trustee of the Columbus Museum of Art. He also served in leadership positions at the Columbus Museum of Art, the Greater Columbus Chamber of Commerce board, the deToqueville campaign for United Way, the Ohio Business Roundtable board and numerous community fund-raising committees.

A.I. Bell, Director. Mr. Bell oversees the Bell family farm in Zanesville, Ohio and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Bell served as a state trustee of the Ohio Farm Bureau Federation from 1991 to 1998 and as president from 1994 to 1998. He worked with the Ohio Extension Service prior to farming full time.

Timothy J. Corcoran, Director. Mr. Corcoran is (i) owner/partner of Corcoran Farms, located at Chillicothe, Ohio, (ii) chief financial officer of 4C Ventures, LLC, located at Chillicothe, Ohio, and (iii) treasurer of Guardian Vault Services Inc., located at Circileville, Ohio and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Corcoran is a member of the Ohio Soybean Association, Ross County and Ohio Cattlemen’s Association, Ohio Corn Growers Association, The Ohio State University Alumni Association, and National Association of Corporate Directors. Previously, he was a member of the Ohio Farm Bureau Federation board of trustees from 1994 to 2001 and served as treasurer and first vice president.

Yvonne M. Curl, Director. Mrs. Curl is former vice president and chief marketing officer for Avaya Inc. located at Basking Ridge, New Jersey. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Prior to joining Avaya in November 2000, Mrs. Curl was employed by the Xerox Corporation. She joined Xerox in 1976 as a sales representative and progressed through management positions including vice president-field operations; executive assistant to the chairman and CEO; and as a corporate vice president serving as senior vice president and general manager, public sector worldwide/global solutions group.

Kenneth D. Davis, Director. Mr. Davis is chairman of the board of South Central Power Co., located at Lancaster, Ohio, and oversees farmland near Leesburg, Ohio. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Davis is past president of the Ohio Farm Bureau Federation. He served as a member of the Farm Bureau’s board of trustees from 1989 until 1999, and as first vice president of the board from 1994 until 1998. He is a member of many agriculture organizations including the Ohio Corn Growers, Ohio Cattlemen’s and Ohio Soybean associations.

Keith W. Eckel, Chairman of the Board. Mr. Eckel is the owner of Fred W. Eckel Sons and president of Eckel Farms, Inc., located at Clarks Summit, Pennsylvania. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Eckel serves on the Board for International Food and Agricultural Development. He is a trustee of Pennsylvania State University, board member of the Pennsylvania Vegetable Growers Association, and former member of the Pennsylvania Agricultural Land Preservation Board. He is a former president of the Pennsylvania Farm Bureau and the Lackawanna County Cooperative Extension Association. He has served as a board member and executive committee member of the American Farm Bureau Federation and is a former vice president of the Pennsylvania Council of Cooperative Extension Associations.

Fred C. Finney, Director. Mr. Finney is president and chief operating officer of Moreland Fruit Farm Ltd. in Wooster, Ohio and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

He is past president of the Ohio Farm Bureau Federation, the Ohio Fruit Growers Society, Wayne County Farm Bureau and the Westwood Ruritan Club. He is a board member of the American Berry Cooperative.

W. G. Jurgensen, Director, President and Chief Executive Officer. Mr. Jurgensen is a Director, the President and the Chief Executive Officer of NWC, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Jurgensen previously served as executive vice president of Bank One Corporation, and prior to that, he was executive vice president of Norwest Corporation.

He is a member of numerous business and civic organizations, including the boards of the Law Enforcement Foundation of Ohio, Ohio State University Hospital and Nationwide Children’s Hospital. He also is a member of the Financial Services Roundtable, The Ohio Business Roundtable, The Business Roundtable, Columbus Downtown Development Corporation and The Columbus Partnership. He is co-chair of the Ohio Governor’s Public-Private Collaborative Commission.

Additionally, Mr. Jurgensen serves on the board of Achieve, Inc., and is a member of the Business Higher Education Forum. He also serves on the board of directors for ConAgra Foods, Inc.

Daniel T. Kelley, Director. Mr. Kelly is chairman of the board and president of GROWMARK, Inc. located at Bloomington, Illinois, and operates a grain farm near Normal, Illinois. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Kelly is a director of Denver-based CoBank and Evergreen FS, Inc. in Bloomington, IL, serving as president since 1985. He is a director of the Illinois Agricultural Leadership Foundation and serves as director and vice president of the Illinois State University Alumni Association.

M. Diane Koken, Director. Ms. Koken has served as a director of NWM since 2007. Ms. Koken is a consultant and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Ms. Koken served as the Insurance Commissioner for Pennsylvania from 1997 to 2007. She was elected president of the National Association of Insurance Commissioners (NAIC) in an interim election in September 2004 and re-elected for a full year term in December 2004.

Ms. Koken has served as a member of the board for PMSLIC, a medical malpractice company in Pennsylvania, since February 2008. She previously served as a member of the Board of the National Insurance Producer Registry (NIPR) from 2002-2007. In 2006 Koken was elected the first chair of the Interstate Insurance Product Regulation Commission (IIPRC). She also served as vice chair of the International Commission on Holocaust Era Insurance Claims.

Lydia M. Marshall, Director. Ms. Marshall is a director of Seagate Technology, located at Scotts Valley, California. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Ms. Marshall was the founder, chair and chief executive officer of Versura Inc. of Washington, DC, the education loan exchange, serving in those capacities from 1999 to 2004. She served as managing director of Rockport Capital, Inc. from 1997 to 1999. Ms. Marshall was executive vice president of Sallie Mae, heading various divisions from 1985 to 1997 and a vice president of Citicorp from 1977 to 1985.

Terry W. McClure, Director. Mr. McClure has served as a director of NWM since 2004. Mr. McClure oversees the family farm in Paulding County, Ohio. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. McClure is a board member of the Ohio Wheat Growers Association and a member of the Ohio Corn Growers Association, the Ohio Soybean Association and the Ohio Cattlemen’s Association. He serves as chairman of Heartland Agdeavor Association.

Mr. McClure served as president of the Ohio Farm Bureau Federation, and also served on the Farm Bureau Bank Board of Directors. In 2002, he was elected to the American Farm Bureau Federation Board of Directors.

Barry J. Nalebuff, Director. Dr. Nalebuff has served as a director of NWM since 2006. Dr. Nalebuff is the Milton Steinbach Professor of Management at the Yale University School of Management, located at New Haven, Connecticut. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Prior to Yale, Dr. Nalebuff was an assistant professor at Princeton University and a Junior Fellow of the Society of Fellows at Harvard University. He has published on a wide variety of subjects and is a leading authority on corporate strategy and innovation.

Ralph M. Paige, Director. Mr. Paige is executive director of the Federation of Southern Cooperatives/Land Assistance Fund, located at East Point, Georgia. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Mr. Paige led measures to secure new public and private resources to support cooperative development, and in the 1970s, he served as director of the Federation’s Business Development Office. From 1977-1981, Mr. Paige served as director of the Federation’s VISTA project, and then became the national field director of the Federation/LAF.

Jeffrey W. Zellers, Director. Mr. Zellers has served as a director of NWM since 2007. Mr. Zellers is Chairman and President of K.W. Zellers & Son, Inc., located at Hartville, Ohio. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

He is a former trustee and first vice president of the Ohio Farm Bureau Federation, and he previously served as treasurer as well as representing Ohio on many committees for the American Farm Bureau Federation. He serves on the Stark County YMCA Board of Trustees and is a past president of The Leafy Greens Council. Zellers also previously served on a board advisory committee for United Bank.

Officers:

W. G. Jurgensen, Director, President and Chief Executive Officer. Mr. Jurgensen is a Director, the President and Chief Executive Officer for NWC, and his business address is One Nationwide Plaza, Columbus, Ohio 43215.

Patricia R. Hatler, Executive Vice President and Chief Legal and Governance Officer. Ms. Hatler is Executive Vice President and Chief Legal and Governance Officer for NWC, and her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Lawrence A. Hilsheimer, Executive Vice President-Chief Financial Officer. Mr. Hilsheimer is Executive Vice President-Chief Financial Officer for NWC, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Thomas E. Barnes, Senior Vice President-Assistant to the CEO and Secretary. Mr. Barnes is Senior Vice President-Assistant to the CEO and Secretary for NWC, and has been an executive officer of the company since 2007. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Pamela A. Biesecker, Senior Vice President-Head of Taxation. Ms. Biesecker is Senior Vice President-Head of Taxation for NWC, and has been an executive officer of the company since 2007. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Harry H. Hallowell, Senior Vice President and Treasurer. Mr. Hallowell is Senior Vice President and Treasurer for NWC, and has been an executive officer of the company since 2006. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Gail G. Snyder, Senior Vice President-Chief Investment Officer. Ms. Snyder is Senior Vice President-Chief Investment Officer for NWC, and has been an executive officer of the company since 2006. Her business address is One Nationwide Plaza, Columbus, Ohio 43215.

Information Regarding Merger Sub

Merger Sub is a Delaware corporation with principal offices at One Nationwide Plaza, Columbus, Ohio 43215 and its telephone number is (614) 249-7111.

The business address and the principal occupation or employment of the directors and officers of Merger Sub, including the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted, is shown below. Except as noted below, each director and officer has occupied an executive position with the company or organization listed for his or her current occupation for at least five years. Each person identified below is a citizen of the U.S.

Directors:

Lawrence A. Hilsheimer, Director and President. Mr. Hilsheimer is Director and President for Merger Sub, and has been an executive officer of the company since 2008. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Harry H. Hallowell, Director and Treasurer. Mr. Hallowell is Director and Treasurer for Merger Sub, and has been an executive officer of the company since 2008. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Officers:

Thomas E. Barnes, Secretary. Mr. Barnes is Secretary for Merger Sub, and has been an executive officer of the company since 2008. His business address is One Nationwide Plaza, Columbus, Ohio 43215.

Harry H. Hallowell, Director and Treasurer. In addition to being a Director of Merger Sub, Mr. Hallowell is also the Treasurer.

During the last five years, no person or entity described in this “INFORMATION REGARDING THE TRANSACTION PARTICIPANTS” section has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

AGREEMENTS INVOLVING THE COMPANY’S SECURITIES

Set forth below is a list and brief description of agreements, arrangements or understandings, whether or not legally enforceable, between the company and any other person with respect to any of our securities:

¿

Share Purchase Agreement between the company and NWC, which we previously filed as Exhibit 10.55 to Form 10-K filed March 1, 2007, and which is incorporated herein by reference, pursuant to which we repurchased $200 million of our Class B common stock from NWC as described in “Prior Public Offerings and Stock Purchases;” and

¿

Intercompany Agreement among MWM, NWC and the company, dated March 10, 1997, a form of which we previously filed as Exhibit 10.1 to Form S-1/A, Registration Number 333-18533, filed March 5, 1997, and which is incorporated herein by reference, as amended by Amendment No. 1 to the Intercompany Agreement, a form of which we previously filed as Exhibit 10.1.1 to Form 10-K filed March 1, 2005, and which is incorporated herein by reference. For a summary of the Intercompany Agreement, please see “THE MERGER AGREEMENET—Covenants and Agreements—Conduct of Business Prior to the Effective Time” beginning on page 84.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any of our future meetings of shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders meetings. If the merger is not completed, our amended and restated bylaws provide that in order to submit any business, or nominate any person for election, to our board of directors, a shareholder must give written notice to our corporate secretary, such notice containing the information specified in our bylaws, not less than sixty days and not more than ninety days prior to the first anniversary date of our proxy statement in connection with the last annual meeting. You may obtain a copy of our bylaws by submitting a request addressed to Lynn Early, Governance Director, One Nationwide Plaza, Columbus, Ohio 43215-2220, or you may call (614) 249-7643 with any questions.

Further, Rule 14a-4 under the Securities Exchange Act of 1934 allows us to use discretionary voting authority to vote on matters coming before an annual meeting if we do not have notice of the matter at least forty-five days before the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting or the date specified by an advance notice provision in our bylaws. Our bylaws contain an advance notice provision as described above. For our annual meeting scheduled for May 6, 2009, shareholders must submit such written notice to our corporate secretary not earlier than December 29, 2008 and not later than January 28, 2009.

These requirements are separate and apart from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934. For purposes of our 2009 annual meeting, any shareholder who wishes to submit a proposal for inclusion in our proxy statement must submit such proposal to our Secretary on or before November 28, 2008.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

We have made no provision in connection with the merger to grant unaffiliated shareholders access to our corporate files, or those of any other party to the merger or any of their respective affiliates. Neither have we made provision to grant unaffiliated shareholders the ability to obtain counsel or appraisal services at our expense for any other such party or affiliate.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Exchange Act. Our Securities and Exchange Act filings made electronically through the EDGAR system are available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference room. Shareholders can also find this information in the Investor Relations section of the company’s website, www.nationwide.com.

The company, NWM, and NWC have filed with the Securities and Exchange Commission a Schedule 13e-3 with respect to the proposed merger. The Schedule 13e-3, including any amendments and exhibits filed or incorporated by reference as a part of it, including all reports, opinions and appraisals referenced under “Opinion of Financial Advisor to the Special Committee,” “Summary of Financial Analyses of UBS and Goldman Sachs” and “Summary of Actuarial Appraisal,” are available for inspection as set forth above. The reports, opinions and appraisals referenced in Item 9 of the Schedule 13e-3 will be made available for inspection and copying at the principal executive offices of the company during regular business hours by any interested holder of company common stock or any representative who has been designated in writing.

The Securities and Exchange Commission allows us to incorporate information that we file with the Securities and Exchange Commission in other documents, by reference, into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement. The information we file with the Securities and Exchange Commission in the future and incorporate by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate, by reference, into this proxy statement each document we files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate, by reference, into this proxy statement the following documents we filed them with the Securities and Exchange Commission:

Filings with the SEC	Period/Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2008 and June 30, 2008
Current Reports on Form 8-K	Filed January 29, 2008, February 7, 2008, February 19, 2008, February 26, 2008, March 10, 2008 and August 7, 2008.

Upon request by a person to whom a copy of this proxy statement has been delivered, we will undertake to provide a copy of any or all of the documents we incorporate by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. We will provide these copies without charge, by first class mail or other equally prompt means and within one business day of receipt of such request. You may obtain copies of the documents we incorporate by reference by requesting them in writing or by telephone from:

Mark Barnett

Vice President—Investor Relations

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

Telephone: (614) 677-5331

Any request for copies of documents should be made by                     , 2008 in order to ensure receipt of the documents before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the company since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the transaction statement on Schedule 13e-3 filed in connection with the merger, in each case, to the extent necessary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NATIONWIDE CORPORATION,

NATIONWIDE MUTUAL INSURANCE COMPANY,

NWM MERGER SUB, INC.

and

NATIONWIDE FINANCIAL SERVICES, INC.

dated as of August 6, 2008

(continued)

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of August 6, 2008, is by and among Nationwide Mutual Insurance Company, an Ohio mutual insurance company (“NWM”), Nationwide Corporation, an Ohio corporation (“NWC”), NWM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NWC (“Merger Sub”), and Nationwide Financial Services, Inc., a Delaware corporation (the “Company”). Certain capitalized terms have the meanings given to such terms in Article VIII or as otherwise defined herein.

RECITALS

WHEREAS, the Board of Directors of NWC has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and has approved and declared advisable this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), upon the recommendation of a special committee of the Company Board consisting solely of independent directors (the “Special Committee”), has (i) determined that the Merger and this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and this Agreement, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement; and

WHEREAS, the Company, NWM, NWC and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the Laws of the State of Delaware as a wholly-owned subsidiary of NWC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.2 Closing; Effective Time. The Closing shall take place as soon as practicable, and in any event not later than two Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled at Closing but subject to waiver or fulfillment of those conditions) or at such other time as the parties hereto may agree (the “Closing Date”). The Closing shall take place at the offices of Jones Day, 325 John H. McConnell Boulevard, Suite 600, Columbus, Ohio 43215, or at such other location as the parties hereto may agree in writing. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger, which shall be filed with the Secretary of State of the State of Delaware on the Closing Date.

Section 1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NWM, NWC, the Merger Sub, the Company or the holder of any of the following securities:

(a) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Class A Common Stock held by the Mutual Group, Merger Sub, the Company or any wholly-owned Subsidiary of the Company, and (ii) Company Dissenting Shares) shall be converted into the right to receive $52.25 per share in cash, subject to adjustment as provided in Section 1.4(c) (the “Merger Consideration”).

(b) All shares of Class A Common Stock converted into Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate or book-entry share previously representing any such shares of Class A Common Stock shall thereafter represent only the right to receive, with respect to each underlying share of Class A Common Stock, the Merger Consideration.

(c) If, prior to the Effective Time, the outstanding shares of Class A Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the relevant Merger Consideration.

(d) Each outstanding share of Class B Common Stock, all of which are owned by NWC, shall no longer be outstanding and shall automatically be cancelled, without consideration, and shall cease to exist as of the Effective Time.

Section 1.5 Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NWM, NWC or the Company, each share of the common stock, par value $.01 per share, of Merger Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 1.6 Company Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Class A Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the Delaware Law (collectively, the “Company Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Class A Common Stock held by them in accordance with the provisions of Section 262 of the Delaware Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the Delaware Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates formerly representing shares of Class A Common Stock in accordance with Section 1.13 or, in the case of holders of book-entry shares of Class A Common Stock, upon compliance with the letter of transmittal sent to them in accordance with Section 1.13.

(b) The Company shall give NWC (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of NWC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.7 Options and Equity-related Securities.

(a) Company Options. At the Effective Time, each outstanding Company Option shall automatically be cancelled and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, without interest and subject to tax withholding by NWC and the Surviving Corporation in accordance with Section 1.14; provided, that any Company Option for which the exercise price per share exceeds the Merger Consideration shall be cancelled without any payment in respect thereof. The cash amounts resulting from the conversions pursuant to this Section 1.7(a) shall be paid by NWM as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

(b) Restricted Stock. Each outstanding unvested share of restricted Company Common Stock issued pursuant to the Company Stock Plan (each, a “Restricted Share”) shall, at the Effective Time, be vested and no longer subject to restrictions, and shall be treated as provided in Section 1.4(a).

(c) Notice to Holders. Prior to the Effective Time, the Company shall use commercially reasonable efforts to deliver appropriate notices (which notices shall be reasonably acceptable to NWC) to each holder of Company Options and Restricted Shares setting forth such holder’s rights pursuant to the Company Stock Plan, stating that such Company Options or Restricted Shares, as applicable, shall be treated in the manner set forth in this Section 1.7. The Company shall cause the administrator of the Company Stock Plan to take such commercially reasonable actions under the Company Stock Plan in furtherance of the provisions of this Section 1.7.

(d) Consents of Holders; Termination of Company Stock Plan. Prior to the Effective Time, the Company shall use commercially reasonable efforts to obtain any consents or releases, if any, from the holders of Company Options and Restricted Shares under the Company Stock Plan and to take all such other lawful action which in any case the Company determines is reasonably necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, and including adopting any necessary actions or resolutions of the Company Board or, if appropriate, any committee administering the Company Stock Plan) to provide for and give effect to the transactions contemplated by this Section 1.7. Except as otherwise agreed to in writing by the parties, (i) the Company Stock Plan will terminate as of the Effective Time and (ii) the Company shall use commercially reasonable efforts to assure that following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan to acquire the capital stock of the Company or the Surviving Corporation.

(e) Deferred Stock Units. Each deferred stock unit issued to a director of the Company under the Nationwide Financial Services, Inc. Second Amended and Restated Stock Retainer Plan for Non-Employee Directors (the “Director Stock Plan”) shall automatically be cancelled and converted as of the Effective Time into the right to receive an amount equal to the Merger Consideration, which amount shall be credited to an account established for the director under the Nationwide Board of Directors Deferred Compensation Plan (“Director Deferred Compensation Plan”). Prior to the Effective Time, the Company shall take commercially reasonable actions under the Director Stock Plan and the Director Deferred Compensation Plan in furtherance of the provisions of this Section 1.7 and to ensure that following the Effective Time no participant under the Directors Stock Plan shall have the right under the Director Stock Plan to acquire the capital stock of the Company or the Surviving Corporation. Directors’ accounts under the Director Deferred Compensation Plan shall be held, administered and distributed in accordance with the terms of the Director Deferred Compensation Plan, including such terms as may be adopted thereunder regarding earnings that may be credited to directors’ accounts thereunder following the Effective Time. As of the Effective Time, an entity in the Mutual Group shall become the sponsor of the Director Stock Plan.

(f) Deemed Investments in Company Common Stock Under Deferred Compensation Plans. Amounts credited to the account of any employee under the Nationwide Officer Deferred Compensation Plan or the

Nationwide Associate Deferred Compensation Plan (together, the “Deferred Compensation Plans”) that are deemed to be invested in Company Common Stock shall automatically be converted as of the Effective Time into an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock (including fractional shares) that are deemed to be held in such employees’ account. Such amounts shall continue to be credited to employees’ accounts under the Deferred Compensation Plans and administered and distributed in accordance with the terms thereof, including such terms as may be adopted thereunder regarding earnings that may be credited to employees’ accounts under the Deferred Compensation Plans following the Effective Time. The amounts resulting from the conversions pursuant to this Section 1.7(f) shall be credited to the accounts within the Deferred Compensation Plan of the applicable employees by NWM as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

(g) Company Approvals. Prior to the Effective Time, the Company shall cause dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (i) the name of each officer or director, (ii) the number of securities to be disposed of for each named person, and (iii) that the approval is granted for purposes of exempting the transaction from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

Section 1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety in the form attached hereto as Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

Section 1.9 Bylaws. At the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety in the form attached hereto as Exhibit B, and, as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.10 Directors and Officers of Surviving Corporation. At the Effective Time, (a) the directors of the Surviving Corporation shall be the existing members of the Board of Directors of Merger Sub and (b) the officers of the Surviving Corporation shall be the existing officers of the Company.

Section 1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, NWM, NWC and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.12 NWM to Make Cash Available. As promptly as practicable following the Effective Time, and in any event not later than two Business Days following the Effective Time, NWM shall, or shall cause NWC, Merger Sub or the Surviving Corporation, to deposit an amount of cash in an Exchange Fund with the Exchange Agent sufficient to pay the Merger Consideration in respect of the shares of Company Common Stock that are to be converted into the right to receive cash pursuant to Section 1.4 hereof.

Section 1.13 Exchange of Shares.

(a) As soon as practicable after the Effective Time, NWC shall cause the Exchange Agent to mail to each holder of record of one or more certificates (“Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented shares of Company Common Stock whose shares are being converted into the Merger Consideration pursuant to Section 1.4 (i) a letter of transmittal (which shall be in form and substance reasonably satisfactory to NWC and the Company and, in the case of certificated shares, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and, in the case of Book-Entry Shares, shall specify that delivery shall be effected, and risk of loss and title to the shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of the Book-Entry Shares, in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly completed and executed, and such other documents or information as may be required, the holder of such Certificate or Book-Entry Shares shall receive the amount of Merger Consideration provided in Section 1.4, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Certificates or Book-Entry Shares.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Class A Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented for transfer to the Exchange Agent, each such Certificate or Book-Entry Share shall, subject to compliance with the provisions of Section 1.13(a), be cancelled and exchanged for the Merger Consideration as provided in this Section 1.13. In the event of a transfer of ownership of any share of Class A Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Class A Common Stock shall be paid to the transferee of such share only if the Certificate that previously represented such share is properly endorsed or otherwise in proper form for transfer, or a properly completed letter of transmittal, duly completed and executed if the share is a Book-Entry Share, is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, and to establish to the satisfaction of NWC that any transfer or other Taxes have been paid or are not applicable.

(c) Any portion of the Exchange Fund that remains unclaimed by the holders of Class A Common Stock (or is not otherwise provided for in any dissenter’s rights claims) for six months after the Effective Time shall be paid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each share of Class A Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Company, NWM, NWC, the Exchange Agent or any other person shall be liable to any former holder of shares of Class A Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by NWC, the posting by such person of a bond in a customary amount and upon such terms as NWC may determine are reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, and upon compliance with the relevant provisions of Section 1.13(a), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the relevant Merger Consideration such holder has a right to receive pursuant to this Article I.

Section 1.14 Withholding. NWC and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as NWC and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Class A Common Stock, Company Options or Restricted Shares, as applicable, in respect of which such deduction and withholding was made by NWC and the Surviving Corporation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Documents filed with the SEC and publicly available prior to the date of this Agreement and the Company Disclosure Schedules, the Company represents and warrants to NWM, NWC and Merger Sub as follows:

Section 2.1 Corporate Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of any business conducted by the Company or its Subsidiaries or the character or location of any properties or assets owned or leased by the Company or its Subsidiaries makes such licensing or qualification necessary, other than such corporate power or defects in qualification or good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True, correct and complete copies of the certificate or articles of incorporation, bylaws and any other charter or organizational documents of the Company and its Subsidiaries as in effect at the date of this Agreement (the “Company Charter Documents”) have heretofore been made available to NWC. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 750,000,000 shares of Class A Common Stock, 750,000,000 shares of Class B Common Stock and 50,000,000 shares of Preferred Stock. As of August 4, 2008, (i) 46,122,309.50 shares of Class A Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 8,670,992 shares of Class A Common Stock remain for issuance as Restricted Shares or upon the exercise of Company Options issued under the Company Stock Plan, (iii) 25,825,328.50 shares of Class A Common Stock were held in the treasury of the Company, (iv) 91,778,717 shares of Class B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (v) no shares of Class B Common Stock were held in the treasury of the Company, and (vi) no shares of Preferred Stock were issued and outstanding. There are no bonds, debentures, notes or other indebtedness or securities of the Company or any Subsidiary that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Subsidiary may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company shall be issued or become outstanding after the date hereof other than shares of Class A Common Stock (not in excess of the amounts reserved therefor, as set forth above) upon exercise of Company Options to the extent outstanding as of the date hereof. Section 2.2(a) of the Company Disclosure Schedules sets forth a true and correct list, as of the date hereof, of all rights obligating the Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable or issuable for equity interests in, the Company or any of its Subsidiaries. Such list sets forth the name of each holder and the number of shares of Class A Common Stock subject to each such option or other security or interest, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such option or other security or interest. Immediately prior to the Closing Date, the Company shall deliver to NWC a schedule listing (i) all exercises, expirations and conversions of Company Options and issuances in satisfaction of Restricted Shares since the date hereof and (ii) all shares of Class A Common Stock subject to each remaining Company Option, or which may be issued in respect of Restricted Shares, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such security. No shares of Class A Common Stock are held by the Company or any of its Subsidiaries. All shares of Class A Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

(b) None of the Company or any of its Subsidiaries has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Class A Common Stock or any other capital stock or other securities of any of the Company or the Company’s Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person. All of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of its Subsidiaries (except with respect to investments held in any general account or separate account) owns, or has any Contract or other obligation to acquire, any equity securities or other securities of, or otherwise invest in, any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business, except for investments effected by the Company or any of its Subsidiaries in the ordinary course of business.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

Section 2.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. Upon the recommendation of the Special Committee, the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Company Board. The Company Stockholder Approval is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company other than the receipt of the Company Stockholder Approval are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution, and delivery by each of NWM, NWC and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Special Committee has (i) received the opinion of its financial advisor, Lazard Frères & Co. LLC (the “Financial Advisor”), dated August 6, 2008, to the effect that as of such date and subject to the qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of shares of Class A Common Stock entitled to payment thereof pursuant to Section 1.4(a), is fair, from a financial point of view, to such holders (the “Fairness Opinion”), and (ii) by unanimous vote of the Special Committee, at a meeting duly called and held prior to the execution of this Agreement: (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Mutual Group and its Affiliates); and (B) recommended this Agreement and the transactions contemplated by this Agreement, including the Merger, to the Company Board and the holders of shares of Company Common Stock for their adoption. Upon the recommendation of the Special Committee, the Company Board has determined that the Merger and this Agreement are advisable, fair to and in the best interests of the Company and its stockholders (other than the

Mutual Group and its Affiliates), approved and declared advisable the Merger and this Agreement and, subject to the provisions of Section 4.3, resolved to make the Company Recommendation and directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the certificates of incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries; (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound, except (in the case of clauses (ii) and (iii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of liens or the loss of benefits that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 2.4 Consents and Approvals. Except for (i) the filing with the SEC of a Schedule 13e-3, (ii) the filing with the SEC of the Proxy Statement, (iii) the Company Stockholder Approval, (iv) the filing of the Certificate of Merger as required by Delaware Law, (v) the filing of applications and notices with the applicable federal and state regulatory authorities governing insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder and (vi) the consents, notices and approvals set forth in Section 2.4 of the Company Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

Section 2.5 Absence of Certain Changes or Events. Since December 31, 2007, the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice, and there has not been:

(a) any change, event or condition that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock or Company Options or Restricted Shares;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock; or

(d) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (each, a “Participant”) of any loan or any increase in any type of compensation, benefits, perquisites or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of December 31, 2007, (B) any payment of any bonus to any Participant, except for bonuses paid in the ordinary course of business consistent with past practice, (C) any granting by the Company or any of its Subsidiaries to any Participant of any severance, change in control, termination or similar compensation, pay or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation, payor benefits or increases therein, except (x) as was required under any employment, severance or termination agreements in effect as of December 31, 2007, (y) in the ordinary course of business consistent with past practice in connection with new hires to replace departed employees and (z) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice, or (D) any entry by the Company or any of its Subsidiaries into, or any amendment of, (i) any material employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, and (ii) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement.

Section 2.6 Compliance with Applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have at all times complied with all applicable Laws, and are not in violation of, and have not received any notices of violation with respect to, any Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties.

Section 2.7 Broker’s Fees. Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has heretofore furnished to NWC a complete and correct copy of all agreements between the Company or any of its Subsidiaries and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

Section 2.8 Company Information. The Proxy Statement will not, at the date it is first mailed to shareholders of the Company or at the time of the Company Stockholders’ Meeting (other than with respect to any information supplied by the Mutual Group or Merger Sub for inclusion therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to NWC and Merger Sub, and the Company uses its reasonable best efforts, with the reasonable cooperation of NWC and Merger Sub, to prepare, file or disseminate updated information to the extent required by applicable Laws. The Company will cause the Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by the Mutual Group or Merger Sub specifically for inclusion therein.

Section 2.9 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the Delaware Law to the extent applicable) (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NWM, NWC AND MERGER SUB

Except as set forth in the NWC Disclosure Schedules, each of NWM, NWC and Merger Sub represents and warrants to the Company as follows:

Section 3.1 Corporate Organization, Standing and Power. Each of NWM, NWC and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of NWM, NWC and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify would not reasonably be expected to have an NWC Material Adverse Effect. NWC has furnished or made available to the Company a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of NWM, NWC and Merger Sub. Neither NWM, NWC nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

Section 3.2 Authority; No Violation.

(a) Each of NWM, NWC and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under the Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of each of NWM, NWC and Merger Sub. No other corporate proceedings on the part of NWM, NWC or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of NWM, NWC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of NWM, NWC and Merger Sub, enforceable against each of NWM, NWC and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement by NWM, NWC or Merger Sub, nor the consummation by NWM, NWC or Merger Sub of the transactions contemplated hereby, nor compliance by NWM, NWC or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of NWM, NWC or Merger Sub, (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to NWM, NWC and Merger Sub or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of NWM, NWC or Merger Sub under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which NWM, NWC or Merger Sub is a party, or by which they or any of their respective properties, assets or business activities may be bound, except (in the case of clauses (ii) and (iii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of liens or the loss of benefits that, either individually or in the aggregate, would not be an NWC Material Adverse Effect.

Section 3.3 Consents and Approvals. Except for (i) the filing with the SEC of the Schedule 13e-3 and the Proxy Statement and (ii) the consents, notices and approvals set forth in Section 3.3 of the NWC Disclosure

Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or third party on the part of NWM, NWC or Merger Sub are necessary in connection with the execution and delivery by NWM, NWC and Merger Sub of this Agreement and the consummation by NWM, NWC and Merger Sub of the Merger and the other transactions contemplated hereby.

Section 3.4 Disclosure Documents. None of the information supplied or to be supplied by the Mutual Group or Merger Sub in writing specifically for inclusion in the Schedule 13e-3 or the Proxy Statement will, at the date it is first mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by the Mutual Group and Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and NWM, NWC and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

Section 3.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the date hereof, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.6 Financing. As of the Closing Date, NWM will have and will make available to NWC and Merger Sub all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying of all of its fees and expenses relating to such transactions. Nothing contained in this Section 3.6 shall in any manner be deemed or construed to limit or modify the obligations of the parties to comply with Section 4.4.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or except as required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to preserve intact its present business organizations, maintain its rights and franchises, and maintain its relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with it, (c) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present and (d) take no action that would adversely affect or delay in any material respect the ability of either the Mutual Group or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

Section 4.2 Conduct of Business of the Company. Without limiting the generality of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as set forth in Section 4.2 of the Company Disclosure Schedules, except as expressly contemplated by this Agreement or except as required by applicable Laws, the Company shall not take, cause or permit any action prohibited by the terms of the Intercompany Agreement or any of the following, or allow, cause or permit any of its Subsidiaries to take, cause or permit any action prohibited by the terms of the Intercompany Agreement or any of the following, in each case, without the prior written consent of NWC, which consent shall not be unreasonably withheld or delayed:

(a) Enter into, renew or amend any material real property lease or material operating lease for personal property;

(b) Make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with NWC before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

(c) Except as may be required as a result of a change in Law, GAAP or SAP, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

(d) Except as may be required Law, GAAP or SAP, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business;

(e) Except in the ordinary course of business consistent with past practice, terminate, amend or modify (in any material respect), or waive any material provision of, any material Contract;

(f) Except for general agent agreements, marketing allowance agreements, master distribution agreements and registered representative agreements entered into in the ordinary course of business consistent with past practice, enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(g) Engage in the conduct of any new line of business or discontinue any existing line of business;

(h) Take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement;

(i)(i) Pay, declare or establish a record date for any dividend or make any other distribution other than in accordance with the Company’s past practice of declaring and paying quarterly dividends on Class A Common Stock only, and not to exceed the per share amount of the last quarterly dividend paid on Class A Common Stock in the amount of $0.29 per share or (ii) redeem, purchase or otherwise acquire any of its securities or any securities of its Subsidiaries;

(j)(i) Grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director of the Company or any of its Subsidiaries; (ii) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer, employee or consultant of the Company or any of its Subsidiaries; (iii) other than as required under applicable Law, adopt, enter into or amend any Company Benefit Plan; (iv) other than in the ordinary course of business consistent with past practice or as required under applicable Law, increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan; (v) other than in the ordinary course of business consistent with past practice or as required under applicable Law, enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vi) other than as required under applicable Law, enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vii) other than as required by any outstanding Company Benefit Plan, pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) except as provided in Section 1.7, grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any Company Option or Restricted Share or any other right to acquire Company Common Stock or other equity or voting securities of the Company or otherwise authorize cash payments in exchange for any of the foregoing; provided that the Company may amend or modify any Company Benefit Plan to avoid the possible imposition of taxes or penalties under Section 409A of the Code so long as such amendment or modification does not increase the cost to the Company under the applicable Company Benefit Plan;

(k) other than in the ordinary course of business consistent with past practice, settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $1,000,000; or

(l) Take, authorize, or agree in writing or otherwise to take or authorize, any of the actions prohibited in Sections 4.2(a) through (k).

Section 4.3 No Solicitation.

(a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with, or furnish any non-public information or data relating to the Company or its Subsidiaries to, any Third Party in connection with any Takeover Proposal or knowingly take any other action to facilitate any other inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Takeover Proposal, or (iii) except as permitted by Section 4.3(b) below, enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section 4.3 or any other provision hereof shall prohibit the Company, the Company Board or the Special Committee from (A) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to, or otherwise complying with, Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making any disclosure to the Company’s stockholders if the Company Board or the Special Committee determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to result in a violation of the Company Board’s or Special Committee’s exercise of its fiduciary duties to the holders of shares of Class A Common Stock or if such disclosure is otherwise required under applicable Law. Upon execution of this Agreement, the Company shall, and it shall use its reasonable best efforts to cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding two sentences by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 4.3(a) by the Company. Notwithstanding the foregoing, prior to the Approval Date, the Company may, in response to an unsolicited Takeover Proposal received by the Company which did not result from a breach of Section 4.3 and which the Special Committee determines in good faith, after consultation with outside counsel and financial advisors is or may reasonably lead to a Superior Proposal, furnish information concerning its business, properties or assets to any Person or group making such Takeover Proposal, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if such Person or group has submitted a Superior Proposal that is pending at the time the Company determines to take such action if, and only to the extent that and so long as, (A) the Company and its Subsidiaries are otherwise in compliance with Section 4.3 and, prior to furnishing such information to such Person, the Company receives from such Person an executed confidentiality agreement, and (B) in accordance with the following three sentences, the Company keeps NWC informed, on a current basis, of the status and details of any such discussions or negotiations as provided above. The Company will promptly (and in any event within two Business Days) notify NWC in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company’s response thereto (including whether any information has been provided by the Company pursuant to the foregoing sentence), and the Company will promptly communicate to NWC the material terms and conditions of any proposal, discussion, negotiation or inquiry that it may receive and the identity of the Person or group making such proposal or inquiring or engaging in such discussions or negotiations. The Company will keep NWC reasonably informed of the status and details of any such Takeover Proposal and any amendments or revisions thereto. The Company shall promptly provide to NWC any non-public information concerning the Company or any Company Subsidiary that is provided to the person making such Takeover Proposal or its representatives which was not previously provided to NWC.

As used in this Agreement, the following terms have the meanings set forth below:

“Superior Proposal” means an unsolicited bona fide written proposal by a Third Party to acquire, directly or indirectly, (i) more than 50% of the shares of Company Common Stock then outstanding, (ii) assets that constitute 50% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or (iii) more than 50% of the shares of the Class A Common Stock then outstanding, in each case, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, (A) on terms that the Special Committee determines in good faith (after consultation with its independent financial advisors) to be more favorable to the holders of the Class A Common Stock (other than Mutual Group and its Affiliates) from a financial point of view than the Merger and (B) that, in the good faith judgment of the Special Committee, is reasonably likely to be consummated, taking into consideration (with respect to both subsections (A) and (B) hereof) all financial, regulatory, legal and other aspects of such proposal.

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company or any of its Subsidiaries.

“Third Party” means any Person or group other than a Mutual Group member or Merger Sub, or any Subsidiary thereof.

(b) Except as set forth in this Section 4.3(b), neither the Company Board nor any committee thereof, including the Special Committee, shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Takeover Proposal or (iii) withdraw or modify in a manner adverse to NWC or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to NWC or Merger Sub, the approval or recommendation by the Company Board and the Special Committee of this Agreement or the Merger. Notwithstanding the foregoing provisions of this Section 4.3, prior to the Approval Date, the Special Committee and the Company Board may approve or recommend a Superior Proposal if at least three Business Days shall have passed following NWC’s receipt of written notice from the Company advising NWC that the Company has received such a Superior Proposal that it intends to approve or recommend, specifying all material terms and conditions of such Superior Proposal (including the identity of the person making the Superior Proposal and a copy of any proposed agreements with respect thereto), and NWC does not make an offer that the Special Committee shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, has caused such Takeover Proposal to cease constituting a Superior Proposal. In addition, notwithstanding the foregoing, if prior to the Approval Date the Special Committee or the Company Board determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Special Committee’s or the Company Board’s exercise of its fiduciary duties to the holders of shares of Class A Common Stock, the Special Committee and the Company Board may each withdraw or modify its recommendation of the Merger and this Agreement.

Section 4.4 Financing Assistance. From the date hereof until the Effective Time, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees and representatives to, provide all cooperation reasonably requested by NWC in connection with the arrangement of NWC’s financing of the Merger, such cooperation to include using reasonable best efforts to effect the actions set forth on Section 4.4 of the Company Disclosure Schedules (including obtaining any Governmental Consents in connection therewith); provided, however, (a) that nothing herein shall require cooperation to the extent it would unreasonably interfere with, or in any material manner impair, the business, operations or credit rating of the Company or its Subsidiaries (in the commercially reasonable judgment of the Company) and (b) the Company and its Subsidiaries shall not be required to (i) become subject to any obligations under any financing documents until immediately prior to the Effective Time so long as all conditions under Sections 6.1 and 6.3 have been satisfied at such time or (ii) effect any action set forth on Section 4.4 of the Company Disclosure Schedules (other than commencing the process to obtain the Governmental Consents referred to therein) that is not either (A) conditioned upon satisfaction of all conditions under Article VI or (B) terminable or voidable if this Agreement is terminated in accordance with its terms. NWC and NWM shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

Section 4.5 Conduct of Each Party. During the period from the date of this Agreement to the Effective Time, each of the Company, NWM, NWC and the Merger Sub shall not, and shall not permit any of their Subsidiaries or Affiliates to, take any action that would be reasonably likely to result in any condition set forth in Article VI not being satisfied or to prevent or materially delay the consummation of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Regulatory Matters.

(a) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable. As promptly as practicable after the date hereof, the Company, NWM, NWC and Merger Sub shall prepare and file with the SEC the Schedule 13e-3 and shall use their reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Schedule 13e-3 to be mailed to the Company’s stockholders as promptly as practicable. Notwithstanding the foregoing, prior to responding to any comments of the SEC or its staff, each of the Company, NWM, NWC and the Merger Sub shall (i) notify the other parties promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13e-3 or the Proxy Statement, as the case may be, or for additional information, (ii) provide the other parties with the proposed responses to the comments of the SEC or its staff for the other parties’ review, and (iii) reasonably respond to or incorporate the other parties’ comments. In addition, each of the Company, NWM, NWC and the Merger Sub will supply the other parties with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Schedule 13e-3 or the Proxy Statement, as the case may be, and the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Schedule 13e-3 or Proxy Statement, the Company, NWM, NWC and the Merger Sub shall as promptly as practicable prepare and mail to Company stockholders such an amendment or supplement, to the extent required by Law. The Company, NWM, NWC and the Merger Sub shall consult with each other (and reasonably respond to or incorporate the other parties’ comments) prior to mailing any Schedule 13e-3 or Proxy Statement, as the case may be, or any amendment or supplement thereto. The Company, NWM, NWC and the Merger Sub shall cooperate with each other in the preparation of the Schedule 13e-3 and Proxy Statement, as the case may be, or any amendments or supplements thereto.

(b) Subject to Section 5.1(d), each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Subject to applicable Laws relating to the exchange of information, the Company and NWC and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby and (ii) furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Merger. To the extent practicable, each party shall provide the other parties and their respective counsels with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other transactions contemplated hereby and to participate in the preparation for such discussion, telephone call or meeting.

(c) NWM, NWC and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Schedule 13e-3 and the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of NWM, NWC, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) NWM, NWC and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 5.2 Access to Information. Subject to applicable Laws relating to the sharing of information, the Company agrees to provide NWC, and the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of NWC, from time to time prior to the Effective Time or the termination of this Agreement, with reasonable access during normal business hours to such information as NWC shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside counsel) would result in the disclosure of any trade secrets of third Persons or violate any of the Company’s obligations with respect to confidentiality if the Company shall have used its reasonable efforts to obtain the consent of such third Person to such inspection or disclosure or (ii) to disclose any attorney-client privileged information of the Company or any of its Subsidiaries.

Section 5.3 Stockholder Approval.

(a) As promptly as practicable after the date hereof, the Company shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of the Company’s capital stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with NWC) as promptly as practicable after the mailing of the Proxy Statement. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws. Subject to Section 4.3(b), the Company shall include the Special Committee Recommendation and the Company Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from its stockholders entitled to vote thereon proxies to be voted at the Company Stockholders’ Meeting sufficient under applicable Laws to constitute the Company Stockholder Approval.

(b) NWC agrees to vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub Stock beneficially owned by it or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of Merger Sub at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

(c) NWM and NWC shall vote, or cause to be voted any shares of Company Common Stock beneficially owned by it or any member of the Mutual Group or with respect to which it or any such member has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof. With respect to such shares, each of NWM and NWC agrees that any action to adopt this Agreement shall be made only at a duly convened meeting of stockholders of the Company for such purpose and that neither NWM, NWC nor any member of the Mutual Group shall act by written consent in lieu of a meeting to adopt this Agreement or the transactions contemplated hereby.

(d) Prior to the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VII, as applicable, NWM and NWC shall not sell, assign, encumber or otherwise transfer (including any conversion of any shares of Class B Common Stock into shares of Class A Common Stock) any shares of Company Common Stock owned of record or beneficially by NWM, NWC or any other Subsidiary, other than encumbrances granted in the ordinary course of business consistent with past practices so long as no such encumbrances granted in the ordinary course shall restrain NWM, NWC or any Subsidiary thereof from voting any Company Common Stock as required under this Agreement.

Section 5.4 Public Disclosure. Unless otherwise permitted by this Agreement, NWM, NWC and the Company (a) shall consult with each other before it or any of its Subsidiaries issues any press release or otherwise makes any public statement or makes any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and (b) shall not issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Laws including applicable rules and regulations promulgated by the SEC, or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

Section 5.5 Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under Article VI. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby. The parties hereto shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement.

Section 5.6 Indemnification; Director and Officer Insurance.

(a) From and after the Effective Time, NWM shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Delaware Law, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries or arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby) and NWM shall, or shall cause the Surviving Corporation to, promptly advance to the Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by Delaware Law; provided that any determination that may be required to be made with respect to whether an Indemnified Party is entitled to indemnification under the Surviving Corporation’s or the Company’s by-laws shall be made by independent legal counsel selected by the Indemnified Party (and reasonably acceptable to NWC). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby; provided, further, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b) Prior to the Effective Time, NWM shall, or shall cause one of its Affiliates to, as of the Effective Time, obtain and fully pay the premium for the extension of the Company’s current directors and officers (as defined to mean those persons insured under such policy) insurance and indemnification policies (including the Side A coverage), for a period of not less than six years after the Effective Time, that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier as of the Effective Time with respect to directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If NWM and its Affiliates are unable to obtain such “tail” insurance policies as of the Effective Time, NWM shall, or shall cause one of its Affiliates, as of the Effective Time to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or NWM shall, or shall cause one of its Affiliates to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that neither NWM nor its Affiliates shall be required to pay an annual premium for the D&O Insurance in excess of 200% of the current annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 5.6 shall be in addition to any rights such individual may have under the certificate of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under the Delaware Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.7 Notice of Changes. Subject to applicable Law, the Company, on the one hand, and NWM and NWC, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between NWM, NWC or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to NWC of any change, fact or condition, that would reasonably be expected to result in a Company Material Adverse Effect or of any failure of any condition to NWC’s obligations to effect the Merger, and NWC shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in an NWC Material Adverse Effect or that is reasonably likely to result in a failure of any condition to the Company’s obligations to effect the Merger.

Section 5.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the parties hereto, the Company, the Company Board and the Special Committee shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 5.9 Continuation of the Special Committee. Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, NWM, NWC and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors who are not members of the Special Committee) and, should all the members of the Special Committee cease to so serve, NWM, NWC or Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company who constitutes an “independent” director under the applicable New York Stock Exchange rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

Section 5.10 Employee Benefits. (a) From the Effective Time until December 31, 2009, NWM shall provide, or shall cause to be provided, to all employees of the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to similarly situated employees of NWM from time to time.

(b) NWM shall honor, or cause to be honored, all benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries.

(c) From and after the Effective Time, NWM shall cause each compensation and/or benefit plan, program, agreement or arrangement in which Continuing Employees are eligible to participate after the Effective Time to take into account for purposes of eligibility and vesting the service of such Continuing Employees with the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time to the same extent as such service was credited generally for such purpose by the compensation and/or benefit plans, programs, agreements and arrangements maintained by the Company or its Subsidiaries; provided that nothing herein shall require or result in the duplication of benefits provided to any such Continuing Employees.

(d) Except as otherwise provided in this Section 5.10, nothing contained in this Section 5.10 shall be interpreted as preventing NWM from (i) amending, modifying or terminating any compensation and/or benefit plan, program, agreement or arrangement or any other contract, agreement or commitment of the Company or any of its Subsidiaries in accordance with its terms and applicable Law or (ii) terminating the employment of any Continuing Employee following the Effective Time, with benefits provided in accordance with the terms of any relevant compensation and/or benefit plans, programs, agreements or arrangements in effect at the time of such termination.

(e) The provisions of Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including employees of the Company), other than the parties hereto and their permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to matters provided for in this Section 5.10) under or by reason of any provision of this Agreement.

Section 5.11 Intercompany Agreement. NWM and NWC each agrees not to enforce its rights or bring any claims under Section 3.1(xii) of the Intercompany Agreement based on the formation of the Special Committee or any action taken by the Company or the Company Board that is permitted under Section  5.9.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the Company, NWM, NWC and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law or order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

(c) Governmental Consents. The Governmental Consents set forth on Section 6.1(c) of the Company Disclosure Schedules shall have been made or obtained.

Section 6.2 Conditions to Obligations of NWM, NWC and Merger Sub. The obligations of each of NWM, NWC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by NWC at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that notwithstanding the preceding, the representations and warranties of the Company contained in Sections 2.2(a) and (b) and Sections 2.3(a) and (b) shall be true and correct in all respects.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. NWC shall have received a certificate of the Company, dated as of the Closing Date, signed by the president of the Company to evidence satisfaction of the conditions set forth in Sections 6.2(a) and (b).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of NWM, NWC and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have an NWC Material Adverse Effect.

(b) Performance of Obligations of NWM, NWC and Merger Sub. Each of NWM, NWC and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or NWC Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of each of NWM, NWC and Merger Sub, dated as of the Closing Date, signed by an executive officer of NWM, NWC and Merger Sub, as the case may be, to evidence satisfaction of the conditions set forth in Sections 6.3(a) and (b).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. Whether before or (except as set forth below) after the receipt of the Company Stockholder Approval, this Agreement may be terminated:

(a) by mutual written consent duly authorized by the Special Committee and NWC at any time prior to the Effective Time;

(b) by NWC or the Company if the Effective Time shall not have occurred on or before the date that is the nine-month anniversary of the execution of this Agreement (the “Outside Date”); provided, however, that a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and not cured such breach by the Outside Date shall not be entitled to exercise its right to terminate under this Section 7.1(b); provided, further, however, that, if, on the Outside Date, the condition to the Closing set forth in Section 6.1(c) has not been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to the date that is the one-year anniversary of this Agreement, and such date shall become the Outside Date for purposes of this Agreement;

(c) by NWC or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable, provided that the terminating party has performed its obligations under this Agreement;

(d) by NWC or the Company if, upon a vote at a duly held Company Stockholders’ Meeting or postponement or adjournment thereof, the Company Stockholder Approval shall not have been obtained, as contemplated by Section 5.3;

(e) by NWC, (i) upon a material breach by the Company or any of its Subsidiaries of Section 4.3 hereof, or (ii) upon a breach of any other representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case set forth in this clause (ii) such that the conditions set forth in Section 6.1 and 6.2, as the case may be, would be incapable of being satisfied by the Outside Date;

(f) by NWC, if (i) prior to the approval of this Agreement at the Company Stockholder Meeting, the Company Board or the Special Committee shall have withdrawn or modified the Company Recommendation or the Special Committee Recommendation, as the case may be, in any manner adverse to NWC or (ii) the Company Board or the Special Committee, as the case may be, shall have resolved to make such withdrawal or modification;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of NWC, NWM or Merger Sub set forth in this Agreement, or if any representation or warranty of NWC, NWM or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.1 and 6.3, as the case may be, would be incapable of being satisfied by the Outside Date; or

(h) by the Company, if the Company Board or the Special Committee shall have (i) otherwise fully complied with the terms of this Agreement, including pursuant to Section 4.3 (including without limitation the notice required therein) and (ii) approved or recommended a Superior Proposal.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of NWM, NWC, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 5.4 (Public Disclosure), Section 7.3 (Expenses), Section 8.1 (Certain Defined Terms), Section 9.8 (Governing Law; Jurisdiction), this Section 7.2 and the first sentence of Section 9.1 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

Section 7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense provided, however, that the costs and expenses of printing and mailing the Proxy Statement and the Schedule 13e-3, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by NWM and the Company.

Section 7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided the Company may not make an amendment subsequent to adoption of the Agreement by the stockholders of the Company, without the further consent of the stockholders, if such amendment (i) alters or changes the certificate of incorporation of the Surviving Corporation or the amount or kind of consideration to be received by the holders of the shares of Class A Common Stock, (ii) alters or changes any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of shares of Class A Common Stock or (iii) requires approval of the stockholders of the Company in accordance with Delaware Law or the rules and regulations of the New York Stock Exchange.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

DEFINITIONS

Section 8.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning stated in the preamble to this document.

“Approval Date” shall mean the date on which the Company Stockholder Approval is obtained.

“Book-Entry Shares” shall have the meaning stated in Section 1.13(a).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York are authorized or required by Law to be closed.

“Certificate of Merger” shall mean the certificate of merger in the form mutually agreed to by NWC and the Company, as required by and executed in accordance with Section 251 of Delaware Law.

“Certificates” shall have the meaning stated in Section 1.13(a).

“Class A Common Stock” shall mean the Class A common stock, par value $.01 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $.01 per share, of the Company.

“Closing” shall mean the consummation of the Merger.

“Closing Date” shall have the meaning stated in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning stated in the preamble to this document.

“Company Benefit Plan” shall mean (A) each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity compensation, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability, and (B) each change of control agreement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

“Company Board” shall have the meaning stated in the recitals to this document.

“Company Charter Documents” shall have the meaning stated in Section 2.1.

“Company Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

“Company Disclosure Schedules” shall mean the disclosure schedules dated the date hereof delivered by the Company to NWC.

“Company Dissenting Shares” shall have the meaning stated in Section 1.6(a).

“Company Material Adverse Effect” shall mean any event, change, circumstance or effect that: (i) is materially adverse to the business, operations, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) prevents, impedes or materially delays the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; other than, in the case of clause (i), any such event, change, circumstance or effect to the extent resulting from (1) any event, change, circumstance or effect generally affecting the industries in which the Company or its Subsidiaries operate; (2) general economic or political conditions in the United States; (3) any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of the Mutual Group; (4) any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity; (5) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume; (6) a material worsening of current conditions caused by an act of terrorism or war (whether or not declared) occurring after the date of this Agreement; (7) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent in magnitude with prior years; (8) any loss of, or adverse change in, the relationship of the Company with its customers or agents primarily caused by the pendency or the announcement of the transactions contemplated by this Agreement; (9) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions; (10) changes in GAAP, SAP or applicable Law after the date hereof; or (11) any downgrade in the rating accorded the Company or any of its Subsidiaries by any ratings agency, or any change in outlook with respect to, suspension or withdrawal of or other adverse action with respect to, the rating accorded the Company or any of its Subsidiaries by any ratings agency, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any such change; except in each of case (1), (2), (6) and (10) to the extent the Company or its Subsidiaries are affected in a disproportionate manner as compared to other companies in the industries in which the Company or its Subsidiaries operate.

“Company Option” shall mean an option for the purchase of any shares of Class A Common Stock or any securities representing the right to purchase or otherwise receive any shares of Class A Common Stock, in each case outstanding under the Company Stock Plan; and for the avoidance of doubt, Restricted Shares shall not be considered to be Company Options.

“Company Recommendation” shall mean the recommendation of the Company Board that the stockholders of the Company adopt this Agreement.

“Company Representatives” shall have the meaning stated in Section 4.3(a).

“Company SEC Documents” shall mean (i) the Annual Reports on Form 10-K, if any, for each fiscal year of the Company beginning on or after December 31, 2006, (ii) the Quarterly Reports on Form 10-Q, if any, of the Company for each of the first three fiscal quarters in the fiscal years of the Company beginning on or after December 31, 2006, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2006, (iv) all Current Reports on Form 8-K filed by the Company since December 31, 2006 and (v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to NWC pursuant to this definition), including all amendments to any of the foregoing, filed or submitted or required to be filed or submitted by the Company with the SEC since December 31, 2006.

“Company Stock Plan” shall mean the Fourth Amended and Restated Nationwide Financial Services, Inc. 1996 Long-Term Equity Plan.

“Company Stockholder Approval” shall mean the affirmative vote of holders of a majority of the outstanding voting power of the Company Common Stock, voting together without regard to class, to adopt this Agreement.

“Company Stockholders’ Meeting” shall have the meaning described in Section 5.3(a).

“Continuing Employees” shall have the meaning stated in Section 5.10(a).

“Contract” means any written or oral contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement.

“D&O Insurance” shall have the meaning stated in Section 5.6(b).

“Deferred Compensation Plans” shall have the meaning stated in Section 1.7(f).

“Delaware Law” shall mean the Delaware General Corporation Law.

“Director Deferred Compensation Plan” shall have the meaning stated in Section 1.7(e).

“Director Stock Plan” shall have the meaning stated in Section 1.7(e).

“Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company selected by NWC and reasonably acceptable to the Company.

“Exchange Fund” shall mean the cash deposited by NWM, NWC or Merger Sub with the Exchange Agent pursuant to Section 1.12.

“Fairness Opinion” shall have the meaning stated in Section 2.3(b).

“Financial Advisor” shall have the meaning stated in Section 2.3(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” means all notices, reports, and other filings required to be made prior to the Effective Time by the Company or NWC or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or NWM, NWC or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

“Governmental Entity” shall mean any foreign, federal, state or local court, administrative agency, board or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any self-regulatory authority.

“Indemnified Parties” shall have the meaning stated in Section 5.6(a).

“Intercompany Agreement” shall mean the Intercompany Agreement dated March 10, 1997, among NWM, NWC and the Company, as amended.

“Law” or “Laws” means all federal, state, local and foreign laws, statutes, codes, rules, regulations and ordinances of any Governmental Entity and any rules and regulations of any national stock exchange.

“Lien” shall mean any lien, claim, charge, option, encroachment, covenant, condition, easement, right of way, equitable interest, encumbrance, mortgage, deed of trust, pledge or security interest or other restrictions of any kind.

“Merger” shall have the meaning stated in the recitals to this document.

“Merger Consideration” shall have the meaning stated in Section 1.4(a).

“Merger Sub” shall have the meaning stated in the preamble to this document.

“Mutual Group” shall mean NWM, NWC and Nationwide Mutual Fire Insurance Company, an Ohio mutual insurance company.

“NWC” shall have the meaning stated in the preamble to this document.

“NWC Disclosure Schedules” shall mean the disclosure schedules, dated the date hereof, delivered by NWC to the Company with reference to the specific Section of this Agreement to which each disclosure relates.

“NWC Material Adverse Effect” shall mean any event, change, circumstance or effect that does, or would be reasonably likely to, prevent NWM, NWC or Merger Sub from consummating, or materially delay, the Merger and the other transactions contemplated hereby, or to impair the legality or validity of this Agreement.

“NWM” shall have the meaning stated in the preamble to this document.

“Outside Date” shall have the meaning stated in Section 7.1(b).

“Participant” shall have the meaning stated in Section 2.5(d).

“Person” shall mean any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Preferred Stock” shall mean the preferred stock, par value $.01 per share, of the Company.

“Proxy Statement” shall mean a definitive proxy statement relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby.

“Restricted Shares” shall have the meaning stated in Section 1.7(b).

“SAP” shall mean statutory accounting principles or practices required or permitted by National Association of Insurance Commissioners and by the appropriate insurance department of the jurisdiction of domicile of each insurance subsidiary of the Company.

“Schedule 13e-3” means a Schedule 13e-3, including any amendment or supplement thereto, as defined in the Exchange Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“Special Committee” shall have the meaning stated in the recitals to this document.

“Special Committee Recommendation” shall mean the recommendation of the Special Committee (i) to the Company Board that it approve and adopt this Agreement and (ii) to the holders of shares of Class A Common Stock (other than Mutual Group and its Affiliates) that they adopt this Agreement.

“Subsidiary” shall mean with respect to any Person any corporation, partnership, limited liability company, joint venture or other entity in which such Person or any Subsidiary of such Person owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner or managing member.

“Superior Proposal” shall have the meaning stated in Section 4.3(a).

“Surviving Corporation” shall mean the entity into which Merger Sub has merged, following the Effective Time.

“Takeover Proposal” shall have the meaning stated in Section 4.3(a).

“Takeover Statute” shall have the meaning stated in Section 2.9.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Third Party” shall have the meaning stated in Section 4.3(a).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. The representations and warranties set forth in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. This Section 9.1 shall not affect any covenant or obligation of the parties that by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered to the parties by a nationally recognized overnight courier service at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to NWM or NWC, to:

Nationwide Mutual Insurance Company
One Nationwide Plaza, 1-38-16
Columbus, Ohio 43215
Attention: Chief Legal and Governance Officer
Facsimile: (614) 677-5128

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Lyle G. Ganske, Esq.
Facsimile: (216) 579-0212

and

(b)	if to the Company or to the Special Committee, to:

The Special Committee of the Board of Directors of
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215
Attention: General Counsel
Facsimile: (614) 249-9071

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Thomas A. Cole, Esq.
Facsimile: (312) 853-7036

Section 9.3 Interpretation. When a reference is made in this Agreement to Exhibits, Company Disclosure Schedules or the NWC Disclosure Schedules, such reference shall be to an Exhibit, Company Disclosure Schedules or NWC Disclosure Schedules to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits, the schedules, including the Company Disclosure Schedules and the NWC Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NWM, NWC AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, (provided, however, that NWC may designate, by written notice to the Company, another Subsidiary of NWC to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation, so long as such designation would not reasonably be expected to have an NWC Material Adverse Effect or otherwise materially impede the rights of the holders of Class A Common Stock under this Agreement). Any purported assignment in violation of this Agreement will be void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.7 Third Party Beneficiaries. Except as set forth in Section 5.6 (Indemnification; Director and Officer Insurance), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any federal court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

Section 9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 9.10 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 9.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 9.13 Obligations of NWM and of the Company. Whenever this Agreement requires a Subsidiary of NWM to take any action, such requirement shall be deemed to include an undertaking on the part of NWM to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

IN WITNESS WHEREOF, NWM, NWC, Merger Sub and the Company have caused this Agreement to be duly executed by their respective officers as of the date first above written.

NATIONWIDE FINANCIAL SERVICES, INC.

By:	/s/ Mark R. Thresher
Name:	Mark R. Thresher
Title:	President and Chief Operating Officer

NATIONWIDE MUTUAL INSURANCE COMPANY

By:	/s/ Lawrence A. Hilsheimer
Name:	Lawrence A. Hilsheimer
Title:	Executive Vice President—Chief Financial Officer

NATIONWIDE CORPORATION

By:	/s/ Lawrence A. Hilsheimer
Name:	Lawrence A. Hilsheimer
Title:	Executive Vice President—Chief Financial Officer

NWM MERGER SUB, INC.

By:	/s/ Harry Hallowell
Name:	Harry Hallowell
Title:	Treasurer

Annex B

Opinion of Lazard Frères & Co. LLC

August 6, 2008

Special Committee of the Board of Directors

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, OH 43215

Dear Members of the Special Committee:

We understand that Nationwide Financial Services, Inc., a Delaware corporation (the “Company”), Nationwide Mutual Insurance Company, an Ohio mutual insurance company (“NWM”), Nationwide Corporation, an Ohio corporation (“NWC”), and NWM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NWC (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”). We understand that as a result of the Merger, among other things, each share of the Company’s Class A common stock, par value $.01 per share (the “Class A Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than any shares of Class A Common Stock (i) owned by NWM, NWC or Nationwide Mutual Fire Insurance Company (collectively, the “Mutual Group”), (ii) owned by Merger Sub, (iii) owned by the Company or any of its wholly-owned subsidiaries, or (iv) owned by any holder who has neither voted in favor of the Merger or consented thereto in writing and who shall have demanded in writing appraisal for such shares in accordance with Delaware law (the shares of Class A Common Stock referred to in the foregoing clauses (i) through (iv) being the “Excluded Shares”), shall be automatically converted into the right to receive $52.25 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Merger Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of shares of Class A Common Stock (other than holders of Excluded Shares) of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the draft, dated August 4, 2008, of the Merger Agreement (the “Draft Merger Agreement”);

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to the business and prospects of the Company;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii) Reviewed the historical stock prices and trading volumes of the Class A Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. At your request, we have also used, and relied upon the accuracy and completeness of information contained in the actuarial report, dated June 3, 2008, and updated on July 21, 2008, prepared for the Special Committee by Milliman, Inc., and have not assumed responsibility for independently verifying, and have not independently verified, any such information.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Class A Common Stock may trade at any time subsequent to the announcement of the Merger.

In rendering our opinion, we have assumed, with your consent, that the Merger Agreement will be identical in all material respects to the Draft Merger Agreement reviewed by us and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We have further assumed that obtaining the necessary regulatory approvals and contractual consents for the Merger will not have an adverse effect on the Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Special Committee has obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein). In addition, we express no opinion about the fairness of the amount or nature of, or any other aspect of, the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration or otherwise.

Lazard Freres & Co. LLC (“Lazard”) is acting as investment banker to the Special Committee in connection with the Merger and will receive a fee for its services, a substantial portion of which is payable upon the rendering of this opinion and a further substantial portion of which is payable upon consummation of the Merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company and members of the Mutual Group for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Class A Common Stock or any business combination or other transaction involving the Company. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger.

Our engagement and the opinion expressed herein (which has been approved by our opinion committee) are for the benefit of the Special Committee of the Company’s Board of Directors in connection with its consideration of the Merger. Our opinion is not intended to and does not constitute a recommendation to any holder of shares of Class A Common Stock as to how such holder should vote or act with respect to the Merger or any matter relating thereto. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Class A Common Stock (other than holders of Excluded Shares) in the Merger is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Albert H. Garner

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal

Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.

Annex D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONWIDE FINANCIAL SERVICES, INC.

1.	The name of the corporation is: Nationwide Financial Services, Inc. (the “Company”).

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the Company shall have authority to issue is: One Hundred (100) shares of common stock, with a par value of $0.01 per share.

5.	The Company shall have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company shall have the power to adopt, amend and/or repeal the Bylaws of the Company.

7.	No director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

D-1

NATIONWIDE FINANCIAL SERVICES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NATIONWIDE FINANCIAL SERVICES, INC.

The undersigned hereby constitutes and appoints Carrie Ann Hall, Denise L. Skingle and Robert W. Horner III, each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Nationwide Financial Services, Inc. (“NFS”) that the undersigned may be entitled to vote at the Special Meeting of Shareholders of NFS, to be held at One Nationwide Plaza, Columbus, Ohio, on                     , 2008, at                          .M. Eastern Time, and at any adjournments thereof, as follows:

(Continued, and to be marked, dated and signed, on the other side)
SEE REVERSE SIDE

Address Change (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card ▲

SPECIAL MEETING OF SHAREHOLDERS OF
NATIONWIDE FINANCIAL SERVICES, INC.
, 2008
.M. Eastern Time
One Nationwide Plaza Columbus, Ohio

AGENDA

TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 6, 2008, AMONG NATIONWIDE CORPORATION, NATIONWIDE MUTUAL INSURANCE COMPANY, NWM MERGER SUB, INC. AND NATIONWIDE FINANCIAL SERVICES, INC. (“NFS”), PURSUANT TO WHICH EACH OUTSTANDING SHARE OF COMMON STOCK OF NFS (OTHER THAN SHARES HELD BY NATIONWIDE CORPORATION, NATIONWIDE MUTUAL INSURANCE COMPANY, NATIONWIDE MUTUAL FIRE INSURANCE COMPANY, NWM MERGER SUB, INC., NFS OR ANY WHOLLY-OWNED SUBSIDIARY OF NFS AND DISSENTING SHARES) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $52.25 IN CASH.

A vote FOR proposal 1 is recommended by the Board of Directors.	Mark Here for Address Change	☐

PLEASE SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN
1.

To approve and adopt the Agreement and Plan of Merger, dated as of August 6, 2008, among Nationwide Corporation, Nationwide Mutual Insurance Company, NWM Merger Sub, Inc. and Nationwide Financial Services, Inc. (“NFS”), pursuant to which each outstanding share of common stock of NFS (other than shares held by Nationwide Corporation, Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, NWM Merger Sub, Inc., NFS or any wholly-owned subsidiary of NFS and dissenting shares) will be converted into the right to receive $52.25 in cash.

	☐	☐	☐

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR proposal 1.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement, each dated                 , 2008.

This proxy should be dated and signed by the shareholder exactly as his or her name appears herein and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  Detach here from proxy voting card  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time

on                 , 2008.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/nfs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1- 866- 540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you are acknowledging receipt of the Notice of Special Meeting of Shareholders and the

Proxy Statement, each dated                 , 2008.

You do NOT need to mail back your proxy card.

If you wish to attend the Special Meeting of Shareholders, you will need to present your proxy card or other proof of share ownership , such as a statement from your broker, and valid photo identification in order to gain admittance.

You can view the Proxy Statement on the Internet at www.nationwidefinancial.com